UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CATALENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

catalent.com

September     , 2017

Fellow Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Catalent, Inc. to be held at 8:30 a.m. on Thursday, November 2, 2017 at the company’s headquarters, 14 Schoolhouse Road, Somerset, New Jersey.

At the Annual Meeting, shareholders will vote on a number of important proposals. Please take the time to read each of the proposals, which we describe in our Proxy Statement for the Annual Meeting. We will primarily use the internet to furnish to shareholders our Proxy Statement and other proxy materials, including our form of ballot. We believe using the internet to distribute our proxy materials expedites shareholders’ receipt of the materials, lowers the costs of the Annual Meeting, and conserves natural resources. We are sending a Notice of Internet Availability of Proxy Materials on or about September     , 2017 to our shareholders of record as of the close of business on September 6, 2017. The notice contains instructions concerning how to access our Proxy Statement and 2017 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the Notice.

Your vote is important. You may vote in person at the Annual Meeting, by proxy on the internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your support of Catalent.

Sincerely yours,

John Chiminski

Chair of the Board, President and

Chief Executive Officer

Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

catalent.com

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Thursday, November 2, 2017 at 8:30 a.m.

PLACE:	Catalent, Inc.
14 Schoolhouse Road
Somerset, New Jersey

ITEMS OF BUSINESS:

•	Elect three members of the Board of Directors named in the Proxy Statement, each for a term of three years;
•	Ratify the appointment of Ernst & Young LLP as the independent auditor for 2018;
•	Conduct an advisory and non-binding vote to approve our executive compensation (“say-on-pay”);
•	Approve an amendment of our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for shareholders to amend our bylaws;
•	Approve an amendment of our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for shareholders to remove directors for cause;
•	Approve an amendment of our Amended and Restated Certificate of Incorporation to eliminate obsolete provisions and make other non-substantive and conforming changes; and
•	Consider other business as may properly come before the Annual Meeting.

RECORD DATE:	Only shareholders of record at the close of business on September 6, 2017 will be entitled to attend and vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

You may obtain this 2017 Proxy Statement and our 2017 Annual Report at www.proxyvote.com.

By order of the Board of Directors,

Steven L. Fasman

Senior Vice President, General Counsel & Corporate Secretary

September     , 2017

Your vote is important. Review your Proxy Statement and vote in one of four ways:

REPORT OF THE COMPENSATION COMMITTEE	74

EXECUTIVE COMPENSATION TABLES	75

FISCAL 2017 SUMMARY COMPENSATION TABLE	76

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS TABLE	81

FISCAL 2017 OUTSTANDING EQUITY-BASED AWARDS AT YEAR-END TABLE	83

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED TABLE	87

FISCAL 2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE	88

FISCAL 2017 POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE OF CONTROL TABLES	91

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR FISCAL 2018	96

REPORT OF THE AUDIT COMMITTEE	98

PROPOSAL 3 - ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)	99

PROPOSAL 4 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENT FOR SHAREHOLDERS TO AMEND OUR BYLAWS	100

PROPOSAL 5 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENT FOR SHAREHOLDERS TO REMOVE DIRECTORS FOR CAUSE	102

PROPOSAL 6 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE OBSOLETE PROVISIONS AND MAKE OTHER NON-SUBSTANTIVE AND CONFORMING CHANGES	104

INFORMATION ABOUT 2018 ANNUAL MEETING	106

APPENDIX A: NON-GAAP FINANCIAL MEASURES	A-1

APPENDIX B: PROPOSED SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CATALENT, INC.	B-1

CATALENT 2017 PROXY STATEMENT	i

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement, which is first being sent or made available to shareholders on or about September     , 2017. As it is only a summary, please review the complete Proxy Statement and our 2017 Annual Report before you vote.

2017 FINANCIAL PERFORMANCE HIGHLIGHTS

The following summary of our financial results for the year ended June 30, 2017 (which we often call “fiscal 2017” in this Proxy Statement) highlights our progress in growing our business. In fiscal 2017, we delivered another strong year from a revenue perspective, recording revenue growth of 15% in constant currency(1) compared to the prior fiscal year, with growth across all three of our reporting segments. Softgel Technologies, our core long-cycle segment, grew revenue 12% at constant currency, with particular strength across the consumer health side of the business. We recorded constant currency revenue growth of 16% in our Drug Delivery Solutions segment, which includes our modified release offerings, our sterile offerings and our fast-growing biologics business. And our short-cycle Clinical Supply Services segment grew revenue by 20% in constant currency and continues to be the fastest growing segment in the portfolio.

Highlights of our fiscal 2017 performance are as follows:

•	Revenue of $2,075.4 million compared to $1,848.1 million in the prior year, showing growth of 12% as reported and 15% on a constant-currency basis
•	Net earnings of $109.8 million, or $0.87 per diluted share, compared to net earnings of $111.5 million, or $0.89 per diluted share, in the prior year
•	Adjusted EBITDA of $450.0 million, or $468.9 million on a constant-currency basis (2)
•	Recorded a net leverage ratio of 4.0x, and an interest coverage ratio of 5.0x
•	Generated a shareholder return of 71% for those who invested at the initial public offering (the “IPO”) in July 2014
•	Completed two acquisitions, one based in the U.S. and one based in Canada, which have been integrated in our Drug Delivery Solutions and Softgel Technologies segments, respectively.
•	Continued to reinvest a significant portion of our free cash flow in attractive, strategic, growth-driving assets

(1)	Amounts at “constant currency,” or constant exchange rates, assume that exchange rates from foreign currencies into the U.S. dollar, the currency in which we report our financial results, did not fluctuate from those used to calculate the corresponding fiscal 2016 amounts. Percent change at constant currency is a financial reporting measure not prepared in accordance with generally accepted accounting principles (“non-GAAP”). For a further discussion of this measure, please see the Appendix entitled “Non-GAAP Financial Measures,” beginning on page A-1.
(2)	For an explanation of how we determine Adjusted EBITDA and how this non-GAAP financial measure reconciles to our reported results, please see the Appendix entitled “Non-GAAP Financial Measures,” beginning on page A-1.

CATALENT 2017 PROXY STATEMENT	1

EXECUTIVE COMPENSATION

For fiscal 2017, 84% of the target total direct compensation of our Chief Executive Officer (“CEO”) consisted of variable pay—pay that is either performance-based or tied to the price of our common stock—and 59% of his target compensation consisted of long-term equity awards. For our other executive officers discussed in this Proxy Statement (our “Named Executive Officers” or “NEOs”), an average of 65% of their target total direct compensation was variable pay. The following charts illustrate the compensation pay ratio for our CEO and NEOs. These charts do not include other compensation, pension values and nonqualified deferred compensation earnings, which are shown in the Summary Compensation Table in this Proxy Statement.

The allocation of variable compensation for our CEO and other NEOs aligns with our compensation philosophy of motivating our executive officers to achieve our overall performance objectives in the short term and to grow the business to create long-term value for our shareholders. The following table provides highlights of the compensation of our CEO and other NEOs in 2017 as reported in the 2017 Summary Compensation Table in this Proxy Statement. For the complete details of compensation, please review the entire Proxy Statement.

2	CATALENT 2017 PROXY STATEMENT

2017 EXECUTIVE COMPENSATION HIGHLIGHTS

Name	Base Salary ($)	Management Incentive Plan (MIP) (Annual Bonus) ($)	Long-Term Incentive Plan (LTIP) ($)	All Other Compensation ($)	Total Compensation ($)
John Chiminski	975,000	1,698,750	3,600,078	52,787	6,326,615
Matthew Walsh	675,000	580,922	675,040	41,462	1,972,424
Barry Littlejohns	448,571	355,559	440,026	22,664	1,266,820
William Downie	365,333	306,156	413,632	781,171	1,866,292
Steven Fasman	550,000	485,719	550,048	8,285	1,594,052
Sharon Johnson*	368,857	292,530	903,750	524,097	2,089,234

* Ms. Johnson’s employment with the company ended on June 30, 2017. As part of her severance, our Compensation and Leadership Committee (the “Compensation Committee”) approved the ordinary course vesting of incentive compensation granted to her in fiscal 2017 and prior years and scheduled to vest up to August 27, 2017, which modification had a fair value of approximately $480,580 as of the date of approval. This amount is included in the amount reported in the Long-Term Incentive Plan (LTIP) column.

At the 2016 Annual Meeting, our shareholders voted 99.4% in favor of our say-on-pay proposal, demonstrating their concurrence that our executive compensation program reflects a pay-for-performance philosophy.

CATALENT 2017 PROXY STATEMENT	3

CORPORATE GOVERNANCE

We have in place what we believe are strong corporate governance standards and practices to assure effective management by our executives and oversight by our Board of Directors. We are committed to good governance because it promotes the long-term interests of shareholders, as well as accountability and trust in us. Highlights of our corporate governance standards and practices include the following:

Corporate Governance Highlights
✓	Majority-independent Board of Directors	✓	Annual Board and Committee Self-Evaluation
✓	Corporate Governance Guidelines	✓	Annual CEO Evaluation
✓	Regular Meetings of Committees	✓	Director Stock Ownership Goals
✓	Lead Director Requirement	✓	Limits on Director “Overboarding”
✓	Independent Committee Chairs and Members	✓	Executive Stock Ownership Goals
✓	Securities Trading Policy	✓	Continuity Planning
✓	Emphasize Pay-for-Performance	✓	Board-approved Modern Slavery Statement
✓	Board-approved Quality and Regulatory Compliance Committee	✓	Board-approved Code of Ethics, Known as Our “Standards of Business Conduct,” Applicable to All Employees, Officers, and Directors
✓	Resignation policy in uncontested elections	✓	Shareholder Proxy Access

ANNUAL MEETING

Time and Date	Thursday, November 2, 2017, at 8:30 a.m.
Place	Catalent, Inc. 14 Schoolhouse Road Somerset, New Jersey
Record Date	Close of business on September 6, 2017.
Voting	Only shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
Admission	We do not require tickets for admission to the Annual Meeting, but we do limit attendance to shareholders on the record date or their proxy holders. Please bring proof of your common share ownership, such as a current brokerage statement, the 16-digit number included on your proxy card or Notice of Internet Availability, and valid government-issued photo identification.

4	CATALENT 2017 PROXY STATEMENT

ANNUAL MEETING PROPOSALS

Proposal	Description	Board Vote Recommendation	Page Number Reference
1	Elect Three Members of Our Board of Directors	FOR	12
2	Ratification of Appointment of Independent Auditor for Fiscal 2018	FOR	95
3	Advisory Vote on the Approval of Executive Compensation (Say-on-Pay)	FOR	98
4	Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Amend our Bylaws	FOR	99
5	Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Remove Directors For Cause	FOR	101
6	Amendment of Amended and Restated Certificate of Incorporation to Eliminate Obsolete Provisions and Make Other Non-Substantive and Conforming Changes	FOR	103

CATALENT 2017 PROXY STATEMENT	5

ANNUAL MEETING, VOTING, AND PROCEDURES

ANNUAL MEETING INFORMATION

We are making this proxy statement available to our shareholders in connection with the solicitation of proxies by the Board of Directors for our 2017 Annual Meeting of Shareholders. We are holding our 2017 Annual Meeting of Shareholders at 8:30 a.m. on Thursday, November 2, 2017 at our corporate headquarters located at 14 Schoolhouse Road, Somerset, New Jersey. You may obtain directions from our Corporate Secretary (address on page 26).

We do not require tickets for admission to the meeting, but we do limit attendance to shareholders of record on the record date, September 6, 2017, or their proxy holders. Please bring proof of your common stock ownership, such as a current brokerage statement, the 16-digit number included on your proxy card or Notice of Internet Availability, and valid government-issued photo identification. If you hold shares through a bank, broker, or other nominee (also known as shares held in “street name”), you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

For safety and security purposes, no camera, camcorder, videotaping equipment, or other recording device, and no large package, banner, placard, or sign will be permitted in the meeting. Since seating may be limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Only shareholders or their valid proxy holders may address the meeting.

AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDERS MEETING TO BE HELD ON NOVEMBER 2, 2017.

We are furnishing proxy materials to our shareholders via “Notice and Access” delivery. On or about September        , 2017, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials. This notice contains instructions on how to access our 2017 Proxy Statement and 2017 Annual Report and vote online. Our 2017 Proxy Statement and 2017 Annual Report are available online at www.proxyvote.com.

You will not receive a printed, paper copy of our proxy materials unless you request one. To view this material, you must have available the 16-digit control number located on the notice mailed on or about September        , 2017 or the proxy card, or, if shares are held in the name of a broker, bank or other nominee, on the voting instruction form. To request a paper copy of our proxy materials, visit www.proxyvote.com, call 1-800-579-1639 or send an email, with your 16-digit control number in the subject line, to sendmaterial@proxyvote.com. Please make the request on or before October 19, 2017 to facilitate timely delivery.

6	CATALENT 2017 PROXY STATEMENT

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING

Only holders of Catalent, Inc. common stock at the close of business on September 6, 2017, the record date fixed by the Board of Directors, may vote the shares of common stock that they hold on that date at the Annual Meeting with respect to the matters submitted for vote at the Annual Meeting. Each share of common stock is entitled to one vote. As of September 6, 2017, there were              shares of our common stock outstanding.

HOW TO VOTE

We encourage you to vote as soon as possible, even if you plan to attend the meeting in person. Your vote is important. You may vote shares that you owned as of the close of business on September 6, 2017, which is the record date set by the Board of Directors.

If you own shares registered directly in your name as the shareholder of record, you are a “record owner” and have the right to give your proxy directly to our vote tabulating agent. You may vote by proxy in the following ways:

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

In person	Catalent, Inc., 14 Schoolhouse Road, Somerset, New Jersey 08873.	8:30 a.m. Eastern Daylight Time on Thursday, November 2, 2017
By telephone	By calling 1-800-690-6903 (toll free) in the United States or Canada.	24 hours a day until 11:59 p.m. Eastern Daylight Time on November 1, 2017
By internet	Online at www.proxyvote.com.	24 hours a day until 11:59 p.m. Eastern Daylight Time on November 1, 2017
By mail

By returning a properly completed, signed and dated proxy card in the postage-paid envelope. If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability.

Allow sufficient time for us to receive your proxy card before the date of the meeting.

For telephone and internet voting, you will need the 16-digit control number included on your notice or on your proxy card.

If you own shares in street name, the institution holding the shares is the record owner and you are a “beneficial owner” of those shares. You will receive voting instructions from your

CATALENT 2017 PROXY STATEMENT	7

broker, bank, or plan trustee, and you may direct them how to vote on your behalf by complying with those voting instructions. Those instructions will include a control number for telephone and internet voting, and applicable deadlines.

If you are a shareholder of record and wish to vote your shares in person at the meeting, you should so notify our Corporate Secretary when you arrive at the meeting. If you hold shares in street name, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting. You should contact your bank, broker, or other nominee to obtain a legal proxy.

REVOKING A PROXY

If you own shares registered directly in your name as the shareholder of record, you can revoke your proxy at any time before the vote occurs by:

•	Submitting a written revocation to our Corporate Secretary, which must be received no later than 5:00 p.m. Eastern Daylight Time on November 1, 2017 at:

Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attention: Corporate Secretary

•	Submitting a later-dated proxy;
•	Providing subsequent telephone or internet voting instructions no later than 11:59 p.m. Eastern Daylight Time on November 1, 2017; or
•	Voting in person at the meeting.

If you hold your shares in street name, you must contact your broker, bank, or other nominee for specific instructions on how to change or revoke your vote.

Only the latest, validly executed proxy that you submit will be counted.

Your attendance at the Annual Meeting will not revoke a proxy you have given unless you file a written notice of such revocation as noted above.

8	CATALENT 2017 PROXY STATEMENT

PROPOSALS TO BE VOTED ON AND BOARD RECOMMENDATION

PROPOSALS	BOARD RECOMMENDATION
Proposal 1 – Elect Three Members of Our Board of Directors	FOR
Proposal 2 – Ratification of Appointment of Independent Auditor for Fiscal 2018	FOR
Proposal 3 – Advisory Vote on the Approval of Executive Compensation (Say-on-Pay)	FOR
Proposal 4 – Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Amend our Bylaws	FOR
Proposal 5 – Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Remove Directors For Cause	FOR
Proposal 6 – Amendment of Amended and Restated Certificate of Incorporation to Eliminate Obsolete Provisions and Make Other Non-Substantive and Conforming Changes	FOR

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board of Directors is not aware of any matter that anyone else proposes to present for action at the meeting. However, if any other matter properly comes before the meeting, your proxy gives authority to the designated proxy holder to vote on such matters in accordance with the holder’s best judgment.

QUORUM AND REQUIRED VOTE

We will have a quorum and will be able to conduct the business of the Annual Meeting if a majority of the outstanding shares of our common stock entitled to vote at the meeting are present, either in person or by proxy. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present for the meeting.

CATALENT 2017 PROXY STATEMENT	9

The table below describes the vote requirements and the effect of abstentions and broker non-votes, as prescribed under our bylaws and Delaware law, for the election of directors and the approval of the other items on the agenda for the meeting.

Proposal	Vote Required	Effect of Abstentions and Broker Non-Votes*
Elect Three Members of Our Board of Directors	Majority of the votes cast	Abstentions and broker non-votes will have no effect on the outcome of the election.
Ratification of Appointment of Independent Auditor for Fiscal 2018	Majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Abstentions will have the effect of a vote against.
Advisory Vote on the Approval of Executive Compensation (Say-on- Pay)	Majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Abstentions will have the effect of a vote against. Broker non-votes will have no effect on the outcome.
Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Amend our Bylaws	66 2⁄3% in voting power of all outstanding shares entitled to vote thereon	Abstentions and broker non-votes will have the effect of a vote against.
Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Shareholders to Remove Directors For Cause	66 2⁄3% in voting power of all outstanding shares entitled to vote thereon	Abstentions and broker non-votes will have the effect of a vote against.
Amendment of Amended and Restated Certificate of Incorporation to Eliminate Obsolete Provisions and Make Other Non-Substantive and Conforming Changes	66 2⁄3% in voting power of all outstanding shares entitled to vote thereon	Abstentions and broker non-votes will have the effect of a vote against.

* A broker non-vote occurs when a broker submits a proxy but does not vote on a Proposal because it is not a “routine” item under New York Stock Exchange (“NYSE”) rules and the broker has not received voting instructions from the beneficial owner of the shares. Your broker may vote without your instructions only on Proposal 2—Ratification of Appointment of Independent Auditor for Fiscal 2018.

10	CATALENT 2017 PROXY STATEMENT

EFFECT OF NOT CASTING YOUR VOTE

If we timely receive a proxy specifying your voting choice, your shares will be voted in accordance with that choice.

If you are a registered shareholder and you do not cast your vote, no vote will be cast on your behalf on any of the Proposals at the Annual Meeting. If you sign and return a proxy card without specific voting instructions, or if you vote by telephone or via the internet without indicating how you want to vote, your shares will be voted in accordance with the Board of Directors’ voting recommendations stated above.

If you hold your shares in street name, you will receive a voting instruction form that lets you instruct your bank, broker, or other nominee how to vote your shares. Under NYSE rules, if you do not provide voting instructions to your broker, the broker is permitted to exercise discretionary voting authority only on “routine” matters. The only “routine” item on this year’s Annual Meeting agenda is Proposal 2—Ratification of Appointment of Independent Auditor for Fiscal 2018. If you hold your shares in street name, and you wish to have your shares voted on all proposals in this Proxy Statement, you must complete and return your voting instruction form. If you do not return your voting instruction form, your shares will not be voted on any item, except that your broker may vote in its discretion on Proposal 2.

SOLICITATION

We will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Our directors, officers, or employees may solicit proxies or votes for us in person, or by mail, telephone, or electronic communication. They will not receive any additional compensation for these solicitation activities. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies for a fee of $20,000 plus an additional nominal fee per incoming and outgoing telephone contact. We have also agreed to reimburse Innisfree for certain out-of-pocket fees and expenses and to indemnify Innisfree against certain losses, claims, damages, liabilities, or expenses.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Shareholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

AVAILABILITY OF VOTING RESULTS

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) following the Annual Meeting.

CATALENT 2017 PROXY STATEMENT	11

PROPOSAL 1 - ELECT THREE MEMBERS OF OUR BOARD OF DIRECTORS

(Item 1 on the Proxy Card)

The Board of Directors currently consists of nine directors evenly divided into three classes, I, II and III. Our directors serve for class-based staggered terms of three years and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal. Each year, there is an election with respect to the class of directors whose terms are expiring. The directors in Class III, whose terms expire at the 2017 Annual Meeting of Shareholders, are Rolf Classon, Gregory Lucier, and Uwe Röhrhoff. The Board of Directors has nominated each of these directors to stand for re-election for a three-year term, which will expire at the 2020 Annual Meeting of Shareholders. Messrs. Classon, Lucier, and Röhrhoff, as nominees for director, have consented to being named in this Proxy Statement and to serve if elected.

Our Board of Directors recommends that you vote on your proxy card or voting instruction form “FOR” the election of each of the Board’s nominees, Mr. Classon, Mr. Lucier, and Mr. Röhrhoff, to serve as Class III directors of Catalent until our 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal.

BACKGROUND TO THE BOARD’S

RECOMMENDATION IN FAVOR OF THE NOMINEES

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) is directed under its charter to identify qualified individuals to become directors, and to recommend individuals it identifies to the Board of Directors for nomination. The Nominating Committee considers a number of factors and principles in recommending the slate of director nominees for election. In particular, the Nominating Committee considers the following when evaluating and selecting nominees: the candidate’s individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought, an ability to work collegially, and all other factors it considers appropriate, which may include age, gender, and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background, and the size, composition, and combined expertise of the existing Board of Directors.

The Nominating Committee has evaluated each of Mr. Classon, Mr. Lucier, and Mr. Röhrhoff against the factors and principles it uses to select nominees for director. The Nominating Committee considered, among other things, that each of the nominees is an existing member

12	CATALENT 2017 PROXY STATEMENT

of our Board of Directors, is familiar with us and the risks and opportunities we face, and has demonstrated an ability to work collegially and productively with the remainder of our Board of Directors. The Nominating Committee also considered particular aspects of each of the director nominees, as noted below with the nominee’s biography under the heading “Specific qualifications, experience, skills and expertise.”

Following its evaluation, the Nominating Committee voted to recommend the nominees to the Board of Directors as candidates for election to a new term of office. Based in part on the Nominating Committee’s evaluation and recommendation, the Board of Directors has concluded that it is in our best interest and the best interest of our shareholders for each of the proposed nominees to serve as a member of our Board of Directors.

CATALENT 2017 PROXY STATEMENT	13

DIRECTOR NOMINEES

Rolf Classon

Age: 72

Mr. Classon has been a director since August 2014. From October 2002 until his retirement in July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG. He served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President of Bayer Diagnostics from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. From April 2005 to January 2015, Mr. Classon served as Chairman of the Board of Directors of Auxilium Pharmaceuticals, Inc. and as Vice Chairman from March 2005 to April 2005. Mr. Classon also currently serves as Chairman of the Board of Directors of Hill-Rom Corporation, where he also served as interim chief executive officer from May 2005 until March 2006. Mr. Classon currently serves as Chairman of the Board of Directors of Tecan Group Ltd., and as a member of the Board of Directors of Fresenius Medical Care, Sequanna Medical AG, and Perrigo Company plc. Mr. Classon previously served as a director of Millipore Corporation from December 2005 until July 2010, Prometheus Laboratories Inc. from September 2004 until 2010, and Enzon Pharmaceuticals Inc. from January 1997 until 2011. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg University School of Engineering and a Business Degree from Gothenburg University.

Specific qualifications, experience, skills and expertise:

•	Leadership experience with other public companies
•	Substantial experience serving as a director
•	Substantial expertise in advising and managing multi-national companies with multiple business units
•	Substantial experience with pharmaceutical and other healthcare companies

Gregory T. Lucier

Age: 53

Mr. Lucier has been a director since April 2015. Mr. Lucier is Chairman and Chief Executive Officer of Nuvasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to joining Nuvasive, Inc. in March 2015, Mr. Lucier was Chairman and Chief Executive Officer of Life Technologies Corporation (formerly Invitrogen Corporation), a global biotechnology company, from April 2004 until it was acquired by Thermo Fisher Scientific Inc. in February 2014 and served as its Chief Executive Officer from May 2003 to April 2004. Prior to that, Mr. Lucier was a corporate officer at General Electric Company, where he served in a variety of leadership roles. Mr. Lucier served as a director of Life Technologies Corporation from May 2003 to February 2014 and of Carefusion Corporation from August 2009 until its sale to Becton Dickinson and Company in March 2015. Mr. Lucier received an M.B.A. from Harvard Business School and a B.S. in industrial engineering from Pennsylvania State University.

14	CATALENT 2017 PROXY STATEMENT

Specific qualifications, experience, skills and expertise:

•	Leadership experience with other public companies
•	Substantial experience serving as a director
•	Substantial expertise in advising and managing multi-national companies with multiple business units
•	Substantial experience with pharmaceutical and other healthcare companies

Uwe Röhrhoff

Age: 55

Mr. Röhrhoff has been a director since February 2017. Mr. Röhrhoff has served as the Chief Executive Officer of Gerresheimer AG since 2010. Mr. Röhrhoff has been with Gerresheimer AG, a German manufacturer of primary packaging products for medication and drug delivery devices made of special purpose glass and plastics, since 1991. He initially headed the Finance and Controlling of Gerresheimer AG’s Moulded Glass Division before assuming the role of Vice President Controlling of Kimble USA, Inc. (an American subsidiary of Gerresheimer AG) from 1996 to 1998, where he was responsible for the American plants. In 1998, Mr. Röhrhoff was appointed head of the Moulded Glass on an international level as well as Chief Executive Officer and Chief Financial Officer of Tettauer Glashuttenwerke AG, a subsidiary of Gerresheimer AG. In 2001 until 2007 Mr. Röhrhoff was appointed CEO and CFO (until 2003) of Kimble USA. In 2003, Mr. Röhrhoff was appointed to the Management Board (a Director) of the Gerresheimer Group and holds that position today. Since Gerresheimer AG’s restructuring at the start of 2007 through 2013, Mr. Röhrhoff was responsible for Gerresheimer AG’s Moulded Glass Division and the Life Science Research Division. In 2013, he became responsible for Gerresheimer AG’s Primary Packaging Glass Division. Mr. Röhrhoff started his career in the finance department of Scheidt & Bachmann GmbH. He holds a business studies degree from the University of Cologne.

Specific qualifications, experience, skills and expertise:

•	Leadership experience with other public companies
•	Substantial experience serving as a director
•	Accounting experience and experience preparing and analyzing complex corporate financial statements
•	Substantial experience with pharmaceutical and healthcare industry participants

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEES FOR DIRECTOR.

CATALENT 2017 PROXY STATEMENT	15

CONTINUING DIRECTORS

John Chiminski

Age: 53

Mr. Chiminski has led Catalent as President and Chief Executive Officer since March 2009. He has served as a director on the Board of Directors since February 2009 and as Chair of the Board since October 2016. Mr. Chiminski brings to Catalent a diversified business background that includes lean manufacturing, supply chain, research and development, customer service, and global business management, with a focus on customers and growth. He joined Catalent after more than 20 years of experience at GE Healthcare in engineering, operations, and senior leadership roles. From 2007 to 2009, Mr. Chiminski was President and Chief Executive Officer of GE Medical Diagnostics, a global business with sales of $1.9 billion. From 2005 to 2007, he served as Vice President and General Manager of GE Healthcare’s Global Magnetic Resonance Business, and from 2001 to 2005, as Vice President and General Manager of Global Healthcare Services. Earlier at GE, he held a series of cross-functional leadership positions in both manufacturing and engineering, including a GE Medical Systems assignment in France. He served as a director of DJO Global, Inc. from March 2012 until October 2015. Mr. Chiminski holds a B.S. from Michigan State University and an M.S. from Purdue University, both in electrical engineering, as well as a Master in Management degree from the Kellogg School of Management at Northwestern University.

Specific qualifications, experience, skills and expertise:

•	Substantial expertise in advising and managing companies in various segments of the healthcare industry
•	Significant experience overseeing the day-to-day business operations of a healthcare company
•	Extensive experience as a business leader in our industry
•	Experience serving on corporate boards

Madhavan “Madhu” Balachandran

Age: 66

Madhu Balachandran has been a director since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company (“Amgen”), from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and, from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now

16	CATALENT 2017 PROXY STATEMENT

a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of GlaxoSmithKline plc. He has served as a member of the advisory board of Stevanato Group since July 2017. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University.

Specific qualifications, experience, skills and expertise:

•	Extensive experience overseeing the manufacturing operations of a healthcare company
•	Leadership experience with other public companies

J. Martin Carroll

Age: 68

Mr. Carroll has been a director since July 2015. He served as President and Chief Executive Officer of Boehringer Ingelheim Corporation and of Boehringer Pharmaceuticals, Inc. from 2003 until 2011 and as a director of Boehringer Ingelheim Corporation from 2003 until December 2012. Mr. Carroll joined the Boehringer Ingelheim organization in 2002 as President of Boehringer Pharmaceuticals, Inc. Mr. Carroll worked at Merck & Company, Inc. from 1976 to 2001. From 1972 to 1976, Mr. Carroll served in the United States Air Force, where he attained the rank of Captain. Mr. Carroll has been a director of Mallinckrodt plc since June 2013, serving as Chair of its Compliance Committee, and has also served as director of TherapeuticsMD, Inc. since March 2015. He has been a director of Inotek Pharmaceuticals Corporation since March 2016 and became Chairman of the Board in June 2016. Mr. Carroll served as a director of Durata Therapeutics, Inc. from August 2014 until November 2014 when it was acquired by Actavis plc and as a director of Vivus, Inc. from May 2013 until September 2014. Mr. Carroll received a B.A. in accounting and economics from the College of the Holy Cross and an M.B.A. from Babson College.

Specific qualifications, experience, skills and expertise:

•	Substantial experience with sales and marketing issues
•	Substantial experience serving as a director
•	Substantial expertise in advising and managing multi-national companies with multiple business units
•	Substantial experience with pharmaceutical and other healthcare companies

Donald E. Morel, Jr., Ph.D.

Age: 60

Dr. Morel has been a director since November 2015. Dr. Morel retired in June 2015 as Chairman of West Pharmaceutical Services, Inc. (“West”), a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products, a position he had held since March 2003. He also served as West’s Chief Executive Officer

CATALENT 2017 PROXY STATEMENT	17

from April 2002 until April 2015 and as its President from April 2002 until June 2005. Currently, Dr. Morel serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center. He also serves as a Chairman of the Board of Trustees of the Franklin Institute and is a Trustee of Lafayette College. Additionally, Dr. Morel has been a director of Integra Life Sciences Holdings Corporation since August 2013 and a member of the advisory board of Stevanato Group since July 2017. Prior to that, he served as a director of Kensey Nash Corporation from 2010 until 2012. Dr. Morel obtained a Master of Science degree and a Ph.D. in Materials Science from Cornell University and a Bachelor of Science degree in Engineering from Lafayette College.

Specific qualifications, experience, skills and expertise:

•	Substantial experience and leadership in managing a life sciences business performing contract development and manufacturing services
•	Substantial experience serving on the boards of directors of public companies

James Quella

Age: 67

Mr. Quella has been a director since December 2009. Mr. Quella was a Senior Managing Director and Senior Operating Partner in the Corporate Private Equity group of The Blackstone Group L.P. (“Blackstone”) through June 2013. Mr. Quella was responsible for monitoring the strategy and operational performance of Blackstone’s portfolio companies and providing direct assistance in the oversight of large investments. He was also a member of the firm’s Private Equity Investment Committee. Currently, Mr. Quella serves as a Senior Advisor to the Private Equity Group of Blackstone and continues to be involved in a few key portfolio companies as a board member and executive advisor, as well as participating in selected portfolio review processes and due diligence. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a senior consultant to CEOs and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella received a B.A. in International Studies from the University of Chicago/University of Wisconsin-Madison and an M.B.A. with dean’s honors from the University of Chicago. He is also the co-author of Profit Patterns: 30 Ways to Anticipate and Profit from the Strategic Forces Reshaping Your Business. Mr. Quella has been a member of various private equity company boards and currently serves as a director of DJO Global, CF Corporation, and Michaels Stores, Inc.

Specific qualifications, experience, skills and expertise:

•	Substantial experience in owning and managing businesses
•	Substantial experience in mergers and acquisitions
•	Familiar with corporate finance and strategic business planning activities, particularly as they relate to highly leveraged companies like Catalent
•	Experience serving on corporate boards and as a compensation committee member

18	CATALENT 2017 PROXY STATEMENT

Jack Stahl

Age: 64

Mr. Stahl has been a director since August 2014, and has served as our Lead Director since October 2016. Mr. Stahl was the President and Chief Executive Officer of Revlon, Inc. from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company from 2000 to 2001, having previously served in various management positions since joining the company in 1979. Mr. Stahl is chairman of the board of managers of New Avon LLC and serves on the board of Advantage Solutions LLC and on the U.S. board of advisors of CVC Capital. Additionally, Mr. Stahl formerly served on the boards of Schering-Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc., and Royal Ahold Delhaize. Mr. Stahl holds a bachelor’s degree in economics from Emory University and a master’s degree from the Wharton School of Business at the University of Pennsylvania.

Specific qualifications, experience, skills and expertise:

•	Leadership experience with other public companies
•	Substantial experience serving as a director
•	Substantial expertise in advising and managing multi-national companies with multiple business units
•	Accounting experience and experience preparing and analyzing complex corporate financial statements

CATALENT 2017 PROXY STATEMENT	19

CORPORATE GOVERNANCE

INTRODUCTION

We are and have been throughout fiscal 2017 in compliance with the following corporate governance standards:

•	A majority of our Board of Directors consists of “independent” directors as defined under the rules of the NYSE.
•	Our Nominating Committee, which selects or recommends all of our director nominees, is comprised solely of “independent” directors and operates under a written charter addressing its operation and responsibilities, including the nomination process.
•	Our Compensation Committee, which oversees the compensation of our executive officers and the performance of our CEO, is comprised solely of “independent” directors and operates under a written charter addressing its operation and responsibilities.
•	Our Audit Committee, which annually appoints our auditors, subject to ratification by our shareholders, and oversees our annual audit, is comprised solely of “independent” directors and operates under a written charter addressing its operation and responsibilities.
•	Our Board of Directors and each Committee annually conducts a performance self-evaluation overseen by our Nominating Committee.
•	Our Corporate Governance Guidelines (the “Guidelines”) and Committee charters explicitly permit our Board of Directors and each Committee to hire their own consultants, legal counsel, and other committee advisors, and we must pay the cost of all such advisors.
•	Our Compensation Committee considers, when engaging compensation consultants, legal counsel, or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor, or the consultant’s or advisor’s employer, and us.

We are committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe strong corporate governance and an independent Board of Directors provide the foundation for financial integrity and shareholder confidence. In 2017, our Board of Directors conducted a strategic review of our corporate governance program taking into account, among other things, developments in corporate governance, shareholder interactions, legal or regulatory developments, proxy advisory firm positions, SEC guidance, and NYSE requirements. Based upon its strategic review, our Board of Directors developed a set of changes intended to enhance our corporate governance practices. In particular, our Board of Directors approved amendments to our bylaws to implement proxy access (which will be available to shareholders beginning with our 2018 annual meeting) and a majority voting standard for the election of directors in uncontested elections. In addition, our Board of

20	CATALENT 2017 PROXY STATEMENT

Directors revised the Guidelines to adopt a director resignation policy, require that a Lead Director be elected from among the independent directors when a non-independent director serves as Chair of the Board of Directors, and to reflect best practices with respect to director “overboarding.” Unanimously, our Board of Directors recommends that shareholders vote in favor of Proposals 4, 5 and 6 described herein.

Our commitment to good corporate governance is evidenced by the Guidelines, which are available on our corporate website at http://investor.catalent.com/corporate-governance. The Guidelines set forth the principles and practices that our Board of Directors will continue to follow in carrying out its responsibilities, including ongoing review of our corporate governance practices in light of our business initiatives, the interests of our shareholders, and evolving best practices.

KEY CORPORATE GOVERNANCE FEATURES

Our key corporate governance features include the following:

Board Independence	🌑	Our Board of Directors has determined that eight out of nine of our directors are “independent” under the NYSE listing standards.
	🌑	Our CEO is the only member of management who serves as a director.
Board Committees	🌑	We have five committees of the Board of Directors—the Audit Committee, the Compensation Committee, the Nominating Committee, the Quality and Regulatory Compliance Committee, and the Mergers & Acquisitions Committee—each of which is composed entirely of independent directors.
	🌑	Each of our five Committees operates under a written charter and reports regularly to the Board of Directors concerning its activities.
Lead Director	🌑	When a non-independent director serves as Chair of our Board of Directors, our Guidelines require the independent directors to appoint a Lead Director from among them. Mr. Stahl has served in that role since October 2016.
Executive Sessions	🌑	Our Board of Directors holds regular executive sessions of non-management directors, which are chaired by our Lead Director.
Board Oversight of Risk	🌑	Risk management is overseen by our Audit Committee.
	🌑	Our Compensation Committee reviews risks arising from our compensation practices so that those practices encourage management only to act in the best interests of our shareholders.
	🌑	Our Nominating Committee oversees risk associated with potential conflicts of interest as well as effectiveness of our Guidelines.
	🌑	Our Quality and Regulatory Compliance Committee focuses on risks arising out the extensive food, drug, and cosmetics regulations that govern our operations and our relationships with our customers.
Corporate Governance Guidelines	🌑	Our Board of Directors operates under the Guidelines, which define director qualification standards and other appropriate governance procedures.

CATALENT 2017 PROXY STATEMENT	21

Majority Voting and Director Resignation Policy	🌑	Directors in uncontested elections must garner the approval of a majority of the shares cast. Any director not receiving a majority of the cast shares in an uncontested election must tender his or her resignation to the Nominating Committee, which shall promptly consider such resignation and make a recommendation to the Board of Directors with respect to what action it believes should be taken.
Accountability	🌑	Our only authorized stock consists of one class of common stock and one class of preferred stock. Each share of our common stock is entitled to one vote. We have not issued any preferred stock.
Stock Ownership	🌑	Each non-employee director is required to own shares of our common stock in an amount equal to five times the non-employee director annual cash retainer.
	🌑	Guidelines adopted by our Compensation Committee state that each of our executive officers must own shares of our common stock: our CEO must own an amount equal to 5 times his annual salary, and each of our other executive officers must own an amount equal to two and one-half times the officer’s salary.
Open Lines of Communication	🌑	Our Board of Directors promotes open and frank discussions with senior management.
	🌑	Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.
Self-Evaluation	🌑	Our Board of Directors and each of the Committees conduct annual self-evaluations.
Code of Ethics	🌑	Our Standards of Business Conduct, which, among other things, require compliance with law and the maintenance of appropriate ethical standards, is applicable to all of our directors and employees.
Overboarding	🌑	Without specific approval from the Board of Directors, no director will serve on more than four other public company boards, no Audit Committee member will serve on more than two other public company audit committees, and it is expected that directors who also serve as CEOs or in equivalent positions at other public companies generally should not serve on more than two outside public company boards.
Shareholder Proxy Access	🌑	Beginning with next year’s annual meeting, we will grant shareholders who satisfy the standards set forth in our bylaws with the ability to include on our proxy their own nominees for election to the Board of Directors, provided that such director nominees satisfy the eligibility requirements set forth in our bylaws.

THE BOARD AND COMMITTEES OF THE BOARD

We are governed by a Board of Directors, which provides overall direction to and oversight of our business. The Board presently consists of nine directors evenly divided into three classes (I, II and III), eight of whom have been determined by the Board to be independent. Each director serves for a staggered term (based on class membership) of three years until the director’s successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal. Each year, there is an election with respect to the class of directors whose terms are expiring.

22	CATALENT 2017 PROXY STATEMENT

Four of the committees established by the Board of Directors—the Audit Committee, the Compensation Committee, the Nominating Committee, and the Quality and Regulatory Compliance Committee (the “Quality Committee”)—each meet regularly. The Board of Directors also has a standing Mergers & Acquisitions Committee (the “M&A Committee”) that meets on an ad hoc basis. The Board of Directors has adopted written charters for each of its committees, which can be found on our website at http://investor.catalent.com/corporate-governance.

COMMITTEE MEMBERSHIP AND FUNCTION

The following table lists each director’s Class and the Chair and current members of each of the Committees.

Director	Class	Current Term End Year	Determination of Independence?	Audit Committee	Compensation and Leadership Committee	Nominating and Corporate Governance Committee	Quality and Regulatory Compliance Committee	Mergers & Acquisitions Committee
John Chiminski	Class I	2018
Donald E. Morel, Jr.	Class I	2018	YES	¡	¡		🌑
Jack Stahl*	Class I	2018	YES			¡		🌑
Madhavan Balachandran	Class II	2019	YES				¡
J. Martin Carroll	Class II	2019	YES		¡	🌑	¡
James Quella	Class II	2019	YES		🌑		¡
Rolf Classon	Class III	2017	YES	¡		¡		¡
Gregory Lucier	Class III	2017	YES		¡			¡
Uwe Röhrhoff	Class III	2017	YES	🌑
*	Mr. Stahl serves as the Lead Director. Key: 🌑 = Chair ¡ = Member

PRIMARY RESPONSIBILITIES OF BOARD COMMITTEES

●	AUDIT COMMITTEE

The function and membership of the Audit Committee are as follows:

Function:

•	Oversees the adequacy and integrity of our financial statements and our financial reporting and disclosure practices.
•	Oversees the soundness of our system of internal controls to assure compliance with financial and accounting requirements.
•	Retains and reviews the qualifications, performance, and independence of our independent auditor.
•	Reviews and discusses with management and the independent auditor prior to public dissemination our annual audited financial statements, quarterly unaudited financial statements, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.
•	Oversees our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control.

CATALENT 2017 PROXY STATEMENT	23

•	Oversees our internal audit function.
•	Reviews and approves or ratifies all transactions between us and any “Related Person” (as defined in the federal securities laws and regulations) that are required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•	Oversees compliance with our Standards of Business Conduct.
•	Prepares for and issues the Audit Committee Report contained in this Proxy Statement.

Membership:

Uwe Röhrhoff – Chair

Rolf Classon

Donald E. Morel, Jr.

Our Board of Directors has determined that the Audit Committee is composed entirely of independent directors in accordance with the independence requirements of the NYSE and the Exchange Act for audit committee members, and that each member qualifies as an “audit committee financial expert” as defined in SEC regulations. The Report of the Audit Committee is included on page 81.

●	COMPENSATION AND LEADERSHIP COMMITTEE

The function and membership of the Compensation Committee are as follows:

Function:

•	Establishes and reviews our overall compensation philosophy.
•	Evaluates the performance of the CEO and determines and approves the annual salary, bonus, and equity-based incentive and other benefits, of the CEO.
•	Reviews and approves, or recommends to the Board of Directors, the annual salary, bonus, and equity-based incentives and other benefits of our other executive officers.
•	Reviews and recommends to the Board of Directors the compensation of directors.
•	Reviews all employment, severance, and termination agreements with our executive officers.
•	Reviews and approves, or recommends to the Board of Directors, our incentive-compensation plans and equity-based plans.
•	Oversees certain of our other benefit plans.
•	Prepares for and issues the Compensation Committee Report contained in this Proxy Statement.
•	As delegated by the Board of Directors, oversees management continuity and succession as well as executive officer development.

The charter of the Compensation Committee permits the committee to delegate any of all of its authority to one or more subcommittees and to delegate to one or more officers of the company the authority to make awards to any non-Section 16 officer of the company under the company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the company’s jurisdiction. During

24	CATALENT 2017 PROXY STATEMENT

fiscal 2017, the Compensation Committee delegated, non-exclusively, its authority to make awards to employees other than Section 16 officers under prescribed conditions, including the condition that no individual award exceeds $200,000 in value.

The section below entitled “Compensation Discussion and Analysis” (“CD&A”) includes a description of the Compensation Committee’s processes and procedures for the consideration and determination of director and executive compensation matters, including the roles of independent consultants and management in those processes and procedures. The Compensation Committee engaged its independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on executive compensation. As part of the process of setting executive compensation, FW Cook obtained information concerning the compensation of executives in our industry (see “Compensation Discussion and Analysis” below).

Membership:

James Quella – Chair

J. Martin Carroll

Gregory Lucier

Donald E. Morel, Jr.

Our Board of Directors has determined that the Compensation Committee is composed entirely of independent directors in accordance with the independence requirements of the NYSE and of Section 162(m) of the Internal Revenue Code (“Code § 162(m)”) for compensation committee members. The Report of the Compensation Committee is included on page 62.

●	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The function and membership of the Nominating Committee are as follows:

Function:

•	Identifies and recommends nominees for election to the Board of Directors.
•	Reviews the composition and size of the Board of Directors.
•	Oversees an annual evaluation of the Board of Directors and each Committee.
•	Regularly reviews our corporate governance documents, including our corporate charter and bylaws and the Guidelines.
•	Recommends members of the Board of Directors to serve on the Committees.
•	As delegated by the Board of Directors, oversees and approves the management continuity planning process.

Membership:

J. Martin Carroll – Chair

Rolf Classon

Jack Stahl

Our Board of Directors has determined that the Nominating Committee is composed entirely of independent directors in accordance with the independence requirements of the NYSE for nominating and corporate governance committee members.

CATALENT 2017 PROXY STATEMENT	25

●	QUALITY AND REGULATORY COMPLIANCE COMMITTEE

The function and membership of the Quality Committee are as follows:

Function:

•	Oversees and reviews our personnel, activities, processes and procedures that assures the quality of the products and services we deliver.
•	Oversees our quality and regulatory compliance programs with respect to legal and regulatory requirements.
•	Reports on significant audits, inspections and corrective and preventative actions on relative governmental investigations to the Board of Directors.
•	Oversees the implementation of our quality and regulatory compliance program.

Membership:

Donald E. Morel, Jr. – Chair

Madhavan Balachandran

J. Martin Carroll

James Quella

Our Board of Directors has determined that the Quality Committee is composed entirely of independent directors in accordance with the independence requirements of the NYSE for members of the Board of Directors.

●	MERGERS & ACQUISITIONS COMMITTEE

The M&A Committee was established by the Board of Directors in May 2017. The function and membership of the M&A Committee are as follows:

Function:

•	Assists the Board of Directors in reviewing and assessing potential mergers, acquisitions, divestitures, and other similar strategic transactions, taking into account, among other things, (i) the risks and benefits to the company and (ii) the Board of Directors’ obligation to oversee and provide overall direction to management with respect to such transactions.

Membership:

Jack Stahl – Chair

Rolf Classon

Gregory Lucier

Our Board of Directors has determined that the M&A Committee is composed entirely of independent directors in accordance with the independence requirements of the NYSE for members of the Board of Directors.

26	CATALENT 2017 PROXY STATEMENT

BOARD AND COMMITTEE ATTENDANCE

During fiscal 2017, our Board of Directors met six times and acted by unanimous written consent two times. Each director, with the exception of Messrs. Röhrhoff and Balachandran, attended all of the meetings of our Board of Directors and of the Committees, if any, on which such director served during fiscal 2017. Messrs. Röhrhoff and Balachandran attended all meetings of our Board of Directors and their respective Committees held after they became directors in February and May 2017, respectively.

The Committees held the following number of meetings and acted by unanimous written consent the following number of times during fiscal 2017:

Committee	Meetings	Consents
Audit Committee	4	—
Compensation Committee	5	1
Nominating Committee	4	—
Quality Committee	4	—
M&A Committee(1)	1	—
(1)	The M&A Committee was formed on May 2, 2017.

We strongly encourage members of the Board of Directors to attend our Annual Meeting of Shareholders. All of our directors then serving attended our Annual Meeting of Shareholders in October 2016.

DIRECTOR INDEPENDENCE

Under our Guidelines and the NYSE listing standards, a director is not independent if the director has or had certain specified relationships with us. As a result of its review, the Board determined that each of Messrs. Balachandran, Carroll, Classon, Lucier, Morel, Quella, Röhrhoff, and Stahl is independent, and that Melvin D. Booth, who served as a director during fiscal 2017 and retired from the Board of Directors as of August 25, 2017, was independent under our Guidelines and the NYSE listing standards. Mr. Chiminski serves on our Board of Directors, but as our President and CEO he cannot be deemed independent.

BOARD LEADERSHIP STRUCTURE

Our Guidelines, which can be found on our website at http://investor.catalent.com/corporate-governance, provide the Board of Directors flexibility in determining its leadership structure. The Board of Directors considers its structure and leadership each year and, as provided in our Guidelines, maintains the flexibility to determine whether the roles of Chair and CEO should be combined or separated, based on what it believes is in the best interests of the company at a given point in time. Currently, Mr. Chiminski serves as our CEO as well as the Chair of our Board of Directors. The Board of Directors has determined that combining the CEO and Chair positions is the appropriate leadership structure for the company at this

CATALENT 2017 PROXY STATEMENT	27

time. It has determined that Mr. Chiminski, given his primary responsibility for managing the company’s day-to-day operations and his extensive knowledge and understanding of the company, is best positioned to lead it at this time and to focus its attention on the issues of greatest importance to the company and its shareholders. Our Board of Directors believes that this structure encourages free and open dialogue. The Chair presides at all meetings of our shareholders and of the Board of Directors, and performs such other duties as may be designated in our bylaws or by the Board of Directors. The Board of Directors will continue periodically to evaluate our leadership structure and determine whether continuing the combined roles of CEO and Chair is in our best interest based on circumstances existing at the time.

Our Guidelines require that the independent directors on the Board elect from among themselves a Lead Director whenever the Chair of the Board of Directors is also the CEO or is a director who does not otherwise qualify as an independent director. Mr. Stahl currently serves as our independent Lead Director. The Lead Director helps to assure the appropriate oversight of company management by the Board of Directors and the optimal functioning of the Board of Directors. Among other things, under our Guidelines, the Lead Director has the authority to:

•	convene meetings of the independent directors as he deems necessary;
•	preside over all meetings of the Board of Directors at which the Chair is not present, including any executive sessions of the independent directors;
•	act as a liaison between the Chair and the independent directors; and
•	recommend to the Board of Directors the retention of consultants and advisors who directly report to it, without consulting or obtaining the advance authorization of any officer of the company.

INDEPENDENCE OF COMMITTEE MEMBERS

Our Board of Directors has determined that all current members of our Audit Committee, Compensation Committee, Nominating Committee, Quality Committee, and M&A Committee are independent within the meaning of the NYSE listing standards and our Guidelines. The members of our Audit Committee and our Compensation Committee also satisfy the additional independence requirements applicable to them as members of those Committees by the NYSE, the Exchange Act, and Code § 162(m). There is no family relationship among our directors or with any of our executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee member is our current or former employee or officer. There is no interlock with any other board or company.

BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors as a whole and through its Committees oversees our risk management. Members of senior management regularly report to the Board of Directors on areas of material

28	CATALENT 2017 PROXY STATEMENT

risk. The Board of Directors regularly reviews information regarding our strategy, finances, liquidity, operations, legal and regulatory developments, our research and development activities, and our competitive environment, as well as the risks related to these matters. The Audit Committee oversees the management of risks related to financial reporting and monitors the annual internal audit risk assessment, which identifies and prioritizes risks related to our internal controls in order to develop internal audit plans for future fiscal years. The Nominating Committee oversees the management of risks associated with the independence of the Board of Directors. The Compensation Committee oversees risks relating to our compensation plans and arrangements. The Quality Committee focuses on risks arising out of the extensive food, drug, and cosmetics regulations that govern our operations and our relationships with our customers. Each Committee provides periodic reports to the full Board of Directors regarding their areas of responsibility and oversight. We do not believe there is any relationship between how the Board of Directors oversees management of our risks and its leadership structure.

MAJORITY VOTING AND DIRECTOR RESIGNATION POLICY

In August 2017, our Board of Directors, following its strategic review of our corporate governance program, practices, and policies and the recommendation of our Nominating Committee, amended and restated our bylaws to provide, among other things, that director nominees in uncontested elections shall be elected by the affirmative vote of a majority of the votes cast in respect of the shares present in person or represented by proxy at any annual or special meeting of shareholders for the election of directors and entitled to vote on the election of directors (meaning the number of shares voted for a nominee for director must exceed the total number of shares voted against such nominee for director, with abstentions and broker non-votes not counted as a vote cast either for or against that nominee for director’s election). Pursuant to our Guidelines, any incumbent director nominee who does not receive a majority of votes cast for his or her election must offer to resign from the Board of Directors. The Nominating Committee will promptly consider the offer and recommend to the Board of Directors whether to accept or reject the offer to resign. In deciding the action to be taken with respect to any such resignation offer tendered under this policy, the Nominating Committee and the Board of Directors will consider what they believe is in our best interests and the best interests of our shareholders. The Board of Directors will act on the Nominating Committee’s recommendation within ninety days following the date of the shareholder meeting during which the election occurred, taking into account the factors considered by the Nominating Committee and any additional relevant information. Any director who offers a resignation will not participate in the consideration by the Nominating Committee or the Board of Directors concerning whether to accept the offered resignation. If a majority of the members of the Nominating Committee did not receive more for votes than against votes, then the independent directors (excluding those independent directors, if any, who did not receive more for votes than against votes in the most recent election) will appoint a committee of the Board of Directors solely for the purpose of considering the offered resignations and making a recommendation to the Board whether to accept them; provided, however, that if there are fewer than three independent directors who received more for votes than against votes in the election, then such committee will be comprised of all independent directors, and each

CATALENT 2017 PROXY STATEMENT	29

independent director who is required by the Guidelines to offer a resignation will not participate in the consideration by such committee and the Board of Directors concerning whether to accept that director’s offer to resign. We will promptly publicly disclose the decision of the Board of Directors regarding any offer to resign, including an explanation of how the decision was reached and, if applicable, the reasons an offer to resign was not accepted, in a Current Report on Form 8-K to be filed or furnished with the SEC. If the Board of Directors determines to accept a director’s offer to resign, the Nominating Committee will recommend whether to fill such vacancy or whether to reduce the size of the Board of Directors.

DIRECTOR NOMINATION PROCESS

The Nominating Committee considers and recommends the annual slate of director nominees for approval by the Board of Directors. The Nominating Committee considers a number of factors and principles in recommending the slate of director nominees for election to the Board of Directors. In particular, the Nominating Committee considers the following when evaluating and selecting nominees: the candidate’s individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought, an ability to work collegially, and all other factors it considers appropriate, which may include age, gender, and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background, and the size, composition, and combined expertise of the existing Board of Directors.

Although the Board and Nominating Committee consider diversity of viewpoints, background, and experiences when identifying and reviewing candidates for the Board, the Board does not have a separate diversity policy. In identifying prospective director candidates, the Nominating Committee may seek referrals from other members of the Board, management, shareholders, and other sources. The Nominating Committee uses the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experiences to further enhance the Board’s effectiveness.

From time to time, we have engaged third-party search consultants to assist the Nominating Committee in identifying and/or evaluating candidates for our Board of Directors.

Shareholders may nominate directors for election by following the provisions set forth in our bylaws concerning such matters. The Nominating Committee, in accordance with our Guidelines, will consider the qualifications of any nominee proposed by one or more shareholders.

30	CATALENT 2017 PROXY STATEMENT

PROXY ACCESS

In August 2017, we amended and restated our bylaws to implement proxy access, which, subject to certain limitations as set forth in our bylaws, allows a shareholder or a group of up to 20 shareholders owning, continuously for at least three years, shares representing at least 3% of our outstanding voting stock entitled to vote in the election of directors, to nominate and include in our Proxy Statement for each annual meeting of shareholders at which directors may be elected, their own director nominees constituting up to the greater of 2 or 20% of the total number of directors then serving on our Board (subject to certain limitations as set forth in our bylaws), provided that the nominating shareholder(s) and director nominee(s) must satisfy the eligibility and procedural requirements set forth in our bylaws. Pursuant to our bylaws, each of the Board of Directors (prior to each annual meeting of shareholders) or the chair of any annual meeting of shareholders shall have the power to determine whether a director nominee has been nominated by a shareholder in accordance with the eligibility and procedural requirements of the proxy access provisions included in our bylaws. Notice of director nominees submitted under the proxy access provision of our bylaws must include the information required under our bylaws. Such notice must be delivered to our Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 for nominations for the 2018 Annual Meeting by the dates specified under “Shareholder Proxy Access” on page 105. The foregoing description of the shareholder proxy access provision included in our bylaws does not purport to be complete and is qualified in its entirety by reference to our bylaws. Our bylaws are available on our website under http://investor.catalent.com/corporate-governance.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders or other interested parties wishing to communicate with our Board of Directors, any of our Committees, any director individually, or the independent directors as a group may do so by contacting the Corporate Secretary either:

•	By mail, addressed care of Corporate Secretary, Catalent, Inc., 14 Schoolhouse Road, Somerset, New Jersey 08873; or
•	By email to CorpSec@catalent.com.

Communications will be sent to the appropriate recipient, depending on the facts and circumstances outlined in the communication, but the Corporate Secretary will not forward to directors any spam, junk mail, mass mailing, product complaint, product inquiry, new product suggestion, job inquiry, survey, or business solicitation or advertisement. Material that is unduly hostile, threatening, illegal, or similarly unsuitable will also be excluded.

STANDARDS OF BUSINESS CONDUCT

Our Board of Directors and all of our employees, including our CEO, principal financial officer, principal accounting officer, and all other executive officers are required to abide by our Standards of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. A copy of our Standards of Business Conduct can be found on our website under http://investor.catalent.com/corporate-governance. We will disclose on our

CATALENT 2017 PROXY STATEMENT	31

website any future amendment to, or waiver from, provisions of our Standards of Business Conduct affecting our directors or executive officers as and to the extent required under applicable SEC and NYSE rules.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written policy regarding the review, approval, and ratification of transactions with related persons. This policy provides that a related person must promptly disclose to the Board of Directors any related person transaction. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest if the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest. In general, “related persons” are our directors and executive officers, shareholders beneficially owning more than 5% of our outstanding stock, and their immediate family members. We refer to such a transaction as a “related person transaction.”

NO POST-IPO RELATED PERSON TRANSACTION

Since our IPO on July 30, 2014, we have not entered into any reportable related person transaction, nor is any related person transaction currently proposed, in which any of our directors, CEO, or executive officers has a direct or indirect material interest.

32	CATALENT 2017 PROXY STATEMENT

EXECUTIVE OFFICERS

The following persons currently serve as our executive officers:

John Chiminski

Age: 53

President and Chief Executive Officer

Mr. Chiminski’s biography is set forth in the section on continuing directors.

Matthew Walsh

Age: 51

Executive Vice President and Chief Financial Officer

Mr. Walsh has served as our Executive Vice President and Chief Financial Officer since December 2012. Previously, Mr. Walsh served as our Senior Vice President and Chief Financial Officer since April 2008. Prior to joining us, from 2006-2008, Mr. Walsh served as President and Chief Financial Officer of Escala Group, Inc., a global collectibles network and precious metals trader. From 1996 through 2006, Mr. Walsh held positions of increasing responsibility in corporate development, accounting and finance at diversified industrial manufacturer GenTek, Inc., culminating in his appointment as Vice President and Chief Financial Officer. Prior to GenTek, he served in corporate development and other roles in banking and the chemicals industry. He served on the Board of Directors of Multicolor Corporation from 2015 to 2017. Mr. Walsh holds a B.S. in chemical engineering and an M.B.A. from Cornell University and is a CFA® charter holder.

Christine Dolan

Age: 49

Senior Vice President, Product Development

Ms. Dolan has served as our Senior Vice President of Product Development since September 2016, overseeing our innovation and new product development teams. Since joining us in October 2009 in a global quality role, Ms. Dolan has held various senior-level roles, including service as Vice President, Operations in our Softgel Technologies segment; as General Manager for our Woodstock, IL sterile technologies facility; and as Vice President and General Manager of the development and analytical business unit with operations in Kansas City, Mo., Morrisville (RTP), NC and Swindon, UK. Ms. Dolan began her career as a microbiologist for Smith and Nephew Solopak. In 1995, she joined Amersham Health (acquired by GE Healthcare in 2004) where she served in various leadership roles of increasing responsibility. In 2000, she was named the Director of Quality Control and Materials Management, subsequently expanding her responsibilities to include supply chain; environmental, safety, and health; logistics; customer service; and validation. In 2008, she was named Global Quality Operations Director with responsibilities in Germany, the Netherlands, the UK and the US. Ms. Dolan holds a bachelor’s degree in biology from Lenoir-Rhyne College.

CATALENT 2017 PROXY STATEMENT	33

William Downie

Age: 50

Senior Vice President, Global Sales & Marketing

Mr. Downie has served as Senior Vice President, Global Sales & Marketing since June 2010. Mr. Downie joined us as Group President, Medication Delivery Solutions, and Senior Vice President, Global Sales & Marketing in October 2009. Prior to joining us, Mr. Downie served as Vice President and Global Leader of Molecular Imaging at GE Healthcare. Before that, he held several executive positions in other GE Healthcare units, including Vice President and General Manager, Medical Diagnostics-Europe, Middle East and Africa, and Vice President of Sales for Medical Diagnostics-Europe. Prior to GE Healthcare, Mr. Downie was with Innovex UK Limited (part of Quintiles, Inc.), where he held several positions in operations and sales/marketing. Earlier in his career, he held leadership positions with Sanofi-Synthelabo UK; Sanofi-Winthrop Limited; and Merck & Co., Inc. Mr. Downie holds a B.S. degree in biochemistry from the University of Edinburgh.

Steven Fasman

Age: 55

Senior Vice President, General Counsel and Corporate Secretary

Mr. Fasman was named Senior Vice President, General Counsel and Corporate Secretary in October 2014, when he joined us. Prior to that, Mr. Fasman served as Executive Vice President-Law of MacAndrews & Forbes Holdings Inc., a privately held diversified holding company, from January 2012 to March 2014. Before that, Mr. Fasman held various positions at MacAndrews & Forbes since 1992 of increasing responsibility. From 2008 through March 2014, Mr. Fasman also served as General Counsel and Chief Compliance Officer of M & F Worldwide Corp., a holding company with interests in financial products, customer calling centers, staffing operations, educational software and flavoring products. From 2008 to 2011, Mr. Fasman also served as a director of SIGA Technologies, Inc., a biodefense company. Mr. Fasman holds a law degree from Yale University and an A.B. degree in mathematics from Princeton University.

Aristippos Gennadios, Ph.D.

Age: 52

President, Softgel Technologies

Dr. Gennadios has served as our President, Softgel Technologies since September 2013. Previously, Dr. Gennadios served as Vice President and General Manager of Softgel Technologies. Dr. Gennadios has worked in the pharmaceutical industry since 1996 in roles including R&D, field sales, business development, operations and leadership. He joined our predecessor company, Cardinal Health, in 2002 and has held several key leadership posts within the softgel technologies business including Global Vice President of Business Development for Softgel Technologies, General Manager of the Oral Development Center in Somerset, NJ, and Vice President and General Manager for Rx Softgel and Consumer Health products.

34	CATALENT 2017 PROXY STATEMENT

Dr. Gennadios holds a bachelor’s degree in chemical engineering from the National Technical University of Athens, Greece and his master’s degree in biological engineering from Clemson University. Dr. Gennadios holds a doctorate in engineering from the University of Nebraska and an M.B.A. from Wake Forest University.

Scott Gunther

Age: 50

Senior Vice President, Quality & Regulatory Affairs

Mr. Gunther was named Senior Vice President of Quality & Regulatory Affairs in May 2017. Mr. Gunther joined us in 2012 as Vice President, Quality and most recently oversaw the quality function for the United States sites in our Drug Delivery Solutions business unit. Previously, he concurrently served as an interim Vice President of Product Development for the Drug Delivery Solutions business unit. Prior to joining Catalent, Mr. Gunther spent 22 years with Bristol-Myers-Squibb (“Bristol”) in various roles of increasing responsibility. In his last role at Bristol, he held the position of Executive Director Quality Operations Americas, where he was responsible for quality operations at its manufacturing sites in the U.S., Puerto Rico, and Latin America. Mr. Gunther holds a B.S. degree from the State University of New York at Buffalo and an M.B.A. degree from Canisius College.

Wetteny Joseph

Age: 45

President, Clinical Supply Services

Mr. Joseph has served as our President, Clinical Supply Services since October 2015. He joined us as Vice President and Corporate Controller and led the finance function for our former Modified Release Technologies business beginning in 2012. He served as Vice President-Finance for our former Development and Clinical Services segment from 2013 to October 2015. Prior to joining us, Mr. Joseph held a variety of senior financial positions at HD Supply and Hughes Supply. He began his career at PricewaterhouseCoopers. Mr. Joseph holds M.S. and B.S. degrees in accounting from Florida Atlantic University.

Barry Littlejohns

Age: 51

President, Drug Delivery Solutions

Mr. Littlejohns was named President, Drug Delivery Solutions (formerly Advanced Delivery Technologies) in July 2013. Previously, Mr. Littlejohns led our Medication Delivery Solutions business from July 2011 to July 2013. Mr. Littlejohns has an extensive background in leading international life science businesses in both US and European organizations. He rejoined us in 2013 after two years as Senior Vice President of Operations and Business Development at the Danish biotechnology company Genmab A/S, where his responsibilities included strategic licensing and manufacturing oversight. Prior to Genmab, he served with us in a broad range of leadership roles, which included Vice President of Global Business Operations, Vice President of Commercial Affairs for Medication Delivery Solutions, Vice President and General

CATALENT 2017 PROXY STATEMENT	35

Manager of Injectables, and various financial, operational and leadership roles. He joined our predecessor RP Scherer Corporation in 1989. Mr. Littlejohns holds a degree in business and finance from Swindon College in Swindon, UK.

Alessandro Maselli

Age: 45

Senior Vice President—Global Operations

Alessandro Maselli was named Senior Vice President—Global Operations in September 2016. Mr. Maselli joined us in 2010 as Director of Operations at our pharmaceutical, nutritional and cosmetics plant in Aprilia, Italy. In 2013, Mr. Maselli was appointed General Manager of Zydis® operations at our facility in Swindon, U.K., and, in 2015, became Vice President of Operations, Europe, for our Drug Delivery Solutions segment. Prior to joining us, Mr. Maselli held operational and business leadership roles at Alstom and SGS S.A. From 1998 to 2006, he held roles of increasing responsibility from process engineer to operations director at ABB Group. Mr. Maselli began his career as automation systems engineer in the food industry. A native of Italy, Mr. Maselli earned bachelor and master degrees in electronic engineering from the University of Rome.

Lance Miyamoto

Age: 62

Senior Vice President—Global Human Resources

Mr. Miyamoto was named Senior Vice President—Global Human Resources in March 2011. Mr. Miyamoto has more than 30 years of experience in delivering HR systems including compensation and career structures that drive business results and growth. In addition to general HR expertise and organization development, he has experience leading in a global environment and has managed global company turnarounds, mergers and acquisitions. Prior to joining Catalent, he ran his own consulting business, and, prior to that, Mr. Miyamoto held a number of HR leadership roles in other companies, including Executive Vice President of Comverse Technology Inc. He also served as Executive Vice President of HR for AOL LLC, a division of Time Warner Inc., from 2004 to 2007. From 2001 to 2004, Mr. Miyamoto was Executive Vice President of HR for Lexis-Nexis. He was also a senior executive with Dun and Bradstreet with responsibility for performance development. Mr. Miyamoto is a graduate of Harvard University, and has an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he was a COGME (Council for Graduate Management Education) Fellow.

36	CATALENT 2017 PROXY STATEMENT

OWNERSHIP OF OUR COMMON STOCK

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The table below shows how many shares of our common stock were owned as of August 29, 2017 by (1) owners of more than 5% of the outstanding shares of our common stock, (2) our current directors, (3) the executive officers named in the Summary Compensation table on page 64, and (4) all current directors and executive officers as a group. A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has (a) an address at 14 Schoolhouse Road, Somerset, NJ 08873 and (b) sole voting and investment power over the shares, except as described below.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc.(1)	16,008,034		%
BlackRock, Inc.(2)	14,850,119		%
The Vanguard Group(3)	9,446,692		%
FMR LLC(4)	7,937,478		%
Janus Capital Management LLC(5)	7,599,172		%
John Chiminski(6)	1,034,336		*
Matthew Walsh(6)	128,757		*
William Downie(6)	48,532		*
Steven Fasman(6)	70,499		*
Barry Littlejohns(6)	218,152		*
Sharon Johnson(6)	45,437		*
Madhavan Balachandran	—		*
J. Martin Carroll	12,523		*
Rolf Classon	16,665		*
Gregory T. Lucier	28,663		*
Donald E. Morel, Jr.	18,799		*
James Quella(6)	53,625		*
Uwe Röhrhoff	3,000		*
Jack Stahl	16,665		*
Directors and executive officers as a group (19 persons)(7)	2,118,228		%
*	Represents less than 1%

(1)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 7, 2017, in which T. Rowe Price Associates, Inc. reported that it and its affiliates have sole voting power over 4,204,824 shares and sole dispositive power over 16,008,034 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

CATALENT 2017 PROXY STATEMENT	37

(2)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 12, 2017, in which BlackRock, Inc. reported that it has sole voting power over 14,605,189 shares and sole dispositive power over 14,850,119 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2017, in which The Vanguard Group reported that it and its affiliates have sole voting power over 207,575 shares and an aggregate sole dispositive power over 9,232,015 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on July 10, 2017, in which FMR LLC reported that it and its affiliates have sole voting power over 1,272,445 shares and sole dispositive power over 7,937,478 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 13, 2017, in which Janus Capital Management LLC reported that it and its affiliates have sole voting power over 6,334,280 shares and shared dispositive power over 1,264,892 shares. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(6)	The number of shares beneficially owned includes shares of common stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after August 30, 2017, as follows: Mr. Chiminski (495,101), Mr. Littlejohns (195,035), Mr. Walsh (39,921), Mr. Fasman (28,197), Ms. Johnson (18,557), Mr. Downie (15,515), and Mr. Quella (36,960).

(7)	Includes 1,221,224 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after August 29, 2017. Does not include amounts held by Ms. Johnson as her employment with the company ended on June 30, 2017.

38	CATALENT 2017 PROXY STATEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of 10% or more of our shares of common stock to file reports with the SEC about their ownership of and transactions in our common stock. Based on our records and other information, we believe that all reports required to be filed under Section 16(a) during fiscal 2017 were timely filed, except for (a) a delayed filing on Form 4 of a portion of the derivative securities acquired by Mr. Downie on September 9, 2016 (due to administrative error, only 35,000 of the 40,748 derivative securities acquired by him were timely reported, with the balance reported three days late) and (b) a delayed filing on Form 3 of a portion of the securities held by Ms. Dolan as of September 8, 2016 (due to administrative error, only 5,737 of the 7,837 shares of common stock held by her at the time were timely reported, with the balance reported in July 2017). In addition, in connection with a review of prior Section 16(a) filings, we became aware that Mr. Chiminski failed to file a Form 4 in fiscal 2016 to report the withholding of restricted stock units (“RSUs”) in connection with the payment of tax liabilities arising out of the vesting of such securities and the delivery of the common stock underlying them. An amended Form 4 was filed by Mr. Chiminski on August 25, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of June 30, 2017 regarding our equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(3)	(b) Weighted-average exercise price of outstanding options, warrants and rights(4)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,196,318	$24.84	3,412,917
Equity compensation plans not approved by security holders(2)	1,526,198	$15.97	—	(5)

(1)	The amounts set forth in this row relate to grants under the Catalent, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by a majority shareholder prior to our IPO.
(2)	The Board of Directors approved the 2007 PTS Holdings Corp. Stock Incentive Plan (the “Pre-IPO Stock Plan”) on May 7, 2007, and it was amended on September 8, 2010 and June 25, 2013, all prior to our IPO. (“PTS Holdings Corp.” is a former name of Catalent, Inc.)
(3)	All awards under the Pre-IPO Stock Plan were stock options, except for 260,480 RSUs, each of which converts to one share of our common stock, granted to Mr. Chiminski and 64,400

CATALENT 2017 PROXY STATEMENT	39

RSUs granted to Mr. Walsh. As of June 30, 2017, only 50,480 vested and unsettled RSUs granted to Mr. Chiminski on September 16, 2011 remain outstanding, which RSUs were settled on September 16, 2017.
(4)	The weighted-average exercise price does not take into account RSU and performance share unit awards, which by their nature do not have an exercise price.
(5)	As of May 7, 2017, awards may no longer be made under the Pre-IPO Stock Plan.

DIRECTOR COMPENSATION

We provide competitive compensation to our non-employee directors to attract and retain qualified directors. The principal elements of our non-employee director compensation are an annual cash retainer, an annual equity award of restricted stock units, and additional cash fees for our Lead Director, Committee Chairs and Audit Committee members. Our directors who are employed by us receive no cash or equity compensation for service as a director.

ANNUAL CASH RETAINER

Each non-employee director receives an annual cash retainer of $100,000 for services as a director, with an additional $30,000 annual cash retainer for the non-employee director, if any, serving as the Lead Director. All cash retainers are paid on a quarterly basis, in arrears. Directors do not receive meeting attendance fees, but each of our directors is reimbursed for the out-of-pocket expenses the director incurs in connection with the director’s service. Non-employee directors who are newly appointed or elected to the Board of Directors during the year receive an annual cash retainer that is prorated from the effective date of appointment or election to the end of the then-current fiscal year.

EQUITY-BASED COMPENSATION

Each non-employee director receives an annual grant in the form of restricted stock units in respect of shares of our common stock with a grant date fair value equal to $140,000, with any fractional shares rounded down to the nearest whole share. The grant date fair value is equal to the closing sales price of our common stock as reported on the NYSE on the date of grant. Ownership of the restricted stock units vests on the first anniversary of the grant date, subject to accelerated vesting upon a change of control; provided that the director has not terminated service on or prior to the first anniversary. Non-employee directors who are newly appointed or elected to the Board of Directors receive a restricted stock unit grant that is prorated from the effective date of appointment or election to the end of the then-current fiscal year.

COMMITTEE CHAIR/MEMBER FEES

In addition to the compensation just described, we pay an annual cash fee to the Chair of the Audit Committee of $15,000 and $10,000 to each of the other Audit Committee members. We similarly pay an annual cash fee to the Chair of each of the Compensation, Nominating, Quality, and M&A Committees of $10,000, but no additional fee to the other members of those Committees. All Committee fees are paid on a quarterly basis, in arrears.

40	CATALENT 2017 PROXY STATEMENT

DIRECTOR STOCK OWNERSHIP POLICY

Under our stock ownership policy for directors, each of our non-employee directors is required to own stock in an amount equal to five times the annual cash retainer. For purposes of this requirement, a director’s holdings includes shares held directly or indirectly, individually or jointly, shares underlying vested equity-based awards and shares held under a deferral or similar plan. Each such non-employee director is required to retain 100% of the shares received following exercise of options or upon settlement of vested restricted stock units (net of shares used to satisfy applicable tax withholding obligation, if any) until the required ownership level is met. All of our directors complied with the retention provisions of this policy throughout fiscal 2017 and through the printing of this Proxy Statement.

DEFERRED COMPENSATION PLAN

Under the amended and restated Catalent Pharma Solutions, Inc. Deferred Compensation Plan (the “Deferral Plan”), effective January 1, 2016, our directors may separately elect any portion of their cash fees and up to 100% of RSU awards on a pre-tax basis by making appropriate elections in the calendar year prior to the year in which the services giving rise to such compensation being deferred is rendered.

Under the Deferral Plan, we also credit each participant’s deferral account with earnings and/or losses based on the deemed investment of the accounts in one or more of a variety of investment alternatives we make available from time to time. Participants select the investment alternatives in which they want their accounts to be deemed to be invested and are credited with earnings and/or losses based on the performance of the relevant investments. Participants are able to change the investment elections for their accounts on a daily basis.

Participants in the Deferral Plan may elect from a variety of forms of payout under the plan, including lump-sum payment and various types of annual installments, with the timing depending on the form selected.

Cash and equity deferrals, company contributions, and applicable gains are held in a “rabbi” trust. “Rabbi” trust assets are ultimately controlled by us. Operating the Deferral Plan this way permits participants to defer recognition of income for tax purposes on the amounts deferred until they are paid to the participants.

CATALENT 2017 PROXY STATEMENT	41

DIRECTOR COMPENSATION FOR FISCAL 2017

For fiscal 2017, our directors received the amounts shown in the schedule below. All cash fees were paid on a quarterly basis, in arrears. Messrs. Chinh Chu and Bruce McEvoy, who each resigned from the Board in October 2016, received no compensation during fiscal 2017 because they were designees of a former principal shareholder.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Madhavan Balachandran(3)	16,438	23,008	39,446
Melvin D. Booth(4)	120,000	139,987	259,987
J. Martin Carroll	100,000	139,987	239,987
Rolf Classon(5)	110,000	139,987	249,987
Gregory T. Lucier(6)	100,000	139,987	239,987
Donald E. Morel, Jr.(6)	110,000	139,987	249,987
James Quella	110,000	139,987	249,987
Uwe Röhrhoff(7)	31,222	56,746	87,968
Jack Stahl(8)	136,987	139,987	276,974

(1)	Mr. Chiminski did not receive any compensation as a director during fiscal 2017. He received compensation during fiscal 2017 as our employee, and his compensation is reported in this Proxy Statement in the executive compensation tables.
(2)	Represents the aggregate grant date fair value of stock awards for fiscal 2017, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718, using the assumptions discussed in Note 12, “Equity-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017. Our directors do not receive any form of equity other than RSUs. The method for determining the number of RSUs to award and the grant date fair value of those units is set forth in the subsection above entitled “Equity-Based Compensation.” Messrs. Booth, Carroll, Classon, Lucier, Quella, and Stahl and Dr. Morel each had 5,595 unvested RSUs as of June 30, 2017. Messrs. Balachandran and Röhrhoff had 785 and 2,013 unvested RSUs, respectively, as of June 30, 2017. See notes 3 and 7 below. As of June 30, 2017, Messrs. Booth and Quella have options with respect to 50,750 and 46,200 shares of our common stock, respectively, which they received prior to our IPO.
(3)	Mr. Balachandran’s cash retainer and RSU award were each prorated because Mr. Balachandran joined our Board of Directors on May 2, 2017.
(4)	Mr. Booth retired from the Board of Directors as of August 25, 2017.
(5)	Mr. Classon elected to defer 50% of his annual cash retainer and 100% of his annual RSU award under the Deferral Plan.
(6)	Mr. Lucier and Dr. Morel elected to defer 100% of their annual RSU award under the Deferral Plan.
(7)	Mr. Röhrhoff’s cash retainer and RSU award were each prorated because he joined our Board of Directors on February 3, 2017. His fees for service as a member of the Audit Committee since that date and service as its Chair since May 2, 2017 have also been prorated.
(8)	Mr. Stahl was appointed Lead Director and chair of the M&A Committee on October 25, 2016 and May 2, 2017, respectively. Each of an additional annual cash retainer of $30,000 in respect of his service as Lead Director and a fee for service as chair of the M&A Committee was prorated through June 30, 2017. In addition, his fee for service as Chair of the Audit Committee was prorated through May 2, 2017, when he stepped down from that committee.

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This CD&A explains our executive compensation philosophy and programs, and the decisions made by the Compensation Committee of our Board of Directors during our most recently completed fiscal year, which ended on June 30, 2017, unless otherwise noted. Each reference in this section to a year is a reference to our fiscal year, which ends on June 30, unless otherwise noted.

Our executive compensation program is intended to attract, motivate, retain, and reward our leadership so that they will act to increase shareholder value and to align the interests of our leadership with those of our shareholders on an annual and long-term basis.

In accordance with SEC rules and regulations, this CD&A also discusses the elements of our executive compensation program during the fiscal year ended June 30, 2017 for our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our other three most highly compensated executive officers, and one additional former executive officer (these six officers collectively are our Named Executive Officers or NEOs). In 2017, our NEOs were:

EXECUTIVE	TITLE
John Chiminski	Chair of the Board, President and CEO
Matthew Walsh	Executive Vice President and Chief Financial Officer
Barry Littlejohns	President, Drug Delivery Solutions
William Downie	Senior Vice President, Global Sales and Marketing
Steven Fasman	Senior Vice President, General Counsel & Corporate Secretary
Sharon Johnson*	Former Senior Vice President, Quality & Regulatory Affairs

*	Ms. Johnson’s employment with the company ended on June 30, 2017.

EXECUTIVE SUMMARY

Our executive compensation program is intended to attract, motivate, retain, and reward our leadership team. We believe that attracting and retaining superior talent is a key to delivering shareholder returns, and that a competitive compensation program supports this. Therefore, our executive compensation package ties a significant portion of executive pay to performance.

The following is a summary of important aspects of our executive compensation program discussed later in this CD&A.

•	Balanced mix of pay components and incentives. Our compensation program targets a market-based mix of cash and equity compensation, and of short- and long-

CATALENT 2017 PROXY STATEMENT	43

term incentives. The principal elements of our program are salary, performance-based cash bonus and long-term equity awards.
•	Pay for Performance. We emphasize pay-for-performance to align executive compensation with our business strategy. Approximately 84% of the target total direct compensation of our CEO in 2017 was variable or performance-based.
•	Share Retention. Our Compensation Committee has established stock ownership guidelines directing our executive officers to hold a multiple of annual salary in the form of shares of common stock in order to align management and shareholder interests.
•	Pledging and Hedging. Our executives are prohibited from pledging our shares or hedging against the economic risk of such ownership.
•	Use of Independent Consultant. The Compensation Committee has engaged an independent, third-party consultant to assist it in designing our compensation program and making compensation decisions as we seek to align with best practices.
•	Claw-Back/Forfeiture Provisions. The terms of our annual performance bonus awards and long-term, equity-based awards allow us in certain circumstances to “claw back” cash and shares received pursuant to such awards or to require the repayment of all gains realized on the vesting or exercise of such awards.
•	Compensation Peer Group. The Compensation Committee uses a group of peer companies, selected with the assistance of its independent compensation consultant, FW Cook, to benchmark its pay levels and benefit packages.
•	Shareholder Say-on-Pay. At the 2016 Annual Meeting, our shareholders voted 99.4% in favor of our say-on-pay proposal, demonstrating their concurrence that our executive compensation program reflects a pay for performance philosophy. In fiscal 2017, the Compensation Committee took into account the outcome of the shareholder advisory vote on fiscal 2016 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Based on the level of support, the Compensation Committee did not see a need for substantive changes to our compensation program.

OVERVIEW OF 2017 BUSINESS PERFORMANCE AND EXECUTIVE COMPENSATION

2017 BUSINESS PERFORMANCE

Please note: Further information concerning the non-GAAP performance measures discussed in this section, including information concerning reconciliations between these measures and the most directly comparable U.S. GAAP-based measures, may be found in the footnotes set forth on page 1 of this Proxy Statement and in Appendix A to this Proxy Statement, entitled “Non-GAAP Financial Measures,” beginning on page A-1 of this Proxy Statement.

In fiscal 2017, we delivered another strong year from a revenue perspective, recording revenue growth of 15% in constant currency compared to the prior fiscal year, with growth

44	CATALENT 2017 PROXY STATEMENT

across all three of our reporting segments. Softgel Technologies, our core long-cycle segment, grew revenue 12% at constant currency, with particular strength across the consumer health side of the business. We recorded constant currency revenue growth of 16% in our Drug Delivery Solutions segment, which includes our modified release offerings, our sterile offerings and our fast-growing biologics business. And our short-cycle Clinical Supply Services segment grew revenue by 20% in constant currency and continues to be the fastest growing segment in the portfolio.

Listed below are some highlights of our fiscal 2017 performance:

•	Revenue of $2,075.4 million compared to $1,848.1 million in the prior year, showing growth of 12% as reported and 15% on a constant-currency basis
•	Net earnings of $109.8 million, or $0.87 per diluted share, compared to net earnings of $111.5 million, or $0.89 per diluted share, in the prior year
•	Achieved Adjusted EBITDA of $450.0 million, or $468.9 million on a constant-currency basis
•	Recorded a net leverage ratio of 4.0x, and an interest coverage ratio of 5.0x
•	Generated a shareholder return of 71% for those who invested at the IPO in July 2014
•	Completed two acquisitions, one based in the U.S. and one based in Canada, which have been integrated in our Drug Delivery Solutions and Softgel Technologies segments, respectively.
•	Continued to reinvest a significant portion of our free cash flow in attractive, strategic, growth-driving assets

2017 COMPENSATION HIGHLIGHTS

As highlighted above, in 2017 we delivered strong financial performance. The Compensation Committee determined that our CEO exceeded his individual goals for 2017 and each of our other NEOs partially met or exceeded their respective individual goals for 2017.

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Executive Pay Mix for 2017

As shown in the charts below, the majority of target total direct compensation for our CEO and other NEOs during 2017 consisted of variable pay elements—specifically, the short-term incentive bonus award (which was targeted as 25% and 27%, respectively, of our CEO’s and our other NEOs’ total direct compensation) and long-term, equity-based compensation (which was targeted as 59% and 36%, respectively, of our CEO’s and our other NEOs’ total direct compensation). The Compensation Committee believes this allocation aligns with our compensation philosophy of motivating our CEO and other NEOs to achieve our performance objectives in the short term and to grow the business to create value for our shareholders in the long term. In addition, at the 2016 Annual Meeting, our shareholders voted 99.4% in favor of our say-on-pay proposal, demonstrating their concurrence that our executive compensation program reflects a pay for performance philosophy.

These charts do not include other compensation, pension values, and nonqualified deferred compensation earnings, which are shown in the Summary Compensation Table in this Proxy Statement.

CEO 2017 Compensation Overview

Employment Agreement

Mr. Chiminski, our CEO, entered into a three-year employment agreement in October 2014, replacing an earlier agreement. The October 2014 employment agreement aligned Mr. Chiminski’s compensation with comparable CEOs in our executive compensation benchmarking peer group. Mr. Chiminski’s total compensation consists of salary, an annual cash bonus, long-term equity incentives and the right to participate in benefit programs generally available to executives. The employment agreement with Mr. Chiminski is discussed in detail in “Executive Agreements.”

46	CATALENT 2017 PROXY STATEMENT

Salary

On October 22, 2014, Mr. Chiminski’s base salary was increased to $975,000. His salary did not increase during fiscal 2017, but was increased to $1,025,000 effective August 23, 2017, in consideration of his performance and reflecting the recommendation of the Compensation Committee’s independent compensation consultant.

Bonus

Mr. Chiminski received a $1,698,750 cash bonus in 2017 under the terms of our Management Incentive Plan (the “MIP”), which is our incentive-based annual cash bonus plan for our senior executives, including our NEOs. His MIP award was based on the annual cash bonus opportunity target set in his employment agreement. The target for 2017 was $1,500,000 (with a maximum payment opportunity of $2,000,000). As discussed below, his amended employment agreement provides for a fiscal 2018 target cash bonus of $1,350,000 with no maximum limit other than the limits of the MIP itself, which in 2018 provides for a maximum payout of 174.4% of target. The removal of the maximum limit increases the cohesiveness of senior management by aligning the method of awarding Mr. Chiminski’s bonus with the other members of the team.

Our revenue, computed at the foreign exchange rates we use internally when budgeting and measuring performance against budget (our “Budget-Based Revenue”), and Adjusted EBITDA, computed at the same rates (our “Budget-Based EBITDA”), in fiscal 2017 resulted in 112.5% achievement against the business performance targets that determined 70% of the MIP bonus for Mr. Chiminski and all other senior executives. The Compensation Committee determined the remaining 30% of his MIP based on his individual achievements. (Budget-Based Revenue and Budget-Based EBITDA, financial measures used by us in calculating incentive compensation awards, are non-GAAP measures. For an explanation of how we derive these measures and reconciliations to our reported results, please see the Appendix entitled “Non-GAAP Financial Measures,” beginning on page A-1.)

Mr. Chiminski’s MIP award was equal to 113.25% of his target opportunity. The Compensation Committee believes that his 2017 MIP compensation appropriately reflected our financial performance for the year and his individual contributions as our CEO.

Long-Term Incentive Award

During fiscal 2017, Mr. Chiminski, along with our other NEOs, received long-term incentive compensation awards as part of our long-term incentive plan (the “LTIP”) for the 2017-19 performance periods. Those awards are discussed in detail below.

CATALENT 2017 PROXY STATEMENT	47

Total Direct Compensation

The chart below shows Mr. Chiminski’s total direct compensation for the fiscal years 2016 and 2017 and is comprised of salary, MIP and LTIP (using grant date fair value). This chart does not include other compensation, pension values and nonqualified deferred compensation earnings, which are shown in the Summary Compensation Table. The chart includes Mr. Chiminski’s actual bonus for fiscal 2017 and assumes that his long-term incentive compensation will pay out at target. The actual amounts paid could be higher or lower (for further information on our long-term incentive plan, see the section entitled “Compensation Determinations for 2017—Long-Term Incentive Awards”).

Executive Agreements

As discussed in more detail later in this CD&A, we are party to agreements with our NEOs to attract and retain these executives. The agreements with Messrs. Chiminski and Walsh are employment agreements that define the nature of each officer’s employment, compensation and benefits, including certain compensation and benefits following termination, and restrictive covenants. Mr. Downie, Mr. Fasman, and Mr. Littlejohns have offer letters that set forth the nature of each executive’s employment, compensation, and benefits, and Mr. Downie also has a relocation agreement because Mr. Downie formerly worked from and still frequently visits our corporate offices in New Jersey even though his primary residence is in the U.K. Our former executive, Ms. Johnson, had a similar offer letter as well as a relocation agreement.

48	CATALENT 2017 PROXY STATEMENT

OUR EXECUTIVE COMPENSATION PROGRAM

OVERVIEW

Our executive compensation philosophy is designed to tie executive compensation to the successful execution of our overall business goals and adherence to our core values that best serves the interests of our shareholders. We believe that attracting, motivating, retaining, and rewarding superior executive talent is a key to delivering attractive shareholder returns, and that an appropriately structured executive compensation program is critical to that end. We believe that each element of our program supports the achievement of our compensation philosophy.

COMPENSATION PHILOSOPHY

Our executive compensation program is guided by the following philosophies:

•	Competitive compensation. Provide a competitive compensation package that enables us to attract, motivate, retain, and reward superior executive talent.

•	Linking compensation to performance. Foster a pay-for-performance philosophy by tying a significant portion of pay to financial and stock-price performance as well as other goals that support the creation of sustainable long-term shareholder value.

•	Alignment with shareholder interests. Align our executives’ interests with our shareholders’ through equity compensation and share retention guidelines.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

COMPONENT	DESCRIPTION	OBJECTIVES AND COMMENTS
Cash Compensation
Base Salary	Fixed cash compensation that is based on performance, scope of responsibilities, experience and competitive pay practices.	• Attract, motivate, and retain superior talent. • Provide a fixed, baseline level of compensation. • Annual increase based on market positioning and individual performance.
Cash Bonus Opportunity: Management Incentive Plan (our “MIP”)	Annual cash payment tied to our overall financial results and a set of individually tailored financial and strategic performance objectives.	• Variable pay for short-term achievement of financial results and individual goals. • For 2017, 70% based on financial results (revenue and adjusted EBITDA) and 30% based on individual goals.

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COMPONENT	DESCRIPTION	OBJECTIVES AND COMMENTS
Long-Term Incentive
Long-Term Equity Incentive Awards

Annual grants of equity-based awards under our Omnibus Plan intended to drive (1) absolute and relative long-term performance relative to pre-established objectives and (2) continuous executive retention. Our Omnibus Plan permits the award of the following types of long-term incentives:

•  Incentive Stock Option (ISO)

•  Nonqualified Stock Option (NQSO)*

•  Stock Appreciation Right (SAR)

•  Restricted Stock (RS)*

•  Restricted Stock Unit (RSUs and PSUs)*

•  Other Stock-Based Award*

•  Performance Compensation Award (cash)

*  Actually awarded to at least one of our NEOs

•  Align compensation with the creation of shareholder value and achievement of business goals.

•  Increase equity ownership by executives

•  Promote executive retention and achievement of long-term performance objectives.

•  Reward absolute and relative stock price increases over a multi-year period.

Retirement
U.S. Savings Plan	A tax-qualified 401(k) defined contribution plan that allows U.S. participants to defer a portion of their compensation, subject to Internal Revenue Code limits, and receive a partial employer company matching contribution.	Attract, motivate, and retain superior talent.
U.K. Retirement Plan	A defined contribution retirement plan open only to U.K. participants, which also permits a partial employer match on contributions.	Attract, motivate, and retain superior talent.
Deferred Compensation Plan

A non-qualified deferred compensation plan for qualifying U.S. employees that provides opportunities to defer income taxation of a portion of compensation beyond what is permitted under our Savings Plan.

The plan allows NEOs and certain other executives to defer up to 80% of total cash compensation, as well as RSUs and PSUs received under our long-term equity incentive plan, to receive matching contributions equal to 50% of the first 6% of compensation deferred, and to invest amounts deferred in a variety of investment options.

Attract, motivate, and retain superior talent.

50	CATALENT 2017 PROXY STATEMENT

COMPONENT	DESCRIPTION	OBJECTIVES AND COMMENTS
Severance
Executive Severance and Change-in-Control Benefits

Severance benefits provided to NEOs and certain other executives upon involuntary termination of employment without cause, or upon a “good reason” termination by the executive.

Equity grants permit vesting if employment is terminated following a change in control.

• Attract, motivate, and retain superior talent. • Facilitates recruitment and retention of executives by providing income security in the event of involuntary job loss.

THE COMPENSATION PROCESS

THE ROLE OF THE COMPENSATION COMMITTEE, ITS CONSULTANT, AND MANAGEMENT

The Compensation Committee oversees the compensation program for our CEO and other executive officers, including our Named Executive Officers. Management typically formulates the initial proposal concerning a new aspect of executive compensation, including proposing salary levels and the form and content of various compensation programs, including incentive compensation programs and benefit programs such as healthcare and retirement programs. All management proposals as they relate to our NEOs are subject to Compensation Committee review and approval. The Compensation Committee has retained an independent consultant, FW Cook, to help it fulfill its responsibilities, including its review of management proposals. Among other things, FW Cook benchmarks compensation proposals using available market data and trends. In compliance with the NYSE’s listing standards and SEC rules, the Compensation Committee in May 2017 conducted its annual independence assessment of FW Cook and concluded that it remains independent of management.

THE COMPENSATION COMMITTEE’S PROCESS

In accordance with its charter, the Compensation Committee is responsible for, among other duties:

•	reviewing and approving our overall compensation philosophy;
•	overseeing the administration of compensation and benefit programs, policies, and practices;
•	reviewing and approving the identification of our peer companies with respect to various benchmarking activities and data sources used in evaluating our compensation competitiveness;
•	evaluating the performance of the CEO against performance goals and objectives approved by the Board of Directors; and
•	approving the performance goals, evaluating the performance, and approving the compensation of our executive officers.

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THE USE OF MARKET DATA IN DETERMINING COMPENSATION

The Compensation Committee considers numerous factors as it formulates and reviews pay components and the overall structure of our executive compensation program and makes compensation decisions. Among these factors are survey data, scoped to focus on companies with revenue comparable to ours, and the compensation practices of select peer companies, which we refer to as the “Comparison Group.” During fiscal 2017, the Compensation Committee used a Comparison Group recommended by management with input from FW Cook based on, among other things, similarities in our line of business, revenue, earnings, estimated enterprise value and number of employees. The Committee believed that reference to the Comparison Group was appropriate when reviewing our compensation program during fiscal 2017 because it believed that this group may have competed with us for executive talent. The companies in the Comparison Group that informed compensation decisions for fiscal 2017 were:

•      Align Technology, Inc.

•     Charles River Laboratories International, Inc.

•     C.R. Bard, Inc.

•     Hill-Rom Holdings, Inc.

•     ICON plc

•     INC Research Holdings, Inc.

•     Mettler-Toledo International Inc.

•     PerkinElmer, Inc.

•     STERIS plc

•     West Pharmaceutical Services, Inc.

•     Bio-Rad Laboratories, Inc.

•     The Cooper Companies, Inc.

•     Haemonetics Corporation

•     Horizon Pharma plc

•     Impax Laboratories, Inc.

•     Mallinckrodt plc

•     PAREXEL International Corporation

•     Quintiles IMS Holdings, Inc. (formerly Quintiles Transnational Holdings Inc.)*

•     United Therapeutics Corporation

*	Removed by the Compensation Committee on February 2, 2017 as the company was no longer considered a peer following a merger.

The Compensation Committee attempts to set the compensation of our executive officers at levels that are generally in the range of the median of the market data, with deviations as appropriate based on individual factors, including tenure, proficiency in role, and criticality to our performance. The Compensation Committee reviews the range of salary, annual incentive targets and long-term incentive grant values (and the combined total of these elements) of persons holding the same or similar positions at the Comparison Group, based on the most recent market data available. The Compensation Committee then generally seeks to approve compensation elements for our NEOs within a competitive range, assuming payout of performance-based compensation at target. Our executives’ actual compensation may vary from the target amounts set by the Compensation Committee based on our overall performance and

52	CATALENT 2017 PROXY STATEMENT

the individual’s own performance, as reflected through annual incentive payouts and value realized on vesting and exercise of stock-based, long-term incentive awards.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

Subject to certain limitations and terms, Code § 162(m) and its implementing regulations provide that we may not deduct compensation of more than $1,000,000 paid in any year to our CEO and certain of our NEOs unless certain criteria are met concerning the terms of the compensation and the processes adopted by us to approve the compensation and the forms of payment. Among other things, these rules require that deductible compensation in excess of the limit be approved by a sufficiently disinterested group of directors and that the material terms governing payment be disclosed to and approved by shareholders. Because we only became a publicly traded company upon our IPO on July 30, 2014, we have been subject to a transitional period, during which the restrictions in these rules do not apply to us (though they may apply with respect to certain equity awards granted during the transitional period but that vest and settle thereafter). The transitional period is expected to end at our 2018 annual meeting.

The Compensation Committee intends to structure executive compensation to comply with Code § 162(m) to the extent that doing so is consistent with the best interests of our company and shareholders. A number of requirements must be met for particular compensation to qualify, however, and there can be no assurance that any compensation awarded will be fully deductible under all circumstances. And in appropriate circumstances, the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible.

COMPENSATION DETERMINATIONS FOR 2017

For fiscal 2017, compensation paid to our NEOs consisted of the following elements: base salary, short-term incentive pay in the form of participation in the MIP, the opportunity to obtain long-term incentive compensation awards, and the opportunity to participate in certain benefit programs and other perquisites.

We generally review the base salary and other incentive compensation target amounts of our executive officers other than our CEO, including our non-CEO NEOs, every 18 months. For fiscal 2018, however, the Compensation Committee has decided to move to an annual review for our executive officers, consistent with the process for our employees generally. Compensation for each of Mr. Chiminski and Mr. Walsh is governed in part by his respective employment agreement.

BASE SALARY

Base salary is the principal fixed component of the target total direct compensation of our NEOs, and is determined by considering the executive’s job responsibilities, market data, and the individual’s performance and contributions. The Compensation Committee has adopted a

CATALENT 2017 PROXY STATEMENT	53

practice of reviewing the salaries of our NEOs every 18 months, based on the date of employment, which will transition to an annual review process in fiscal 2018.

The 2017 base salaries for Messrs. Chiminski, Walsh, and Fasman remained at $975,000, $675,000, and $550,000, respectively. Following their respective 18-month reviews during fiscal 2017, Mr. Littlejohns received a 2.3% increase in base salary, reflecting his performance, leadership, and management of our Drug Delivery Solutions business unit; Mr. Downie received a base salary increase of 4.1%, reflecting his performance, leadership, and management of our Sales & Marketing function; and Ms. Johnson received a base salary increase of 2.6%, reflecting her performance, leadership, and management of our Quality & Regulatory Affairs function. Mr. Chiminski’s fiscal 2018 base salary will increase to $1,025,000, as described above under “CEO 2017 Compensation Overview—Salary.”

MANAGEMENT INCENTIVE PLAN

Summary

The MIP is an annual cash incentive program that rewards performance against annual individual and overall business goals. MIP participation is extended to a broad group of our executives that includes our Named Executive Officers. For fiscal 2017, 70% of all MIP target payouts were based on business goals and 30% were based on individual goals. The Compensation Committee selects the overall business goals for the MIP from among the corporate financial and strategic growth objectives set each year by our Board of Directors. The individual goals for each of our NEOs other than our CEO are set jointly by that NEO and the CEO, and the individual goals for our CEO are set jointly by our CEO and the Compensation Committee. These individual goals relate generally to the following categories but are not assigned numerical weightings or measuring criteria: quality and compliance, operational excellence, customer innovation/growth, organizational vitality/leadership, and financial accountability.

A graphical summary of how we calculate payment under our MIP is set forth in the charts labeled “MIP Calculation Summary for Fiscal 2017” and “MIP Calculation Summary for Fiscal 2018” at the end of this section.

Performance Targets

For fiscal 2017, the Compensation Committee based 25% of the business goals for our MIP on achievement of our Budget-Based Revenue goal and 75% on achievement of our Budget-Based EBITDA goal.

The Compensation Committee uses these financial measures because (a) it believes that they are important indicators of increasing value and growth, (b) they are the primary measures by which we set and measure performance for the fiscal year, (c) they exclude certain items that would normally be part of a calculation of net earnings but that we believe are not representative of our core business, and (d) they are widely used measures of overall financial performance. The Compensation Committee believes that (x) using a weighted combination of

54	CATALENT 2017 PROXY STATEMENT

these two measures provides a balanced set of business performance targets that focus on growth and profitability, (y) the performance targets provide a reasonably achievable, but challenging set of goals for our NEOs and other MIP participants, and (z) tying the NEOs’ bonuses to company-wide performance goals encourages collaboration across the executive leadership team. These goals are intended to incentivize all participants to maximize their performance for the benefit of our shareholders.

For fiscal 2018, the Compensation Committee has elected to introduce a third business goal, Annual Capital Deployed, which will account for 15% of the business goals for our MIP, with the Budget-Based Revenue goal comprising 20% and Adjusted EBITDA comprising 65%. “Annual Capital Deployed” will equal the average of “Capital Deployed” over the 12-month period ending on the month of measurement, with Capital Deployed for a given month equal to the working capital for such month, divided by the revenue for the 90-day period ending on the last day of such month, computed on an annualized basis. The Compensation Committee has added this metric because it believes that this will incentivize management to be as efficient as possible in its deployment of our cash resources and thereby enhance our overall profitability.

Funding For, and Payment of, MIP Awards

Achievement at the levels of our performance targets results in payment of the business-goal portion of the MIP award at 100% of the participant’s target amount. For fiscal 2017, lesser amounts were payable for achievement between 90% and 100% of targeted performance, with 90% achievement entitling the participant to 50% of the participant’s target amount. Similarly, more was payable for greater achievement, with 187.5% of the target amount payable at the maximum of 115% of performance. Achievement under 90% of targeted performance would result in a payment under our MIP only in the Compensation Committee’s sole discretion. Achievement by each participant, including each of our NEOs, against individual goals can result in payment of the individual portion of the MIP award between 0% and 150% of the target amount. The target amount for each participant in our MIP, including each of our NEOs, is based either on a fixed sum or a percentage of the NEO’s base salary and is approved annually by the Compensation Committee. For fiscal 2017, the business goals were collectively weighted at 70% of the total payout, and the individual goals were weighted at 30%. Thus, the maximum payout under our MIP is 176.25% of each executive target opportunity (187.5% x 70%, plus 150% x 30%), although Mr. Chiminski’s MIP award is further capped at a maximum of $2.0 million under his October 2014 employment agreement (which limit has been removed by the amendment to the agreement entered into on August 23, 2017). The Compensation Committee approves the funding for our MIP based on the minimum, target and maximum payouts.

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2017 MIP Awards

The business performance goals and achievement level for fiscal 2017, which represented 70% of the overall target MIP award, are as follows (in millions of U.S. dollars, using our internal budget-based currency exchange rates):

Performance Measure	Weighting	Threshold Performance (50% of Target)	Target Performance (100% of Target)	Maximum Performance (187.5% of Target)	Actual Performance	Business Performance Factor Payout Percentage
Budget-Based Revenue	25%	1,775	1,972	2,420	2,104.6	30.0%
Budget-Based EBITDA	75%	393	437	524	455.3	82.5%

The CEO, together with the Senior Vice President, Human Resources, evaluated the individual performance of each of our executive officers, including the NEOs other than the CEO, based on the individual’s fiscal 2017 goals and objectives. After combining the individual performance metric with the business performance metrics as set forth above, management determined a recommended MIP award for each executive officer, which they presented to the Compensation Committee. In approving MIP awards for the other NEOs, the Compensation Committee considered our financial performance in 2017 and the individual assessment of performance and accomplishments relative to their respective 2017 goals and objectives. The CEO also presented to the Compensation Committee an assessment of his own individual performance, which the Compensation Committee evaluated in determining the CEO’s MIP award, based on his 2017 goals and objectives in the areas of revenue and strategic growth initiatives, integration excellence and inorganic growth, CEO strategic leadership and organizational vitality, cash management and margin initiatives, and operational excellence/quality compliance. The Compensation Committee did not assign weights in considering these areas, but took account of the differing levels of focus in each area as the year progressed.

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In August 2017, the Compensation Committee determined the amount of the fiscal 2017 MIP award for each of our NEOs. The following table shows for each NEO the 2017 base salary, the MIP payout target either as a fixed sum or a percentage of salary, the individual factor approved for each NEO, and the final MIP award for 2017. These awards are also set forth in the Summary Compensation Table on page 64 under the heading, “Non-Equity Incentive Plan Compensation.”

NEO	2017 Salary ($)	MIP Target Amount	Individual Achievement Factor (30%)	Total MIP Award($)
John Chiminski	975,000	$1,500,000	115%	1,698,750
Matthew Walsh	675,000	75% of salary	120%	580,922
Barry Littlejohns	448,571	75% of salary	90%	355,559
William Downie(1)	365,333	75% of salary	110%	306,156
Steven Fasman	550,000	75% of salary	130%	485,719
Sharon Johnson(1)(2)	368,857	75% of salary	90%	292,530

(1)	Mr. Downie’s and Ms. Johnson’s compensation is converted to U.K. pounds sterling before their weekly payroll or bonus amounts are calculated.

(2)	Though Ms. Johnson’s employment with the company ended on June 30, 2017, as part of her severance she remained eligible to participate for a MIP award in respect of fiscal 2017.

CATALENT 2017 PROXY STATEMENT	57

MIP Calculation Summary for Fiscal 2017

Provided below is a graphical summary of how we calculated payment under our MIP for fiscal 2017.

MIP Calculation Summary for Fiscal 2017

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MIP Calculation Summary for Fiscal 2018

As described above in “Management Incentive Plan—Performance Targets,” our Compensation Committee has approved a change in our MIP for fiscal 2018, adding Annual Capital Deployed as a performance measure. Provided below is a graphical summary of the revised calculation method for our MIP for fiscal 2018.

MIP Calculation Summary for Fiscal 2018

LONG-TERM INCENTIVE AWARDS

Our long-term incentive compensation program is extended to a broad group of our senior executives, including our NEOs, and has generally included three types of equity-based grant: time-based stock options; time-based RSUs in which there is a fixed grant to the recipient subject only to a time-based vesting requirement; and performance-based restricted stock units (“PSUs”), in which there is a variable grant, with the number of units ultimately earned based on the achievement of performance criteria over a multi-year performance period, subject to continuing service through the date of performance-period certification. Grants to our NEOs in each of fiscal 2016 and 2017 were divided into PSUs (50% of the value awarded), stock options (30%), and RSUs (20%). By awarding grants with a multi-year performance period, we appropriately align executives with the long-term best interests of our shareholders.

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In fiscal 2017, the following long-term incentive grants were awarded to our CEO and our other NEOs (which awards are also set forth in the Summary Compensation Table on page 64 under the heading, “Stock Awards” and “Option Awards”):

NEO	Total Grant Value of 2017 Long- Term Incentive Awards ($)	Value of 2017 Stock Option Grants ($)	# of 2017 Stock Options Granted	Grant Value of Other Stock-Based 2017 Awards ($)(1)	#of Stock- Based Awards Granted(1)
John Chiminski	3,600,078	1,080,000	151,049	2,520,078	101,131
Matthew Walsh	675,040	202,502	28,322	472,538	18,963
Barry Littlejohns	440,026	132,003	18,462	308,023	12,361
William Downie	413,632	124,074	17,353	289,558	11,620
Steven Fasman	550,048	165,001	23,077	385,047	15,452
Sharon Johnson(2)	903,750	231,271	17,753	672,479	11,888

(1)	Includes RSUs and PSUs, where the number and value of PSUs assume performance at target. For more information, see the table entitled, “Grant of Plan-Based Awards Table for 2017,” following this CD&A. After the end of the fiscal year, the PSUs previously granted to Messrs. Chiminski and Fasman in 2017 were cancelled and reissued as performance-based restricted stock (“Performance Shares”) subject to identical performance criteria in order to avoid a deductibility issue under Code § 162(m).

(2)	With the exception of 4,438 stock options scheduled to vest on July 26, 2017, the grants awarded to Ms. Johnson in fiscal 2017 were cancelled in accordance with their terms when her employment ended on June 30, 2017. The LTIP value above includes an award modification value of $480,580 which represents options, RSUs, and PSUs granted to her in fiscal 2017 and prior years that were scheduled to vest through August 27, 2017. The modification approved by the Compensation Committee on May 1, 2017 allowed for the awards to remain outstanding past her date of termination. The option value of $231,271 includes a modification value of $104,337 for the options that were allowed to remain outstanding. The grant value of other stock-based awards of $672,479 includes a modification value of $376,243 representing RSUs and PSUs granted in fiscal 2015 that were scheduled to vest prior to August 27, 2017 and remained outstanding.

Awards under our LTIP, which operated prior to our IPO under the Pre-IPO Stock Plan and now operates under the Omnibus Plan, are generally determined and approved by the Compensation Committee on a dollar-value basis, which is then translated into a fixed or target number of options, RSUs, or PSUs as follows:

•

We use the Black-Scholes method to calculate the value of an option on one share of our common stock, using the closing price per share as reported on the NYSE (the “Grant Date Share Price”), and divide the option value into the grant value, rounding

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up to the nearest whole number, to calculate the number of options to award.
•	We divide the grant value of RSUs by the Grant Date Share Price, rounding up to the nearest whole number, to calculate the number of RSUs to award.
•	We divide the grant value of PSUs by the Grant Date Share Price (or, in the case of Relative Return PSUs, as defined below, the value derived from a Monte Carlo pricing model, reflecting the valuation’s dependence on market conditions), rounding up to the nearest whole number, to calculate the number of PSUs to award at target, with the actual number of PSUs awarded at vesting determined by performance compared to a pre-set target level of performance.

Subject to the recipient’s continued service with us through each applicable vesting date, one-fourth of the shares subject to stock options will vest on each one-year anniversary of the grant date, and the entire award of RSUs granted in fiscal 2016 and 2017 will vest on the third anniversary of the grant date. Subject to the recipient’s continued service with us through the vesting date, the PSUs granted under the LTIP during fiscal 2016 and 2017 will vest when we determine whether we have met the performance criteria following the end of the three-year performance period.

The size of the LTIP award for 2017 for our CEO was fixed in his employment agreement. The Compensation Committee determined in 2017 to award NEOs other than the CEO with long-term incentive grants during 2017 whose target value equaled 100% of base salary, reacting in part to multi-year equity grants made to NEOs prior to our IPO, even though the LTIP grant value was below the median value of long-term incentive grants in the market data. The Compensation Committee has indicated that it expects to adjust grants in future years towards a market-based determination of LTIP grant value.

For fiscal 2016 and fiscal 2017, the Compensation Committee set the performance metrics for the PSUs awarded under our LTIP using adjusted diluted earnings per share (“Adjusted EPS”) and relative total shareholder return (“Relative Return”), each of which will apply to 50% of the overall value of PSUs to be awarded. The actual target number of Relative Return PSUs awarded each year differs slightly from the target number of Adjusted EPS PSUs due to a slight difference in the U.S. GAAP valuation of each type of PSU.

•	Our Adjusted EPS will be calculated using the same adjustments used to calculate our Budget-Based EBITDA, together with corresponding adjustments to the tax accrual. The Adjusted EPS calculations for each fiscal year in the 3-year performance period will then be added together and compared to the cumulative target set by the Compensation Committee at the beginning of the performance period.
•	Achievement of the Adjusted EPS target will earn the participant 100% of the Adjusted EPS target number of shares. We will distribute fewer shares for achievement below target, with a 75% achievement threshold. At 75% achievement, 50% of the target number of Adjusted EPS PSUs will be earned; no shares are earned for achievement below the threshold. Similarly, the maximum achievement is 125%, with a distribution at 200% of target. Earnouts are interpolated for levels of performance between threshold and target, and between target and maximum.

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•	Total shareholder return for both our common stock and the stocks of the Relative Return comparator group will be calculated by determining the change in the price per share of common stock over the performance period, and then adding the total amount of dividends paid during the performance period, assuming reinvestment of dividends (we do not currently pay dividends).
•	Relative Return will be determined by the percentile rank of our total shareholder return during the 3-year performance period relative to the companies comprising the S&P Composite 1500 Healthcare Index, which was made up of 173 companies as of July 2017.
•	Achievement of the median Relative Return will earn the participant 100% of the Relative Return target number of shares. We will distribute fewer shares for achievement below target, with a 25th percentile achievement threshold. At this percentile, 50% of the target number of Relative Return PSUs will be earned; no shares are earned for achievement below the threshold. Similarly, the maximum achievement is the 75th percentile, with a distribution at 150% of target. Earnouts are interpolated for levels of achievement between threshold and target, and between target and maximum.

The performance criteria for the PSUs awarded during fiscal 2015 under our LTIP were based on our cumulative achievement of Budget-Based Revenue (weighted 25%) and Budget-Based EBITDA (weighted 75%) during the performance period of fiscal 2015-17 as against the targets established at the beginning of such performance period. If we achieve 100% of the target level of performance, then the participant will earn the target number of PSUs. Lower performance will result in fewer PSUs, but nothing will be earned if achievement is below a minimum threshold set by the Compensation Committee. Similarly, participants will earn more PSUs if achievement exceeds the target, up to a maximum of 200% of the target number of PSUs. As determined by our Compensation Committee after the end of the fiscal year, the PSUs granted during fiscal 2015 were earned at 108% of target for the fiscal 2015-17 performance period.

The Compensation Committee believes that the PSU performance targets in all periods represent reasonably achievable, but challenging goals and are intended to incentivize all participants to maximize their performance for the long-term benefit of our shareholders.

OTHER BENEFITS UNDER OUR EXECUTIVE COMPENSATION PROGRAM

BENEFITS AND PERQUISITES

We provide to all our employees, including our NEOs, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits available to our NEOs include:

•	a 401(k) savings plan for U.S. NEOs, and an equivalent plan under U.K. law for U.K.-domiciled NEOs, both of which provide for a partial employer match of employee contributions;

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•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and
•	employee assistance program benefits.

Under our 401(k) savings plan and the equivalent U.K. plan, we match a portion of the funds set aside by the employee. In the U.S., we match 50% of the first 6% of annual compensation contributed, up to federal tax law limits on both compensation that may be considered for contribution and the amount employees may contribute. In the U.K., the plan provides for an employer matching contribution of 5-8% of eligible base salary compensation dependent on the participant contributing 3-6% of eligible base salary compensation. At no cost to the employee, we provide basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our NEOs with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive talent. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes in accordance with SEC rules. During 2017, we did not “gross up” for the income tax consequences of any benefit or perquisite.

DEFERRED COMPENSATION PLAN

Our NEOs are eligible to participate in our Deferral Plan, which allows participants to receive the tax benefits associated with delaying the income tax recognition event on the compensation deferred even though our related deduction is also deferred. Participants manage an account that reflects the cash deferred, any investment gain or loss on that deferral, and any equity award deferred, and may take distributions of amounts up to the total reflected in the account according to timing elections they have made.

The Deferral Plan permits a broad group of U.S.-based executives, including our U.S.-based NEOs, to defer up to 80% of base salary, commissions (not applicable to NEOs), and MIP bonus. In addition, as discussed below, these executives may defer their PSU and RSU grants. We credit the first 6% of cash compensation deferred with a matching contribution equal to 50% of the amount deferred. Participants are immediately vested in all amounts they contribute and the related investment gains, but matching contributions and their related investment gains vest ratably over the participant’s first four years of service.

Participants may choose from a variety of investment options for the cash amounts deferred.

We believe that providing the NEOs and other eligible participants with deferred compensation opportunities is a market-based benefit plan necessary for us to deliver competitive benefit packages. Additional details of the Deferral Plan follow the table entitled “Fiscal 2017 Non-Qualified Deferred Compensation Table,” following this CD&A.

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DEFERRED VESTING OR SETTLEMENT OF PSU AND RSU GRANTS

From time to time, we have agreed, in the course of arm’s-length bargaining with our executives over the terms and conditions of their employment, to set the terms of a PSU or RSU grant so that settlement of the grant (i.e., delivery of the shares of our common stock underlying the RSU or PSU) occurs at a time after the date of vesting. An effect of post-vesting settlement is to defer until settlement recognition of income for U.S. income tax purposes on the receipt of the underlying shares. Messrs. Chiminski and Walsh have each obtained at least one RSU grant that settled on a date after vesting. As of June 30, 2017, Mr. Chiminski’s September 16, 2011 RSU grant remained vested/unsettled; see footnote 4 to the table entitled “Fiscal 2017 Outstanding Equity-Based Awards At Year-End Table,” following this CD&A. In addition, the current version of the Deferral Plan permits participants to place unvested PSUs and RSUs into the plan’s rabbi trust in order to delay recognition of income on these awards upon vesting.

SEVERANCE AND PAYMENTS ON A CHANGE OF CONTROL

Our NEOs are eligible for severance benefits in connection with a termination of employment and/or a change of control in certain circumstances. The severance benefits are discussed below, and certain aspects of these benefits are further presented in the Fiscal 2017 Potential Payments upon Employment Termination or Change of Control Tables beginning on page 75.

Mr. Chiminski’s Severance, Termination, and Change of Control Benefits

Mr. Chiminski’s employment agreement, executed in October 2014 and amended in August 2017, the Pre-IPO Stock Plan, the Omnibus Plan, and the related stock option agreements, RSU agreements, PSU agreements, restricted stock agreements, and agreements governing Performance Shares each provide for certain benefits to be paid to him upon termination.

If Mr. Chiminski’s employment terminates due to his disability or death, these agreements provide that he or his estate (as the case may be) would become entitled to (1) a pro-rata portion of any annual cash bonus he would have earned for the year of termination, based on our actual performance in respect of the full bonus year, to be paid within 2  1⁄2 months of the end of the fiscal year in which termination occurred under the employment agreement, and (2) accelerated vesting of the portion of any unvested time-based option or RSU granted to him under the Pre-IPO Stock Plan that would otherwise have vested within 12 months following his termination of employment.

Should Mr. Chiminski’s employment terminate due to death, his beneficiaries will receive a death benefit equal to 1.5 times his base salary (currently $1,537,500) under a group life insurance program we provide that covers all eligible active employees.

Furthermore, if Mr. Chiminski’s employment terminates due to death, his beneficiaries will be entitled to accelerated vesting of all unvested options, RSUs, PSUs, restricted stock, and Performance Shares granted under the Omnibus Plan, and, if he terminates due to disability, all unvested options, RSUs, PSUs, restricted stock and Performance Shares granted under the Omnibus Plan will continue to vest as if Mr. Chiminski had continued employment through each applicable anniversary of the grant date.

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Mr. Chiminski’s employment agreement provides that, upon any termination for good reason or due to Mr. Chiminski’s election not to extend the term, he will be entitled to receive certain accrued amounts and benefits, and a pro-rata portion of any annual cash bonus he would have earned for the year of termination based on our actual performance in respect of the full fiscal year in which Mr. Chiminski’s employment terminates.

The employment agreement further provides that, if Mr. Chiminski’s employment is terminated by us without cause, by Mr. Chiminski for good reason, or due to our election not to extend the term, then, subject to his execution, delivery, and non-revocation of a release of claims in our favor, Mr. Chiminski will be entitled to receive, in addition to certain accrued amounts and benefits, and a pro-rata bonus, in the amount set forth in the immediately prior paragraph, an amount equal to two times the sum of (x) Mr. Chiminski’s annualized then-current base salary (which salary, for purposes of calculating severance amounts, will in no event be less than $1,025,000) and (y) his annual target bonus, payable in equal monthly installments over a two-year period; provided, however, that if such termination occurs within the two-year period following a change in control, such payment will instead be made in a single lump-sum payment within thirty days following the termination date. Notwithstanding the foregoing, our obligation to make such payments will cease in the event of a material breach by Mr. Chiminski of the restrictive covenants contained in the employment agreement (described below), if such breach remains uncured for a period of ten days following written notice of such breach.

In addition to the payments described above, if Mr. Chiminski’s employment is terminated by us without cause, by Mr. Chiminski for good reason, or due to our election not to extend the term, Mr. Chiminski (and his spouse and eligible dependents, to the extent covered prior to such termination) will also be entitled to continued participation in our group health plans for up to two years.

The employment agreement provides that Mr. Chiminski would have good reason to terminate employment if any of the following events occur without his consent: (a) any material diminution in his duties, authorities, or responsibilities, or the assignment to him of duties that are materially inconsistent with, or that significantly impair his ability to perform, his duties as our CEO; (b) any material adverse change in his positions or reporting structures, including ceasing to be our CEO or ceasing to be a member of our Board of Directors; (c) any reduction in his base salary or target annual bonus opportunity (other than a general reduction in base salary or target annual bonus opportunity that affects all members of senior management proportionately); (d) any material failure by us to pay compensation or benefits when due under his employment agreement; (e) any relocation of our principal office or of his principal place of employment to a location more than 50 miles from its current location in Somerset, New Jersey; or (f) any failure by us to obtain the assumption in writing of our obligation to perform his employment agreement by any successor to all or substantially all of our assets. No termination of his employment based on a specified good reason event will be effective as a termination for good reason unless (x) Mr. Chiminski gives notice to us of such event within 90 days after he learns that such event has occurred (or, in the case of any event described in clauses (e) or (f), within 30 days after he learns that such event has occurred), (y) such good

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reason event is not fully cured within 30 days after such notice, and (z) Mr. Chiminski’s employment terminates within 60 days following the end of the cure period.

In the event of any termination of Mr. Chiminski’s employment, other than in the limited circumstances described with respect to a termination for death or disability, without good cause, with good reason, or because of non-renewal of the term (each, a “Good Termination”), all unvested RSUs and options granted under the Pre-IPO Stock Plan that remained outstanding would be immediately forfeited under these agreements without consideration as of the termination date. In the event of a Good Termination, Mr. Chiminski would retain the opportunity through the expiration of a portion of the grant of options to him in June 2013 to become vested, subject to attaining any specified performance goal, in a portion of the unvested grant equal to a fraction, not greater than one, the numerator of which is the number of days elapsing from the grant date through the termination date and the denominator of which is the number of days elapsing from the grant date through the date of the event that triggers additional option vesting.

For options, RSUs, PSUs, restricted stock, and Performance Shares granted under the Omnibus Plan, if Mr. Chiminski incurred a termination, other than for death, disability, or a change of control that occurs during the period commencing on the date of the consummation of a change of control and ending on the date that is eighteen months following the consummation of such change of control, we could cancel any unvested option, RSU, or PSU and he would forfeit any unvested restricted stock or Performance Shares.

Unless otherwise specifically provided for in the stock option agreement, any options that are not vested and exercisable upon Mr. Chiminski’s termination of employment will be immediately cancelled. Any option that already vested at the time of a Good Termination will remain outstanding and exercisable generally for one year from the termination date or the date on which the option vested, as applicable, although the period is reduced to 90 days in the case of a termination of employment that is not a good termination and vested options will terminate immediately if we terminate Mr. Chiminski’s employment for cause. Any vested option that he does not exercise within the applicable post-termination exercise period will terminate.

Effective August 23, 2017, Mr. Chiminski received Performance Shares in lieu of his fiscal 2017 and fiscal 2018 grants of PSUs, and the agreement governing such Performance Shares provides for severance, termination, and change of control benefits equal to those previously described for his PSUs.

Mr. Walsh’s Severance, Termination, and Change of Control Benefits

Mr. Walsh’s employment agreement, executed in October 2011, the Pre-IPO Stock Plan, the Omnibus Plan, and the related stock option agreement, RSU agreements, and PSU agreements each provide for certain benefits to be paid to him upon termination.

The employment agreement provides that, if Mr. Walsh’s employment is terminated by us without cause, due to death or disability, by Mr. Walsh for good reason, or due to our election

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not to extend the term, then Mr. Walsh will be entitled to receive, in addition to certain accrued amounts, a pro-rated annual cash bonus. In addition, if Mr. Walsh’s employment is terminated by us without cause (other than by reason of death or disability), by Mr. Walsh for good reason, or due to our election not to extend the term, Mr. Walsh will also be entitled to receive an amount equal to twice the sum of (x) Mr. Walsh’s then annualized base salary and (y) his target bonus (75% of his current base salary), payable in equal monthly installments over a two-year severance period. If his employment terminates due to death, his beneficiaries will receive a death benefit equal to 1.5 times his then-current base salary (currently $1,012,500) under our group life insurance program, which covers all eligible active employees.

In addition to the payments described above, if Mr. Walsh’s employment is terminated by us without cause, by Mr. Walsh for good reason, or due to our election not to extend the term, Mr. Walsh (and his spouse and eligible dependents, to the extent applicable) would also be entitled to continued participation in our group health plans for up to two years (for the final six months of this period, if coverage cannot be continued he will be paid an amount on a grossed-up basis for our cost of such coverage).

As of the end of fiscal 2017, the occurrence of any of the following without his consent would have given Mr. Walsh good reason to terminate employment: (1) any substantial diminution in his position or duties, adverse change in reporting lines, up and down, or the assignment to him of duties that are materially inconsistent with his position, (2) any reduction in his base salary, (3) any failure by us to pay compensation or benefits when due, (4) our failure to provide him with an annual bonus opportunity that is at the same level as established in his offer letter, dated February 29, 2008, or (5) he is required to move his principal business location more than 50 miles. No termination of Mr. Walsh’s employment based on a specified good reason event will be effective as a termination for good reason unless (x) he gives notice to us of such event within thirty (30) days after he learns that such event has occurred, (y) such good reason event is not fully cured within 30 days after such notice, and (z) his employment terminates within 60 days following the end of the cure period.

Mr. Walsh’s agreements also provide that, in the event of any termination of his employment, any unvested RSU or option that remained outstanding would be immediately forfeited without consideration as of the termination date; however, that in the event of a termination of Mr. Walsh’s employment (1) by us without cause, (2) by Mr. Walsh for good reason, (3) due to death or disability or (4) due to our election not to extend the employment term, Mr. Walsh would be deemed vested as of the termination date in any portion of any time-based option that would have otherwise vested if he had remained employed by us through the first anniversary of the termination date.

In the event of a change in control of the company or BHP PTS Holdings L.L.C. (the company through which our principal pre-IPO owner owned its interests in the company), all unvested RSUs granted under the Pre-IPO Stock Plan would become fully vested under these agreements as of the change in control. Under the Omnibus Plan, if the employment of Mr. Walsh were to terminate due to death, any unvested option, RSU or PSU would become

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fully vested and exercisable; however, if his employment were terminated due to disability, any unvested award under the Omnibus Plan would continue to vest as if Mr. Walsh had continued employment through each applicable anniversary of the date of grant.

In the event of a change of control in which the exit options vest, any outstanding unvested performance-based options would also vest. Furthermore, under the Omnibus Plan, in the event of a change in control, to the extent the acquiring or successor entity does assume, continue or substitute for any granted option, if Mr. Walsh were to incur a termination without cause during the period commencing on the date of the consummation of a change in control and ending on the date that is eighteen months following the consummation of such change in control, all unvested options, RSUs, and PSUs would become fully vested and exercisable.

Severance, Termination, and Change of Control Benefits for Messrs. Downie, Fasman, and Littlejohns and Ms. Johnson

Mr. Downie’s, Mr. Fasman’s, Mr. Littlejohns’, and Ms. Johnson’s severance agreements, the Pre-IPO Stock Plan, the Omnibus Plan, and the related stock option agreements, RSU agreements, and PSU agreements provide for certain benefits to be paid to each of them if their employment terminates for one of the reasons described below. If the employment of Mr. Downie, Mr. Littlejohns, or Ms. Johnson were to terminate due to death or disability, their agreements would entitle each to accelerated vesting of the portion of any time-based option granted under the Pre-IPO Stock Plan that would otherwise have vested within 12 months following a termination of employment (like Messrs. Chiminski and Walsh, they would not be entitled to any similar accelerated vesting for performance options and exit options). Under the Omnibus Plan, if the employment of Mr. Downie, Mr. Fasman, Mr. Littlejohns, or Ms. Johnson were to terminate due to death, any unvested option, RSU, or PSU would become fully vested and exercisable; however, if their employment were to terminate due to disability, any unvested award under the Omnibus Plan would continue to vest as if the NEO had continued employment through each applicable anniversary of the date of grant.

Should Mr. Fasman’s or Mr. Littlejohns’ employment terminate due to death, their respective beneficiaries would receive a death benefit equal to 1.5 times their current base salary (currently $825,000 and $675,000, respectively) under our group life insurance program, which covers all eligible active employees. Should Mr. Downie’s or Ms. Johnson’s employment be terminated due to death, their respective beneficiaries would receive a death benefit equal to 4 times their current base salary (totaling $1,470,996 and $1,482,876, respectively, after converting to U.S. dollars) under our U.K. life assurance plan.

If the employment of Mr. Downie, Mr. Fasman, Mr. Littlejohns, or Ms. Johnson were terminated by us without cause or by the executive for good reason, in each case at the end of fiscal 2017, each would become entitled to a severance payment equal to the sum of annual base salary and target annual bonus, payable in equal installments over the one-year period following the date of termination. Mr. Littlejohns and Mr. Fasman would also be entitled to continued participation in our group health plans (to the extent the executive was receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for our employees generally, which coverage would be provided until the earlier

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of (1) the expiration of one year following the date of termination and (2) the date the executive becomes eligible for coverage under at least one group health plan of any other employer. Each NEO is required to enter into a binding general release of claims as a condition of receiving most severance payments and benefits. Ms. Johnson became eligible to receive severance payments totaling $941,288 upon the termination of her employment on June 30, 2017, comprised of a 2017 MIP payment of $292,530 payable when other MIP payments are made in respect of 2017; $370,719 (her base pay), payable in 12 equal monthly installments; and $278,039 (her target 2018 MIP) payable when other MIP payments are made in respect of 2018 (September 2018). In addition, our Compensation Committee approved the ordinary course vesting of incentive compensation scheduled to vest up to August 27, 2017, which incentive compensation had a fair value of approximately $480,580 as of the date of approval. The total severance paid represented an increase of approximately $773,110 over the amounts payable under Ms. Johnson’s existing severance terms, in recognition of her past service as well as in order to assure a smooth transition. Amounts in pounds sterling were converted to U.S. dollars at an exchange rate of 1.2681, which represents the average monthly rates during fiscal 2017.

Under the stock option agreements entered into in connection with the Pre-IPO Stock Plan, if the employment of Mr. Downie, Mr. Littlejohns, or Ms. Johnson were terminated by us without cause or by the NEO for good reason, each would become entitled to receive accelerated vesting of the portion of his time options that would otherwise have vested within 12 months following termination of employment (there is no similar accelerated vesting for performance options and exit options). The occurrence of any of the following without consent would give each of Mr. Downie, Mr. Fasman, Mr. Littlejohns, and Ms. Johnson good reason to terminate employment: (a) there is a substantial diminution in his or her position or duties or an adverse change in his or her reporting lines, (b) he or she is assigned duties that are materially inconsistent with his or her position, (c) his or her base salary is reduced or other earned compensation is not paid when due, (d) our headquarters is relocated by more than 50 miles, or (e) he or she is not provided with the same annual bonus opportunity specified in his offer letter, and, in each case, the breach is not cured within 30 days following our receipt of written notice from him describing the event constituting good reason. Under the stock option, RSU, and PSU agreements entered into in connection with the Omnibus Plan, if the employment of Mr. Downie, Mr. Fasman, Mr. Littlejohns, or Ms. Johnson were terminated by us without cause or by the NEO for good reason, we can cancel unvested awards.

In the event of a change of control in which the exit options vest, any outstanding unvested performance-based option would also vest.

In the event of a change in control of the company or BHP PTS Holdings L.L.C., each of Mr. Downie, Mr. Littlejohns and Ms. Johnson would become entitled to full vesting of any unvested time-based option granted under the Pre-IPO Stock Plan. As with Mr. Chiminski, their exit options and performance options would not automatically become fully vested in connection with a change in control; however, the exit options and performance options could become vested in connection with the transaction if the applicable performance targets were

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attained. Furthermore, under the Omnibus Plan, in the event of a change in control, to the extent the acquiring or successor entity does assume, continue or substitute for a granted Option, if the NEO were to incur a termination without cause during the period commencing on the date of the consummation of a change in control and ending on the date that is eighteen months following the consummation of such change in control, the unvested options, RSUs, and PSUs would become fully vested and exercisable.

Effective August 23, 2017, Mr. Fasman received Performance Shares in lieu of his fiscal 2017 and fiscal 2018 grants of PSUs, and the agreement governing such Performance Shares provides for severance, termination, and change of control benefits equal to those previously described for his PSUs.

OTHER COMPENSATION PRACTICES AND POLICIES

EXECUTIVE AGREEMENTS

The following is a description of Mr. Chiminski’s employment agreement, as well as of the provisions of agreements and offer letters with our other NEOs, as in effect during fiscal 2017. In addition, our NEOs have entered into agreements with respect to the long-term incentive grants they have received, the terms of which are described elsewhere in this Proxy Statement. Severance agreements and arrangements affecting our NEOs are further described above and in the table entitled the Fiscal 2017 Potential Payments Upon Employment Termination or Change of Control Tables including the footnotes, beginning on page 75.

Employment Agreement of John Chiminski

On October 22, 2014, we entered into an employment agreement with Mr. Chiminski, our CEO, which superseded his prior agreement. We amended this agreement on August 23, 2017. As amended, his employment agreement provides for a three-year employment term, which commenced on August 23, 2017, which initial term will automatically extend for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term.

The financial terms of the employment agreement include (1) an annual base salary of $975,000, which increased to an annualized rate of $1,025,000 effective August 23, 2017, subject to discretionary increases from time to time, (2) continued participation in our MIP, and (3) continued participation in our LTIP. The employment agreement specified a MIP target annual cash bonus amount for fiscal 2017 equal to $1,500,000 and a maximum of $2,000,000, which bonus was calculated using the same methodology as applies to our other NEOs. Effective August 23, 2017, the target annual cash bonus amount decreased to $1,350,000, with no maximum imposed other than the maximum inherent in the MIP itself. The employment agreement further specified an annual LTIP grant with a target value for fiscal 2017 equal to $3,600,000, which grant was calculated using the same methodology as applies to our other NEOs. Effective August 23, 2017, the annual target value of the grant increased to $5,625,000, and Mr. Chiminski’s amended agreement entitled him to a top-up grant equal to $2,025,000 for fiscal 2018, to recognize that the amendment was executed after he received a grant for fiscal 2018 equal to the prior grant level of $3,600,000. The amended

70	CATALENT 2017 PROXY STATEMENT

agreement permits us to grant Performance Shares and Restricted Stock in lieu of PSUs and RSUs, respectively.

Under his agreement, Mr. Chiminski is entitled to participate in all group health, life, disability, and other employee benefit and perquisite plans and programs in which our other senior executives generally participate. The employment agreement also provides for reimbursement to Mr. Chiminski, on an annual basis during each calendar year of the employment term, for the reasonable cost of (1) premiums for an executive life insurance policy (not to exceed $15,000) and (2) financial services/planning (not to exceed $15,000). He is also entitled to reimbursement for the reasonable legal fees and expenses incurred in connection with negotiating and documenting the 2017 amendment of his employment agreement, subject to customary documentation and an aggregate cap of $20,000.

Mr. Chiminski’s employment agreement provides for certain benefits to be paid to him upon termination, as described in the section above entitled “Other Benefits Under Our Executive Compensation Program—Severance and Payments on a Change of Control—Mr. Chiminski’s Severance, Termination, and Change of Control Benefits.”

Pursuant to the terms of the employment agreement, Mr. Chiminski is subject to a covenant not to (x) compete with us or solicit the business of any client or prospective client while employed and for one year following his termination of employment for any reason and (y) solicit our employees or consultants while employed and for two years following his termination of employment for any reason, in each case, subject to certain specified exclusions.

The employment agreement also contains a covenant not to disclose confidential information, an assignment of intellectual property rights and customary indemnification provisions.

Certain provisions of Mr. Chiminski’s earlier employment agreements required payment of tax gross-ups of specified amounts due under the contracts. All such tax gross-up provisions were removed by mutual agreement in his current employment agreement.

Employment Agreement of Matthew Walsh

On October 11, 2011, we entered into an employment agreement with Mr. Walsh, with an effective date of September 26, 2011. The agreement provides for an initial term of three years commencing September 26, 2011, which will automatically extend for successive one-year terms thereafter unless one of the parties provides the other with notice of non-renewal no later than 60 days prior to such anniversary date.

The financial terms of the employment agreement include (1) an annual base salary of $600,000, effective September 2011, subject to discretionary increases from time to time (it is $675,000 as of the date of this Proxy Statement) and (2) continued participation in our MIP, with a target annual cash bonus amount equal to 75% of Mr. Walsh’s annual base salary. Mr. Walsh’s agreement also entitles him to participate in all group health, life, disability, and other employee benefit and perquisite plans and programs in which our other senior executives generally participate.

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Mr. Walsh’s employment agreement provides for certain benefits to be paid to him upon termination, as described in the section above entitled “Other Benefits Under Our Executive Compensation Program—Severance and Payments on a Change of Control—Mr. Walsh’s Severance, Termination, and Change of Control Benefits.”

Pursuant to the terms of the employment agreement, Mr. Walsh is subject to a covenant not to (x) compete with us while employed and for two years following his termination of employment for any reason and (y) solicit our employees, consultants and certain actual and prospective clients while employed and for two years following his termination of employment for any reason, in each case, subject to certain specified exclusions. The employment agreement also contains a covenant not to disclose confidential information and an assignment of intellectual property rights.

Relocation Agreement for William Downie

In connection with Mr. Downie’s repatriation in October 2014, from our corporate offices in the United States to our facility in Swindon, U.K., he entered into a letter agreement dated March 23, 2015 that provides an annual base salary of GBP 278,570 (it is GBP 290,000 as of the date of this Proxy Statement) and continued participation in the MIP with a target of 75% of base salary. Under this letter agreement, Mr. Downie is entitled to participate in employee benefit and perquisite plans and programs in which our other senior executives generally participate. In addition, Mr. Downie is also entitled to participate in our U.K. health benefit plan, continued participation in our U.K. pension plan and the U.K. national insurance contribution program (the U.K. statutory retirement plan), and continuation of his U.K. car allowance, and tax assistance for completing taxes for income earned through the end of his assignment in the U.S.

Offer Letter for Steven Fasman

On October 6, 2014, we provided a letter to Mr. Fasman, with an effective date of October 14, 2014, setting forth certain terms of his employment. The letter set his initial base salary at $500,000 (it is $550,000 as of the date of this Proxy Statement) and grants participation in our MIP. For each of 2017 and 2018, his MIP target was set at 75% of base salary. The letter also provides that he will be recommended to receive an LTIP grant equal to 100% of base salary (raised to $650,000 for fiscal 2018).

Offer Letter for Barry Littlejohns

On May 2, 2011, we provided a letter to Mr. Littlejohns, with an effective date of July 1, 2011, setting forth certain terms of his employment. The letter set his initial base salary at $370,000 (it is $450,000 as of the date of this Proxy Statement) and grants participation in our MIP. For each of 2017 and 2018, his MIP target was set at 75% of base salary. The letter also provides for a grant of 2,500 stock options and a signing bonus of $115,000.

Letter Agreement for Sharon Johnson

In connection with Ms. Johnson’s relocation in June 2013, from our facility in Swindon, U.K., to our corporate offices in the United States, pursuant to a letter agreement dated June 18,

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2013, we confirmed the continuation of her home country compensation and benefits and made available to her certain international relocation benefits. These benefits include shipment of household goods, eligibility to participate in our U.S. health and welfare benefits plans, continued participation in our U.K. pension plan and the U.K. national insurance contribution program, payments for housing costs (grossed up for U.S. taxes), and continuation of her U.K. car allowance.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

Our executive stock ownership guidelines for our CEO and certain of our executives, including the other NEOs, set a multiple of each executive’s base salary as the amount of qualifying equity to be acquired by each executive. In assessing compliance with the guidelines, we count shares held outright, 50% of the value of unvested restricted stock and RSUs, and 100% of shares held in benefit plans, if any. Our guidelines by executive level are as follows:

•	Mr. Chiminski: 5 times base salary
•	Other NEOs: 2.5 times base salary

If, on the date of any exercise of an option to purchase our common stock or the delivery of our common stock underlying any vested RSU or PSU, an executive has not reached the minimum ownership level under the guidelines, then the executive should retain and not sell that portion of the delivered shares whose market value is equal to at least 50% of the after-tax market value of all shares delivered on that date. For purposes of complying with this provision of the guidelines, the market value is equal to the average closing price per share of our common stock as reported on the NYSE for all trading days in the last month of the prior fiscal year.

All of our NEOs have complied with the retention provisions of these guidelines during fiscal 2017.

HEDGING AND PLEDGING

Our Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions involving our stock, including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in our securities. Our Securities Trading Policy limits the pledging of our securities to those situations approved by our General Counsel.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as filed on Schedule 14A with the SEC.

Submitted by the Compensation Committee:

James Quella, Chair

J. Martin Carroll

Gregory Lucier

Donald E. Morel, Jr.

Date: August 23, 2017

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EXECUTIVE COMPENSATION TABLES

The following tables summarize our NEO compensation:

1.          Fiscal 2017 Summary Compensation Table.  This table summarizes the compensation earned by or paid to our NEOs for the fiscal years ended June 30, 2017, 2016, and 2015, to the extent applicable, including salary earned, annual incentive plan payments, the aggregate grant date fair value of stock awards and option awards granted to our NEOs, and all other compensation paid to our NEOs.

2.          Fiscal 2017 Grants of Plan-Based Awards Table.  This table summarizes all grants of plan-based awards made to our NEOs for the fiscal year ended June 30, 2017.

3.          Fiscal 2017 Outstanding Equity-Based Awards at Year-End Table.  This table summarizes the unvested stock awards and all stock options held by our NEOs as of June 30, 2017.

4.          Fiscal 2017 Option Exercises and Stock Vested Table.  This table summarizes our NEOs’ option exercises and stock award vesting during the fiscal year ended June 30, 2017.

5.          Fiscal 2017 Non-Qualified Deferred Compensation Table.  This table summarizes the activity during 2017 and account balances under our Deferral Plan as of June 30, 2017, as well as amounts attributable to RSUs that vested prior to fiscal 2017 but where delivery of the underlying shares of common stock was delayed until fiscal 2018. Following the table is a description of our Deferral Plan. For additional discussion of the Deferral Plan, see “Compensation Discussion and Analysis—Other Benefits under Our Executive Compensation Program—Deferred Compensation Plan” elsewhere in this Proxy Statement.

6.          Fiscal 2017 Potential Payments Upon Employment Termination or Change of Control Tables.  These tables summarize payments, rights, and benefits that would be provided to our NEOs in the event of certain employment terminations or a change of control, assuming such event occurred on June 30, 2017.

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FISCAL 2017 SUMMARY COMPENSATION TABLE

Name and Principal position	Year	Salary ($)(4)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non- Equity Incentive Plan Compen- sation ($)(8)	All Other Compen- sation ($)(9)	Total ($)(10)
John Chiminski Chair, President and Chief Executive Officer	2017	975,000	-	2,520,078	1,080,000	1,698,750	52,787	6,326,615
	2016	975,000	-	2,520,060	1,080,003	1,053,750	38,179	5,666,992
	2015	935,921	500,000	1,260,036	540,010	1,635,600	39,828	4,911,394
Matthew Walsh Executive Vice President and Chief Financial Officer	2017	675,000	-	472,538	202,502	580,922	41,462	1,972,424
	2016	661,676	-	455,043	195,003	416,091	20,267	1,748,080
	2015	650,000	200,000	455,016	195,004	570,570	8,925	2,079,515
Barry Littlejohns(1) President, Drug Delivery Solutions	2017	448,571	-	308,023	132,003	355,559	22,664	1,266,820
William Downie Senior Vice President, Sales and Marketing	2017	365,333	-	289,558	124,074	306,156	781,171	1,866,292
	2016	413,565	-	307,189	131,627	269,076	251,192	1,372,649
	2015	416,455	-	290,525	124,501	360,119	181,518	1,373,118
Steven Fasman(2) Senior Vice President, General Counsel and Secretary	2017	550,000	-	385,047	165,001	485,719	8,285	1,594,052
	2016	510,275	-	687,246	150,005	355,225	7,615	1,710,366
Sharon Johnson(3) Senior Vice President, Quality & Regulatory Affairs	2017	368,857	-	672,479	231,271	292,530	524,097	2,089,234
	2016	424,622	-	314,247	134,672	232,447	228,374	1,334,362
	2015	401,060	-	272,032	116,579	347,305	345,844	1,482,820

(1)	As Mr. Littlejohns did not qualify as a Named Executive Officer in any previous year, disclosure of his compensation for prior years is not required.

(2)	As Mr. Fasman did not qualify as a Named Executive Officer prior to 2016, disclosure of his compensation for 2015 is not required.

(3)	Ms. Johnson’s employment with the company ended on June 30, 2017. As part of her severance, the Compensation Committee approved the ordinary course vesting of incentive compensation granted to her in fiscal 2017 and prior years and scheduled to vest up to August 27, 2017, which modification had a fair value of approximately $480,580 as of the date of approval.

(4)

Values reflect the amount actually paid to the NEOs in each fiscal year reported. Mid-year base salary adjustments are not retroactive to the beginning of the fiscal year unless noted. Amounts reported include any compensation an NEO elected to defer under the Deferral Plan. During fiscal 2017, we generally reviewed compensation of all employees with a salary of at least $275,000 on an 18-month cycle, though the Compensation Committee has decided to switch to an annual review for our most senior executives, including our NEOs, beginning with fiscal 2018. Actual changes in compensation may occur earlier based on changes to an employment agreement, performance, and market

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competitiveness. Mr. Walsh’s base salary increased from $650,000 to $675,000 effective January 1, 2016. Mr. Fasman’s base salary increased from $500,000 to $550,000 effective April 14, 2016. Mr. Downie’s base salary increased from GBP 278,570 to GBP 290,000 effective September 1, 2016. Mr. Littlejohns’ base salary increased from $440,000 to $450,000 effective September 1, 2016. Ms. Johnson’s base salary increased from GBP 285,000 to GBP 292,342 effective September 13, 2016. The amounts in “Base Salary” that were paid to Mr. Downie and Ms. Johnson in pounds sterling were converted to U.S. dollars at an exchange rate of 1.2681 for fiscal 2017, 1.4846 for fiscal 2016, and 1.575 for fiscal 2015, which represents the average monthly rates during our fiscal years ending on June 30, 2017, 2016, and 2015, respectively.

(5)	Amounts reported for Messrs. Chiminski and Walsh for fiscal 2015 represents a special IPO bonus approved on July 30, 2014 by the Compensation Committee.

(6)	Represents the aggregate grant date fair value of stock awards for fiscal years 2017, 2016, and 2015 and computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 12, “Equity-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017. For fiscal years 2017 and 2016, the Compensation Committee set the performance metrics for the PSUs awarded under our LTIP using Adjusted EPS and Relative Return, each of which will apply to 50% of the target number of PSUs to be awarded. The amounts reported in this column for fiscal years 2017, 2016 and 2015 assume, in accordance with FASB ASC Topic 718, that the NEOs will receive the target number of PSUs awarded to them in each such fiscal year. If, instead, the performance during the 2017-19, 2016-18 and 2015-17 performance periods is such that the NEOs receive the maximum number of PSUs capable of being awarded (200% of target for Adjusted EPS PSUs and 150% of target for Relative Return PSUs for awards granted in fiscal 2017 and fiscal 2016 and 200% of target for awards granted in fiscal 2015, under the terms of the LTIP), the value of the grants, calculated in accordance with FASB ASC Topic 718, would be as follows:

NEO	Fiscal Year(a)	ASC Topic 718 Value at Maximum ($)
Mr. Chiminski	2017	3,150,114
	2016	3,150,062
	2015	1,800,051
Mr. Walsh	2017	590,676
	2016	568,802
	2015	650,010
Mr. Littlejohns	2017	385,024
	2016	(b)
	2015	(b)
Mr. Downie	2017	361,946
	2016	384,000
	2015	415,042
Mr. Fasman	2017	481,326
	2016	437,579
	2015	(c)
Ms. Johnson	2017	370,301
	2016	392,829
	2015	388,592

(a)	The value of Relative Return PSUs issued during fiscal year 2016 has been recalculated and differs from that reported in our fiscal 2016 proxy statement, which reported them based on the basis of the grant date price rather than the value derived from a Monte Carlo pricing model, reflecting the valuation’s dependence on market conditions.

CATALENT 2017 PROXY STATEMENT	77

(b)	Not reportable for the reasons set forth in note (1) above.

(c)	Not reportable for the reasons set forth in note (2) above.

The actual value of the PSUs, if any, that ultimately convert to shares of our common stock on the respective vesting dates will depend on (x) our share price on such dates and (y) our performance according to the applicable PSU’s performance criteria.

The amount reported for Mr. Fasman in this column includes a one-time equity award of 15,000 RSUs granted on January 28, 2016 to recognize his leading performance and dedication as our General Counsel.

After the end of the fiscal year, the PSUs issued to Messrs. Chiminski and Fasman during fiscal 2017 were cancelled and reissued as Performance Shares with identical performance criteria in order to avoid a deductibility issue under Code § 162(m). There was no incremental fair value compensation charge associated with this change.

For Ms. Johnson, the value reported for stock awards includes a modification value of $376,243 which represents RSUs and PSUs scheduled to vest through August 27, 2017. The modification approved by the Compensation Committee on May 1, 2017 allowed for the awards to remain outstanding past her date of termination.

(7)	Reflects options we granted to the NEOs to acquire shares of our common stock. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 12, “Equity-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017. The Black-Scholes value of the stock options granted on July 26, 2016 was $7.15 per option to purchase a share of our common stock, the value of the options granted on August 27, 2015 was $10.76 per option, the value of the options granted on July 30, 2014 was $6.15 per option, and the value of the options granted on October 23, 2014 was $7.278 per option.

For Ms. Johnson, the value reported for option awards includes a modification value of $104,337 which represents options scheduled to vest through August 27, 2017. The modification approved by the Compensation Committee on May 1, 2017 allowed for the awards to remain outstanding past her date of termination.

(8)	Amounts reported reflect the MIP awards earned by each of our NEOs. Amounts reported include any compensation an NEO elected to defer under the Deferral Plan. Amounts reported were paid in pounds sterling for Mr. Downie and Ms. Johnson and converted to U.S. dollars at the exchange rates set forth in note (2) above.

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(9)	The amounts set forth as “All Other Compensation” for fiscal 2017 are further detailed below:

Name	Employer 401(k) Matching Contributions ($)(A)	Employer Non- Qualified Deferred Compensation Matching Contributions ($)(B)	Employer Qualified UK DC Plan Contributions ($)(C)	Relocation/ Ex-Pat Allowances & Benefits ($)(D)	Financial Services Reimbursement ($)(E)	Life Insurance Policy Reimbursement ($)(F)	Total ($)
John Chiminski	4,050	31,613	-	-	8,349	8,775	52,787
Matthew Walsh	7,950	33,512	-	-	-	-	41,462
Barry Littlejohns	7,904	14,760	-	-	-	-	22,664
William Downie	-	-	26,775	754,396	-	-	781,171
Steven Fasman	8,285	-	-	-	-	-	8,285
Sharon Johnson	-	-	25,820	498,277	-	-	524,097

(A)	Our 401(k) qualified defined contribution plan provides that we will match 50% of each participant’s contribution on the first 6% of this participant’s contributions, up to regulatory limits.

(B)	Represents contributions under our Deferral Plan, which, among other features, provides that we will match 50% of each participant’s contribution on the first 6% of eligible pay that such participant contributes to the plan, up to any applicable limit.

(C)	Mr. Downie and Ms. Johnson participate in the Catalent Pharma Solutions UK Pension Plan, a qualified defined contribution plan, with an employer contribution of 8% and 7%, respectively. The amounts reported with respect to Mr. Downie and Ms. Johnson in this column were paid in pounds sterling and converted to U.S. dollars at an exchange rate of 1.2681, which represents the average monthly rate during fiscal 2017.

(D)	As a result of Mr. Downie repatriating to the UK in March 2015, we provided Mr. Downie with certain relocation and tax equalization benefits. The amount reported in this column for Mr. Downie reflects the following: $53,460 for payment of U.S. housing expenses; $17,373 for his U.K. car and fuel allowance; $500 for tax preparation; and an aggregate tax gross-up of $683,063 with respect to tax equalization benefits paid by the company.

As a result of Ms. Johnson’s extensive travel to the U.S., we provided Ms. Johnson with certain tax equalization benefits. The amount reported in this column for Ms. Johnson reflects the following: $17,373 for her UK car and fuel allowance; $500 for tax preparation; an aggregate tax gross-up of $466,146 with respect to tax equalization benefits paid by the company; and $14,258 for holiday pay reflecting accrued untaken Paid Time Off as a result of Ms. Johnson’s termination of employment on June 30, 2017.

Amounts reported in this column were paid in pounds sterling and converted to U.S. dollars using an exchange rate of 1.2681, which represents the average monthly rate during fiscal 2017.

(E)

Pursuant to the terms of Mr. Chiminski’s employment agreement, with respect to each calendar year during the employment term, he is entitled to be reimbursed for the reasonable cost of financial services/planning, subject to an aggregate cap of $15,000 within the calendar year. For fiscal 2017, Mr. Chiminski received financial services/planning reimbursements in the amount of $8,349, which amount was reduced in light of a mistaken excess payment in fiscal 2016, as

CATALENT 2017 PROXY STATEMENT	79

described on page 75 of the proxy statement we issued in connection with our 2016 annual meeting of shareholders.

(F)	Pursuant to the terms of Mr. Chiminski’s employment agreement, with respect to each calendar year during the employment term, he is entitled to be reimbursed for the reasonable cost of premiums for an executive life insurance policy, subject to an aggregate cap of $15,000 within the calendar year. For fiscal 2017, Mr. Chiminski received a premium reimbursement in the amount of $8,775.

(10)	We have not included a column reporting any amount as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because none of our Named Executive Officers received or earned any above-market or preferential earnings during the 2015 to 2017 fiscal years and deferred compensation is reported in the year earned.

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FISCAL 2017 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
John Chiminski	7/26/2016	525,000	1,500,000	2,000,000	18,413	36,825	73,650	29,460	151,049	24.44	2,700,006

	7/26/2016				17,423	34,846	52,269			25.83	900,072

Matthew Walsh	7/26/2016	177,188	506,250	892,266	3,453	6,905	13,810	5,524	28,322	24.44	506,267
	7/26/2016				3,267	6,534	9,801			25.83	168,773

Barry Littlejohns	7/26/2016	117,679	336,226	592,598	2,251	4,501	9,002	3,601	18,462	24.44	330,016
	7/26/2016				2,130	4,259	6,389			25.83	110,010

William Downie	7/26/2016	95,888	273,965	482,864	2,116	4,231	8,462	3,385	17,353	24.44	310,209

	7/26/2016				2,002	4,004	6,006			25.83	103,423
Steven Fasman	7/26/2016	144,375	412,500	727,031	2,814	5,627	11,254	4,501	23,077	24.44	412,529

	7/26/2016				2,662	5,324	7,986			25.83	137,519

Sharon Johnson(6)	7/26/2016	96,818	276,623	487,548	2,165	4,329	8,658	3,463	17,753	24.44	317,370

	7/26/2016				2,048	4,096	6,144			25.83	105,800

	5/01/2017				2,241	8,962	17,924	3,792	25,522	29.50	480,580

(1)	Represents potential payments for fiscal 2017 under our MIP. MIP awards are paid in cash. Pursuant to the terms of Mr. Chiminski’s October 22, 2014 employment agreement, Mr. Chiminski’s MIP target for fiscal 2017 is $1,500,000 with a maximum of $2,000,000 (which target has been amended to $1,350,000 with no maximum other than those inherent in the MIP for fiscal 2018 and later years, effective August 23, 2017, as described in the section in our CD&A entitled “Other Compensation Practices and Policies—Executive Agreements—Employment Agreement of John Chiminski”). Each other NEO had during fiscal 2017 a MIP target payout equal to 75% of the NEO’s base salary and a payout range of 0-176.25% of target. See the section in our CD&A entitled “Compensation Determinations for 2017—Management Incentive Plan” for a further description of our MIP.

(2)

Represents PSUs granted during fiscal 2017 with respect to the 2017-19 performance period. In fiscal 2017, the Compensation Committee set the performance metrics for the PSUs awarded under our LTIP using Adjusted EPS and Relative Return, each of which will apply to 50% of the target number of PSUs to be awarded. The number of PSUs earned can range from 0-200% of the target number of Adjusted EPS PSUs granted and 0-150% of the target number of Relative Return PSUs to be awarded, depending on our achievement against the performance metrics that the Compensation Committee established at the beginning of the performance period. All of the NEOs received PSUs on July 26, 2016. See the section in our CD&A entitled “Compensation Determinations for 2017—Long-Term Incentive Awards” for a further description of our long-term incentive compensation program. After the end of the fiscal year, Messrs. Chiminski and Fasman’s PSUs were cancelled and an identical number of Performance

CATALENT 2017 PROXY STATEMENT	81

Shares with identical vesting terms and performance measures were issued in order to avoid deductibility issues under Code § 162(m). There was no incremental fair value compensation charge associated with this change.

(3)	Represents RSUs granted during fiscal 2017. All of the NEOs received RSUs on July 26, 2016. The vesting and settlement terms of the RSUs are described in more detail in the section in our CD&A entitled “Compensation Determinations for 2017—Long-Term Incentive Awards.”

(4)	Represents non-qualified stock options granted during fiscal 2017. Stock options have an exercise price based on the closing price per share of our common stock on the date of grant, as reported on the NYSE. All of the NEOs were granted stock options on July 26, 2016. See the section in our CD&A entitled “Compensation Determinations for 2017—Long-Term Incentive Awards” for a further description of our long-term incentive compensation program.

(5)	The values of equity-based grants presented in this table were calculated in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 12, “Equity-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017. The stock price used in each calculation is the closing price per share of our common stock on each respective grant date, as reported on the NYSE. Option values are calculated using the Black-Scholes model. The values of PSU grants assume that the awards will vest at their target values.

(6)	With the exception of 4,438 stock options scheduled to vest on July 26, 2017, the grants awarded to Ms. Johnson in 2017 were cancelled in accordance with their terms when her employment ended on June 30, 2017. In addition, the grant date of May 1, 2017 represents the modification date of equity awards granted in fiscal 2017 and prior years that were scheduled to vest through August 27, 2017. The modification was approved by the Compensation Committee and allowed for the awards to remain outstanding past her date of separation. Ms. Johnson remained eligible for a cash bonus under and in accordance with the terms of the MIP for fiscal 2017.

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FISCAL 2017 OUTSTANDING EQUITY-BASED AWARDS AT YEAR-END TABLE

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John Chiminski	7/26/2016	-	151,049	-	24.44	7/26/2026	-	-	-	-
	7/26/2016	-	-	-	-	-	-	-	36,825	1,292,558
	7/26/2016	-	-	-	-	-	-	-	34,846	1,223,095
	7/26/2016	-	-	-	-	-	29,460	1,034,046	-	-
	8/27/2015	25,093	75,279	-	31.96	8/27/2025	-	-	-	-
	8/27/2015	-	-	-	-	-	-	-	28,161	988,451
	8/27/2015	-	-	-	-	-	-	-	23,930	839,943
	8/27/2015	-	-	-	-	-	22,529	790,768	-	-
	10/23/2014	19,580	19,580	-	24.26	10/23/2024	-	-	-	-
	10/23/2014	-	-	-	-	-	-	-	19,580	687,258
	10/23/2014	-	-	-	-	-	7,832	274,903	-	-
	9/3/2014	-	-	-	-	-	-	-	19,604	688,100
	7/30/2014	-	-	-	-	-	8,293	291,084	-	-
	7/30/2014	20,732	20,732	-	20.50	7/30/2024	-	-	-	-
	6/25/2013	140,000	-	210,000	18.71	6/25/2023	-	-	-	-
	9/16/2011	-	-	-	-	-	50,480	1,771,848	-	-
	10/23/2009	23,316	-	-	10.71	10/23/2019	-	-	-	-
	10/23/2009	183,369	-	-	10.71	10/23/2019	-	-	-	-
Matthew Walsh	7/26/2016	-	28,322	-	24.44	7/26/2026	-	-	-	-
	7/26/2016	-	-	-	-	-	-	-	6,905	242,366
	7/26/2016	-	-	-	-	-	-	-	6,534	229,343
	7/26/2016	-	-	-	-	-	5,524	193,892	-	-
	8/27/2015	4,530	13,593	-	31.96	8/27/2025	-	-	-	-
	8/27/2015	-	-	-	-	-	-	-	5,085	178,484
	8/27/2015	-	-	-	-	-	-	-	4,321	151,667
	8/27/2015	-	-	-	-	-	4,068	142,787	-	-
	9/3/2014	-	-	-	-	-	-	-	14,991	526,184
	7/30/2014	-	-	-	-	-	6,342	222,604	-	-
	7/30/2014	15,854	15,854	-	20.50	7/30/2024	-	-	-	-
	6/25/2013	-	-	28,686	18.71	6/25/2023	-	-	-	-
Barry Littlejohns	7/26/2016	-	18,462	-	24.44	7/26/2026	-	-	-	-
	7/26/2016	-	-	-	-	-	-	-	4,501	157,985
	7/26/2016	-	-	-	-	-	-	-	4,259	149,491
	7/26/2016	-	-	-	-	-	3,601	126,395	-	-
	8/27/2015	3,067	9,201	-	31.96	8/27/2025	-	-	-	-
	8/27/2015	-	-	-	-	-	-	-	3,442	120,814
	8/27/2015	-	-	-	-	-	-	-	2,925	102,668
	8/27/2015	-	-	-	-	-	2,754	96,665	-	-
	9/3/2014	-	-	-	-	-	-	-	9,572	335,977
	7/30/2014	-	-	-	-	-	4,049	142,120	-	-
	7/30/2014	10,122	10,122	-	20.50	7/30/2024	-	-	-	-
	12/11/2012	14,000	3,500	-	18.57	12/11/2022	-	-	-	-
	12/11/2012	3,528	-	2,352	18.57	12/11/2022	-	-	-	-
	12/11/2012	6,764	-	-	18.57	12/11/2022	-	-	-	-
	9/15/2011	87,500	-	-	14.86	9/15/2021	-	-	-	-
	9/15/2011	23,408	-	-	14.86	9/15/2021	-	-	-	-
	9/15/2011	33,903	-	-	14.86	9/15/2021	-	-	-	-

CATALENT 2017 PROXY STATEMENT	83

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
William Downie	7/26/2016	-	17,353	-	24.44	7/26/2026	-	-	-	-
	7/26/2016	-	-	-	-	-	-	-	4,231	148,508
	7/26/2016	-	-	-	-	-	-	-	4,004	140,540
	7/26/2016	-	-	-	-	-	3,385	118,814	-	-
	8/27/2015	3,058	9,175	-	31.96	8/27/2025	-	-	-	-
	8/27/2015	-	-	-	-	-	-	-	3,433	120,498
	8/27/2015	-	-	-	-	-	-	-	2,917	102,387
	8/27/2015	-	-	-	-	-	2,746	96,385	-	-
	9/3/2014	-	-	-	-	-	-	-	9,572	335,977
	7/30/2014	-	-	-	-	-	4,049	142,120	-	-
	7/30/2014	-	10,122	-	20.50	7/30/2024	-	-	-	-
	6/25/2013	-	-	18,606	18.71	6/25/2023	-	-	-	-
Steven Fasman	7/26/2016	-	23,077	-	24.44	7/26/2026	-	-	-	-
	7/26/2016	-	-	-	-	-	-	-	5,627	197,508
	7/26/2016	-	-	-	-	-	-	-	5,324	186,872
	7/26/2016	-	-	-	-	-	4,501	157,985	-	-
	1/28/2016	-	-	-	-	-	15,000	526,500	-	-
	8/27/2015	3,485	10,456	-	31.96	8/27/2025	-	-	-	-
	8/27/2015	-	-	-	-	-	-	-	3,912	137,311
	8/27/2015	-	-	-	-	-	-	-	3,324	116,672
	8/27/2015	-	-	-	-	-	3,129	109,828	-	-
	10/23/2014	10,305	10,306	-	24.26	10/23/2024	-	-	-	-
	10/23/2014	-	-	-	-	-	-	-	10,306	361,741
	10/23/2014	-	-	-	-	-	4,123	144,717	-	-
Sharon Johnson(7)	7/26/2016	-	4,438	-	24.44	10/24/2017	-	-	-	-
	8/27/2015	3,129	-	-	31.96	9/28/2017	-	-	-
	8/27/2015	-	3,129	-	31.96	11/25/2017	-	-	-
	9/3/2014	-	-	-	-	-	-	-	8,962	314,566
	7/30/2014	-	4,739	-	20.50	10/28/2017	-	-	-	-
	7/30/2014	-	-	-	-	-	3,792	133,099	-	-
	6/25/2013	-	-	11,648	18.71	11/22/2017	-	-	-	-
	6/30/2012	2,338	-	-	18.57	9/28/2017	-	-	-	-
	6/30/2012	-	-	1,568	18.57	11/22/2017	-	-	-	-

(1)	Our common stock split 70-for-1 in connection with our IPO. All stock information for pre-split periods has been restated in this Proxy Statement as if the split had occurred prior to the events reported.

(2)

The number of outstanding time-based, performance-based and exit options vested and exercisable is reported in column (c). Unvested outstanding time-based options are reported in column (d) and ordinarily become vested pursuant to the vesting schedule for time-based options described in the section in our CD&A entitled “Compensation Determinations for 2017—Long-Term Incentive Awards.” Unvested outstanding performance-based options are reported in column (e) and ordinarily vest when the Adjusted EBITDA set at the granting of these options prior to fiscal 2017, are met, subject to the grantee remaining in our employ through the vesting date. As a result of the exit of our principal pre-IPO owner from its ownership of Common Stock on September 9, 2016, the 1.75 multiple-of-invested-capital threshold exit options vested, the 2.5 multiple-of-invested-capital threshold exit option vested at 16.4252%, and the framework 2.0 multiple-of-invested-capital threshold exit options were cancelled as the threshold was not met. Other than with respect to (i) the options granted on June 25, 2013, which

84	CATALENT 2017 PROXY STATEMENT

have a vesting reference date of June 30 for Messrs. Chiminski and Walsh and July 1 for Mr. Downie and Ms. Johnson, (ii) the time-based options granted to Mr. Chiminski in fiscal 2010, which vested on the first five anniversaries of his March 17, 2009 employment commencement date, (iii) the options granted to Mr. Walsh in fiscal 2012, which have a vesting reference date of September 26, and (iv) the options granted to Ms. Johnson in fiscal 2012, which have a vesting reference date of April 1, all vesting of time-based and performance-based options granted to the NEOs occurs on the applicable anniversary of the grant date. One-fifth of the performance-based options granted on October 23, 2009 vested on each of the first five anniversaries of the grant date and were therefore fully vested on October 23, 2014. The 1.75 multiple-of-invested-capital exit options granted on October 23, 2009 and the 2.5 multiple-of-invested-capital exit options both vested on September 9, 2016 at 100% and 16.4252%, respectively. The first 20% of the performance-based options granted to Messrs. Chiminski and Walsh in fiscal 2013 vested on June 30, 2014 and the second 20% vested on September 2, 2015, which is the date we confirmed the performance metrics were achieved. The fiscal 2016 performance metrics were not achieved for the performance-based options granted on June 25, 2013 to Messrs. Chiminski and Walsh and Ms. Johnson. The first 20% of the performance-based options granted to Mr. Downie in fiscal 2013 vested on July 1, 2014 and the second 20% vested on September 2, 2015, which is the date we confirmed the performance metrics were achieved. One-fifth of the time-based options granted to Mr. Littlejohns in fiscal 2012 vested on each of the first five-anniversaries of the grant date and were therefore fully vested on September 15, 2016. One-fifth of the time-based options granted to Mr. Littlejohns in fiscal 2013 vested on each of the first four anniversaries of the grant date. The first 20% of the performance-based options granted to Mr., Littlejohns in fiscal 2013 vested on December 11, 2013, the second 20% on December 11, 2014, and the third 20% on December 11, 2015. The first 20% of the performance-based options granted to Ms. Johnson in fiscal 2012 vested on April 1, 2013, the second 20% vested on April 1, 2014 and the third 20% on September 2, 2015, which is the date we confirmed the performance metrics were achieved. The first 25% of the time-based options granted to Messrs. Chiminski, Walsh, Downie and Littlejohns and Ms. Johnson in fiscal 2015 vested on July 30, 2015 and for Mr. Fasman on October 23, 2015. The second 25% of the time-based options granted to Messrs. Chiminski, Walsh, Downie and Littlejohns and Ms. Johnson in fiscal 2015 vested on July 30, 2016 and for Mr. Fasman on October 23, 2016. The first and second 25% of the time-based options granted to Mr. Chiminski on October 23, 2014 vested on October 23, 2015 and October 23, 2016, respectively. The first 25% of the time-based options granted to Messrs. Chiminski, Walsh, Downie, Fasman, and Littlejohns and Ms. Johnson in fiscal 2016 vested on August 27, 2016. As described in the section of the CD&A entitled “Fiscal 2017 Potential Payments Upon Employment Termination or Change in Control Tables,” all or a portion of each option grant may vest earlier in connection with a change of control of the company or certain terminations of employment. The metrics for performance-based options granted to Ms. Johnson on June 30, 2012, Messrs. Chiminski, Walsh and Downie and Ms. Johnson on June 25, 2013, and Mr. Littlejohns on September 15, 2011 and December 11, 2012, were not achieved for fiscal 2016. With the exception of Mr. Littlejohns’ September 15, 2011 performance-based option grant in which the last tranche was cancelled as it was subject to achieving the target related to fiscal 2016, the terms and conditions of the 2007 Stock Incentive Plan award agreement allows for a catch-up provision in the next fiscal year in the event the cumulative performance target is met in the following fiscal year; therefore, the performance-based options related to meeting the target for fiscal 2016 remain outstanding as of June 30, 2017.

(3)	Excluding Ms. Johnson, each expiration date shown is the tenth anniversary of the grant date. Options may terminate earlier in certain circumstances, such as in connection with an NEO’s termination of employment or in connection with certain corporate transactions, including a change of control of the company. As per the terms of Ms. Johnson’s separation agreement dated May 16, 2017, Ms. Johnson has (i) 90 days from the date of her separation (June 30, 2017) to exercise any vested option at the time of her separation and (ii) 90 days from the vest date for any time-based or performance based options that vest prior to September 30, 2017, provided that any option not exercised by such date will be cancelled and forfeited. For any outstanding pre-IPO performance-based options, the expiration date reported in column (g) assumes a vest date of August 24, 2017, when our Board of Directors approved the financial results for fiscal 2017.

CATALENT 2017 PROXY STATEMENT	85

(4)	The number of outstanding RSUs reported for Mr. Chiminski in column (h) above represents: 50,480 RSUs granted on September 16, 2011 associated with Mr. Chiminski’s fiscal 2011 bonus deferral, in which he received 50% of his MIP bonus in the form of a grant of RSUs; 8,293 RSUs granted on July 30, 2014; 7,832 RSUs granted on October 23, 2014; 22,529 granted on August 27, 2015; and 29,460 RSUs granted on July 26, 2016. The RSUs granted to Mr. Chiminski in fiscal 2012 vested 100% on the grant date and settled on September 16, 2017. The RSUs granted to Mr. Chiminski in fiscal 2015, 2016 and 2017 will vest on the third anniversary of the grant date. The number of outstanding RSUs reported for Mr. Walsh in column (h) above represents 6,342 RSUs granted on July 30, 2014, 4,068 granted on August 27, 2015, and 5,524 RSUs granted on July 26, 2016, with each grant vesting on the third anniversary of the grant date. The number of outstanding RSUs reported for Mr. Littlejohns in column (h) above represents 4,049 RSUs granted on July 30, 2014, 2,754 RSUs granted on August 7, 2015, and 3,601 RSUs granted on July 26, 2016. The number of outstanding RSUs reported for Mr. Downie in column (h) above represents 4,049 RSUs granted on July 30, 2014, 2,746 granted on August 27, 2015, and 3,385 RSUs granted on July 26, 2016. The number of outstanding RSUs reported for Mr. Fasman in column (h) above represents 4,123 RSUs granted on October 23, 2014, 3,129 RSUs granted on August 27, 2015, a one-time equity award of 15,000 RSUs granted on January 28, 2016 to recognize Mr. Fasman’s leading performance and dedication as our General Counsel, and 4,501 RSUs granted on July 26, 2016. The number of outstanding RSUs reported for Ms. Johnson in column (h) above represents 3,792 RSUs granted on July 30, 2014, which remained outstanding at the time of her separation per the terms of her separation agreement. The RSUs granted to Messrs. Downie, Fasman, and Littlejohns and Ms. Johnson will vest on the third anniversary of their respective grant dates. As described in the section of the CD&A entitled “Fiscal 2017 Potential Payments Upon Employment Termination or Change in Control,” all or a portion of the RSUs may vest earlier in connection with a change of control of the company or BHP PTS Holdings L.L.C. or certain terminations of employment.

(5)	Shares are valued based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE.

(6)	The amounts reported in column (j) represent PSU awards, assuming 100% payout due to achievement of the performance goals at 100% of target. Actual payout levels will be set at such time that the Compensation Committee determines, following the end of the performance period, the cumulative performance levels that we achieved relative to the performance targets. The number of outstanding PSUs reported for Mr. Chiminski represents 19,604 PSUs granted on September 3, 2014, 19,580 PSUs granted on October 23, 2014, 28,161 PSUs (Adjusted EPS) and 23,930 PSUs (Relative Return) granted on August 27, 2015, and 36,825 PSUs (Adjusted EPS) and 34,846 PSUs (Relative Return) granted on July 26, 2016. For Mr. Walsh, the number of outstanding PSUs represents 14,991 PSUs granted on September 3, 2014, 5,085 PSUs (Adjusted EPS) and 4,321 PSUs (Relative Return) granted on August 27, 2015, and 6,905 PSUs (Adjusted EPS) and 6,534 PSUs (Relative Return) granted on July 26, 2016. For Messrs. Littlejohns, Downie, and Fasman, all outstanding PSUs shown were granted on September 3, 2014, August 27, 2015, and July 26, 2017. For Ms. Johnson, the number of outstanding PSUs represents 8,962 PSUs granted on September 3, 2014, which remained outstanding at the time of her separation per the terms of her separation agreement. Achievement with respect to the metrics used to determine the final payout of the PSUs is based on a performance period beginning July 1, 2016 and ending on June 30, 2019 for the PSUs granted in fiscal 2017, July 1, 2015 and ending June 30, 2018 for the PSUs granted in fiscal 2016 and beginning July 1, 2014 and ending June 30, 2017 for the PSUs granted in fiscal 2015. On August 23, 2017, the PSUs granted during 2016 and 2017 to Messrs. Chiminski and Fasman were cancelled and an identical number of Performance Shares with identical vesting terms and performance measures were issued in order to avoid deductibility issues under Code § 162(m).

(7)	In connection with the end of Ms. Johnson’s employment with the company as of June 30, 2017, our Compensation Committee allowed the ordinary course vesting of incentive compensation scheduled to vest up to August 27, 2017. The expiration dates for Ms. Johnson’s options reflect these extended vesting dates as well as her end-of-employment date.

86	CATALENT 2017 PROXY STATEMENT

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Chiminski	206,684	3,676,020	-	-
Matthew Walsh	74,651	1,878,488	-	-
Barry Littlejohns	-	-	-	-
William Downie	58,103	891,922	-	-
Steven Fasman	-	-	-	-
Sharon Johnson	70,716	1,002,878	-	-

(1)	We report the value realized on exercise as the difference between the fair market value of the shares acquired on exercise, as determined by the closing price per share of our common stock on the exercise date, as reported on the NYSE, and the exercise price of the stock option. As a result, the value realized on exercise does not make any adjustment for those shares forfeited to us by the option holder in order to pay (a) the exercise price and (b) the amount of withholding tax due from the option holder upon exercise, pursuant to the “cashless” exercise provisions of the plan under which each stock option was granted.

CATALENT 2017 PROXY STATEMENT	87

FISCAL 2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

John Chiminski

Deferred Compensation	316,125	31,613	259,965	-	2,131,135
Vested but Undelivered RSUs	-	-	611,313	-	1,771,848

Total	316,125	31,613	871,278	-	3,902,983
Matthew Walsh

Deferred Compensation	101,061	33,512	102,643	-	1,144,172
Barry Littlejohns

Deferred Compensation	39,136	14,760	8,822	-	90,179
William Downie

Deferred Compensation	-	-	-	-	-
Steven Fasman

Deferred Compensation	-	-	-	-	-
Sharon Johnson

Deferred Compensation	-	-	-	-	-

(1)	The amounts reported as “Deferred Compensation” in this column are reported as compensation for fiscal 2017 in the Summary Compensation Table, under “Non-Equity Incentive Plan Compensation” for Mr. Chiminski and under “Salary” for Messrs. Walsh and Littlejohns.

(2)	The amounts reported for Messrs. Chiminski, Walsh, and Littlejohns are reported as compensation for fiscal 2017 under “All Other Compensation” in the Summary Compensation Table.

(3)	Mr. Chiminski was granted RSUs that settle by their terms on a date after they fully vest. The amounts reported under “Vested but Undelivered RSUs” in this column reflect the increase or (decrease) in fair market value between July 1, 2016 and June 30, 2017, which vested prior to the 2017 fiscal year. The amounts reported in this column are not considered compensation reportable in the Summary Compensation Table.

(4)

Includes $1,303,526 previously reported as compensation to Mr. Chiminski in the columns “Salary”, “Non-Equity Incentive Plan Compensation”, and “All Other Compensation” in the Summary Compensation Table in previous years. Includes $657,728 previously reported as compensation to Mr. Walsh in the columns “Salary” and “All Other Compensation” in the Summary Compensation Table in previous years. Aggregate balance for Mr. Chiminski under “Vested but Undelivered RSUs” reflects the value of 50,480 fully vested but undelivered RSUs based on the $35.10 closing price per share of our common stock at the end of our fiscal year, June 30, 2017, as reported on the NYSE. These RSUs were previously reported as “Stock Awards” in the Summary Compensation Table and were granted to

88	CATALENT 2017 PROXY STATEMENT

Mr. Chiminski pursuant to his election to defer 50% of his annual MIP bonus for fiscal 2011, as to which compensation of $750,000 has been previously reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The RSUs were settled after the end of fiscal 2017 on September 16, 2017.

DEFERRED COMPENSATION

We provide certain of our U.S.-based executives, including our U.S.-based NEOs, with the opportunity to participate in the Deferral Plan, which allows participating executives to defer receipt of a portion of their compensation. Deferrals occur and may be invested on a pre-tax basis, in addition to the amounts that the executive is allowed to contribute to our tax-qualified 401(k) plan.

The Deferral Plan permits a broad group of U.S.-based executives, including our U.S.-based NEOs, to defer up to 80% of base salary, commissions (not applicable to NEOs), and MIP bonus. In addition, these executives may defer their PSU and RSU grants. We credit the first 6% of cash compensation deferred with a matching contribution equal to 50% of the amount deferred. Participants are immediately vested in all amounts they contribute and the related investment gains, but matching contributions and their related investment gains vest ratably over the participant’s first four years of service.

Under the Deferral Plan, we also credit each participant’s deferral account with earnings and/or losses based on the deemed investment of the accounts in one or more of a variety of investment alternatives we make available from time to time. Participants select the investment alternatives in which they wanted their accounts to be deemed to be invested and are credited with earnings and/or losses based on the performance of the relevant investments. Participants are able to change the investment elections for their accounts on a daily basis.

Newport Group serves as the plan administrator of our Deferral Plan. Participants in the Deferral Plan may elect from a variety of forms of payout under the plan, including lump-sum payment and various types of annual installments, with the timing depending on the form selected.

The accounts of participants in the prior version of the Deferral Plan that are paid out in a lump-sum cash payment are paid on the 15th day of the month immediately following the month that includes the six-month anniversary of the participant’s separation from our service (other than due to death) (“separation” as defined by Section 409A of the Internal Revenue Code). In the event of the death of a participant prior to the commencement of the distribution of benefits under the plan, such benefits will be paid no later than the later of (x) December 31 of the year in which the participant’s death occurs and (y) the 90th day following the date of the participant’s death.

A participant in the prior version of the Deferral Plan may also elect to receive a payout in annual installments over a period of 5 or 10 years after the participant’s separation from service (including death), although, notwithstanding any such election, the participant’s account will be paid in a lump-sum cash payment in connection with a participant’s separation

CATALENT 2017 PROXY STATEMENT	89

from service within two years following a change of control. The Deferral Plan also permits participants to receive a distribution in connection with an unforeseeable emergency, in accordance with the requirements of Section 409A of the Internal Revenue Code.

Cash and equity deferrals, company contributions, and applicable gains are held in a “rabbi” trust. “Rabbi” trust assets are ultimately controlled by us. Operating the Deferral Plan this way permits participants to defer recognition of income for tax purposes on the amounts deferred until they are paid to the participants.

90	CATALENT 2017 PROXY STATEMENT

FISCAL 2017 POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE OF CONTROL TABLES

Potential Payments Upon Termination

or Change of Control - John

Chiminski (CEO)

Triggering Event	Value of Option/RSU/PSU Acceleration ($)(1)	Value of Base Salary and Target Bonus Payment ($)(2)	Value of Continued Benefits Participation ($)(3)	Total ($)

Death	10,471,699	-	-	10,471,699
Termination by Us Without Cause or By Mr. Chiminski for Good Reason	-	4,950,000	24,856	4,974,856
Change of Control (assuming awards are not assumed, continued, or substituted)	5,213,748	-	-	5,213,748
Termination by Us Without Cause Within 18 Months Following a Change of Control (assuming awards have been assumed, continued, or substituted)	15,685,447	4,950,000	24,856	20,660,303

(1)	The amount reported for death represents accelerated vesting of (a) 68,114 RSUs and 162,946 PSUs, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and (b) the “spread” value of the options, equal to $10.66 per share for 151,049 options granted on July 26, 2016, $3.14 per share for 75,279 options granted on August 27, 2015, $10.84 per share for 19,580 options granted on October 23, 2014 and $14.60 per share for 20,732 options granted on July 30, 2014, in each case representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. The amount reported for a change of control represents (a) the settlement of 50,480 vested/unsettled RSUs based on the $35.10 closing price per share of our common stock on June 30, 2017 as reported in the NYSE, and (b) accelerated vesting of the “spread” value of the options, equal to $16.39 per share for the 210,000 performance-based options granted on June 25, 2013, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. The amount reported for a termination by us without cause within 18 months following a change of control (assuming awards have been assumed, continued, or substituted) represents (a) the settlement of 50,480 vested/unsettled RSUs based on the $35.10 closing price per share of our common stock on June 30, 2017 as reported in the NYSE, (b) accelerated vesting of 68,114 RSUs and 162,946 PSUs, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and (c) the “spread” value of the options, equal to $10.66 per share for 151,049 options granted on July 26, 2016, $3.14 per share for 75,279 options granted on August 27, 2015, $10.84 per share for 19,580 options granted on October 23, 2014, $14.60 per share for 20,732 options granted on July 30, 2014, and $16.39 per share for the 210,000 performance-based options granted on June 25, 2013, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. Amounts reported assume that the June 25, 2013 performance-based options vest upon a change of control. Options with a negative “spread” value are reported as $0.

(2)	The amount reported represents two times the sum of (a) his annual base salary and (b) his target annual cash bonus.

CATALENT 2017 PROXY STATEMENT	91

(3)	The amount reported represents income attributable to the health care premiums paid by us with respect to Mr. Chiminski’s participation in our employee benefit plans for a two-year period. Mr. Chiminski would also be entitled to be paid for any unused paid-time-off days accrued during 2017 and up to five unused days from the prior year.

Potential Payments Upon Termination

or Change of Control - Matthew Walsh

(CFO)

Triggering Event	Value of Option/RSU/PSU Acceleration ($)(1)	Value of Base Salary and Target Bonus Payment ($)(2)	Value of Continued Benefits Participation ($)(3)	Total ($)
Death	2,463,390	-	-	2,463,390
Termination by Us Without Cause or By Mr. Walsh for Good Reason	-	2,362,500	28,421	2,390,921
Change in Control	470,164	-	-	470,164
Termination Without Cause Within 18 Months Following a Change of Control (assuming awards have been assumed, continued, or substituted)	2,933,553	2,362,500	28,421	5,324,474

(1)	Amounts reported represent accelerated vesting of unvested equity-based awards. The amounts reported for death reflect (a) the “spread” value of the options of $10.66 per share for the 28,322 options granted on July 26, 2016, $3.14 per share for the 13,593 options granted on August 27, 2015 and $14.60 per share for the 15,854 options granted on July 30, 2014, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 5,524 RSUs granted on July 26, 2016, 4,068 RSUs granted on August 27, 2015, 6,342 RSUs granted on July 30, 2014, 13,439 PSUs granted on July 26, 2016, 9,406 PSUs granted on August 27, 2015 and 14,991 PSUs granted September 3, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE. The amount reported for a change in control represents the accelerated vesting of the “spread value of the options of $16.39 per share for the 28,686 performance-based options granted on June 25, 2013, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. The amount reported for a termination by us without cause within 18 months following a change of control (assuming awards have been assumed, continued, or substituted) represents the “spread” value of the options of $10.66 per share for the 28,322 options granted on July 26 2016, $3.14 per share for the 13,593 options granted on August 27, 2015, $14.60 per share for the 15,854 options granted on July 30, 2014, and $16.39 per share for the 28,686 performance-based options granted on June 25, 2013, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. Amounts reported assume that the June 25, 2013 performance-based options vest upon a change of control. Options with a negative “spread” value are reported as $0.

(2)	The amount reported represents two times the sum of (a) his annual base salary and (b) his target annual cash bonus.

(3)	The amount reported represents income attributable to the health care premiums paid by us with respect to Mr. Walsh’s participation in our employee benefit plans for a two-year period. Mr. Walsh would also be entitled to be paid out for any unused paid-time-off days accrued during 2017 and up to five unused days from the prior year.

92	CATALENT 2017 PROXY STATEMENT

Potential Payments upon Termination or

Change of Control – Messrs. Downie,

Fasman, Littlejohns and Ms. Johnson

Triggering Event	Value of Option/RSU/PSU Acceleration(1)	Value of Base Salary and Target Bonus Payment(2)	Value of Continued Benefits Participation(3)	Total ($)
Death
William Downie	1,566,802	-	-	1,566,802
Steven Fasman	2,329,684	-	-	2,329,684
Barry Littlejohns	1,663,448	-	-	1,663,448
Termination by Us Without Cause or By the Executive Officer for Good Reason
William Downie	-	643,561		643,561
Steven Fasman	-	962,500	12,428	974,928
Barry Littlejohns	57,855	787,500	11,991	857,346
Sharon Johnson	-	941,288	-	941,288
Change of Control
William Downie	304,952	-	-	304,952
Steven Fasman	-	-	-	-
Barry Littlejohns	57,855	-	-	57,855
Termination by Us Without Cause Within 18 Months Following a Change of Control
William Downie	1,871,755	643,561	-	2,515,316
Steven Fasman	2,329,684	962,500	12,428	3,304,612
Barry Littlejohns	1,663,448	787,500	11,991	2,462,939

(1)	Amounts reported represent accelerated vesting of unvested equity-based awards and assume that the June 25, 2013 performance-based options vest upon a change of control. Options with a negative “spread” are reported as $0.

For Mr. Downie, the amount reported for death reflects (a) the “spread” value of $10.66 per share for the 17,353 options granted on July 26, 2016, $3.14 per share for the 9,175 options granted on August 27, 2015 and $14.60 per share for the 10,122 options granted on July 30, 2014, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 3,385 RSUs and 8,235 PSUs granted on July 26, 2016, 2,746 RSUs and 6,350 PSUs granted on August 27, 2015, 4,049 RSUs granted on July 30, 2014 and 9,572 PSUs granted on September 3, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE. The amount reported for change of control reflects the “spread” value of $16.39 per share for the 18,606 performance-based options, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. The amount reported for a termination by us without cause within 18 months following a change of control (assuming awards have been assumed, continued, or substituted) represents (a) the “spread” value of $10.66 per share for the 17,353 options granted on July 26, 2016, $3.14 per share for the 9,175 options granted on August 27, 2015, $14.60 per share for the 10,122 options granted on July 30, 2014, $16.39 per share for the 18,606 performance-based options, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 3,385 RSUs and 8,235 PSUs granted on July 26, 2016, 2,746 RSUs

CATALENT 2017 PROXY STATEMENT	93

and 6,350 PSUs granted on August 27, 2015, 4,049 RSUs granted on July 30, 2014 and 9,572 PSUs granted on September 3, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE.

For Mr. Fasman, the amounts reported for death and for a termination by us without cause within 18 months following a change of control (assuming awards have been assumed, continued, or substituted) reflects (a) the “spread” value of $10.66 per share for the 23,077 options granted on July 26, 2016, $3.14 per share for the 10,456 options granted on August 27, 2015 and $10.84 per share for the 10,306 options granted on October 23, 2014, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 4,501 RSUs and 10,951 PSUs granted on July 26, 2016, 15,000 RSUs granted on January 28, 2016, 3,129 RSUs and 7,236 PSUs granted on August 27, 2015, and 4,123 RSUs and 10,306 PSUs granted on October 23, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE.

For Mr. Littlejohns, the amount reported for death reflects (a) the “spread” value of $10.66 per share for the 18,462 options granted on July 26, 2016, $3.14 per share for the 9,201 options granted on August 27, 2015, $14.60 per share for the 10,122 options granted on July 30, 2014 and $16.53 per share for the 3,500 time-based options granted on December 11, 2012, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 3,601 RSUs and 8,760 PSUs granted on July 26, 2016, 2,754 RSUs granted and 6,367 PSUs granted on August 27, 2015, 4,049 RSUs granted on July 30, 2014 and 9,572 PSUs granted on September 3, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE. The amount reported for termination by us without cause or by the executive officer for good reason represents the “spread” value of $16.53 per share for the 3,500 time-based options granted on December 11, 2012 that would have vested within 12 months following the termination. The amount reported for change of control reflects the “spread” value of $16.53 per share for the 3,500 time-based options granted on December 11, 2012, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option. The amount reported for a termination by us without cause within 18 months following a change of control (assuming awards have been assumed, continued, or substituted) represents (a) the spread value of $10.66 per share for the 18,462 options granted on July 26, 2017, $3.14 per share for the 9,201 options granted on August 27, 2015, $14.60 per share for the 10,122 options granted on July 30, 2014, and $16.53 for the 3,500 time-based options granted on December 11, 2012, representing the difference between the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE, and the exercise price of the option and (b) 3,601 RSUs and 8,760 PSUs granted on July 26, 2016, 2,754 RSUs and 6,367 PSUs granted on August 27, 2015, 4,049 RSUs granted on July 30, 2014 and 9,572 PSUs granted on September 3, 2014, the value of which is calculated based on the $35.10 closing price per share of our common stock on June 30, 2017, as reported on the NYSE.

For Ms. Johnson, there is no acceleration of awards reported in the table above as she separated from the company on June 30, 2017. Her separation agreement dated May 16, 2017 does not allow for any acceleration of outstanding equity awards; however, her agreement allows for continued vesting of stock option, RSU and PSU grants that are scheduled to vest prior to September 30, 2017. These total 12,306 options, 3,792 RSUs, and 8,962 PSUs. In addition, 13,216 Pre-IPO performance-based options remained outstanding of which only 784 options vested on August 24, 2017 as the performance metrics were met.

(2)

The amounts reported for Messrs. Downie, Fasman, and Littlejohns represent, for each executive, the sum of that executive’s annual base salary and target annual cash bonus. Per the terms and conditions of Ms. Johnson’s separation agreement, Ms. Johnson received severance payments totaling $941,288 upon the termination of her employment on June 30, 2017, comprised of a 2017 MIP payment of $292,530 payable when other MIP payments are made in respect of fiscal 2017; $370,719 which is equivalent to

94	CATALENT 2017 PROXY STATEMENT

her base salary, payable in 12 equal monthly installments; and $278,039 payable when other MIP payments are made in respect of fiscal 2018 (September 2018).

For Mr. Downie and Ms. Johnson, amounts in pounds sterling were converted to U.S. dollars at an exchange rate of 1.2681, which represents the average monthly rate during fiscal 2017.

(3)	The amounts reported for Messrs. Fasman and Littlejohns represent income attributable to the health care premiums paid by us with respect to their continued participation in our employee benefit plans for a one-year period. Under these circumstances, Mr. Downie and Ms. Johnson would become ineligible for any continued health benefits in the U.K. under our plans.

CATALENT 2017 PROXY STATEMENT	95

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR FISCAL 2018

(Item 2 on the Proxy Card)

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent auditor for the fiscal year ending June 30, 2018. Ernst & Young has served as our independent auditor since prior to our IPO. The Board of Directors recommends this appointment, and we are asking shareholders to ratify the appointment of Ernst & Young for 2018. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young to our shareholders for ratification because we value our shareholders’ views on the choice of independent auditor. If shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment of such firm. A representative of Ernst & Young is expected to be present at the Annual Meeting to respond to appropriate questions, and to make a statement if desired.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent auditor for fiscal 2018 because it believes that Ernst & Young has appropriately and professionally audited our financial statements for the last several years, it has the resources to do a proper audit of a company of our size and complexity, and it is familiar with our business, our business model, and our personnel, which will enhance the efficiency and effectiveness of the audit and is in our best interest and in the best interests of our shareholders. The Audit Committee, under its charter, reviews, at least annually, the qualifications, performance, and independence of the auditor and considers, among other matters, the following: the auditor’s internal quality control procedures, the selection of the lead audit partner, the rotation of the audit partners on the audit engagement team, the qualifications and experience of the members of the audit engagement team, and the views of management, including our internal audit group, concerning the performance and capabilities of the auditor.

The following table presents the fees for professional services rendered by Ernst & Young for the audit of our annual financial statements for the fiscal years that ended on June 30, 2017 and June 30, 2016, and the fees billed for other services rendered by Ernst & Young during those same periods.

SERVICES	2017	2016
Audit Fees	$4,569,000	$4,081,300
Audit-Related Fees(1)	49,000	1,035,100
Tax Fees(2)	607,000	1,576,800
All Other Fees	-	-
Total	$5,225,000	$6,693,200

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young that are reasonably related to the performance of the audit of our financial

96	CATALENT 2017 PROXY STATEMENT

statements. Specifically, these costs include fees for audits of employee benefit plans, accounting and audit consultation and other attest services.

(2)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice, and tax planning.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee, and all approved non-audit services performed by Ernst & Young were consistent with maintaining Ernst & Young’s independence.

Pre-Approval of Audit and Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee charter provides that the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. Accordingly, all audit and permitted non-audit services for which Ernst & Young was engaged were pre-approved by the Audit Committee.

Prior to engagement of the independent auditor for 2018, management will submit for Audit Committee approval a list of services and related fees expected to be rendered in 2018 within each of the following categories of services:

•	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

•	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•	Tax services include all services, except those services specifically related to the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

•	All Other services are those services not captured in the audit, audit-related or tax categories.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2018.

CATALENT 2017 PROXY STATEMENT	97

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of our financial reporting process. All three members of the Audit Committee qualify as independent directors under the listing standards of the NYSE for public companies and the independence requirements of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all are qualified as audit committee financial experts within the meaning of Item 407(d)(5) of Regulation S-K, promulgated under the Exchange Act. Additionally, the Board of Directors has also determined that each Audit Committee member has accounting and related financial management expertise within the meaning of the NYSE’s listing standards. The Audit Committee’s charter can be viewed online on our website at http://investor.catalent.com/corporate-governance.

In fulfilling its duties, the Audit Committee reviewed and discussed the audited financial statements contained in Catalent’s 2017 Annual Report on Form 10-K with management and the independent auditor, Ernst & Young LLP. Management is responsible for the financial statements and the reporting process, including the systems for internal control over financial reporting. The independent auditor is responsible for performing an independent audit of Catalent’s financial statements in conformance with accounting principles generally accepted in the United States, and for expressing an opinion on these financial statements based on the audit.

The Audit Committee met with the independent auditor with and without management present and discussed those matters required to be discussed by Auditing Standard No. 1301, “Communications With Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor its independence.

Based on the above reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Catalent’s 2017 Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee:

Uwe Röhrhoff, Chair

Melvin Booth

Rolf Classon

Dr. Donald E. Morel, Jr.

Date: August 23, 2017

98	CATALENT 2017 PROXY STATEMENT

PROPOSAL 3 - ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item 3 on the Proxy Card)

The compensation we provide to our Named Executive Officers is described in detail in the Compensation Discussion and Analysis section of this Proxy Statement. Section 14A of the Exchange Act requires that we provide shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our Named Executive Officers. Accordingly, you are being asked to vote on the following resolution:

“RESOLVED, that Catalent’s shareholders APPROVE, on an advisory basis, the compensation of the named executive officers, as disclosed in Catalent’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Board of Directors unanimously recommends that you vote FOR this resolution because it believes that our executive compensation program promotes the following objectives and philosophies, as described in detail in the Compensation Discussion and Analysis section of this Proxy Statement:

•	competitive compensation to attract, maintain, retain, and reward high-caliber executive talent,
•	paying for performance, and
•	alignment with shareholder interests.

This vote is advisory, which means that the vote is not binding on us, our Board of Directors, or the Compensation Committee. Nonetheless, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions.

Consistent with the outcome of a shareholder vote that occurred during our 2015 annual meeting of shareholders, the Board of Directors has resolved that a shareholder advisory vote on named executive officer compensation should occur every year. Unless this changes, the next advisory vote on named executive officer compensation will be at the 2018 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CATALENT 2017 PROXY STATEMENT	99

PROPOSAL 4 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENT FOR SHAREHOLDER AMENDMENTS TO OUR BYLAWS

(Item 4 on the Proxy Card)

Our Board of Directors recommends that our shareholders approve our proposal to amend and restate our Amended & Restated Certificate of Incorporation (the “Current Certificate”) to lower the threshold for amendment by our shareholders of our bylaws from a 66 2⁄3% super-majority of our common stock to a simple majority.

Article V.B of the Current Certificate allows for the amendment of our bylaws by the affirmative vote of shareholders holding at least 66 2⁄3% of our common stock (a level that was reached once the holdings of the Blackstone affiliate that was our former principal owner, fell below 40% of our outstanding common stock). As part of its continuing review of the elements of our corporate governance standard and practices, the Nominating Committee concluded that the voting threshold was unnecessarily high and recommended to the Board of Directors that both the bylaws and the Current Certificate be amended to allow for amendment of our bylaws by simple majority, with the Board of Directors retaining is ability to make changes to the bylaws as well. Assuming this proposal is approved by our shareholders, the Board will amend our bylaws accordingly in order to avoid conflicting standards.

If approved, the revised Article V.B would read as follows, with terms omitted from the Current Certificate ~~struck out~~ and new terms in bold double underline (and assuming that the non-substantive changes proposed in Proposal 6 are approved and implemented):

The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation ~~or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when Blackstone (as defined below) beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law~~, the affirmative vote of ~~the holders of at least 66 2/3%~~ a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

100	CATALENT 2017 PROXY STATEMENT

Set forth in Appendix B to this Proxy Statement is a form of the Second Amended & Restated Certificate of Incorporation that would be adopted should each of Proposals 4, 5, and 6 be approved (though none of them is conditioned on or otherwise requires the approval of any other).

OUR BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE APPROVAL OF

THE AMENDMENT OF OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO ELIMINATE THE

SUPERMAJORITY VOTE REQUIREMENT FOR

SHAREHOLDERS TO AMEND OUR BYLAWS AS DISCLOSED

IN THIS PROXY STATEMENT.

CATALENT 2017 PROXY STATEMENT	101

PROPOSAL 5 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENT FOR SHAREHOLDERS TO REMOVE DIRECTORS FOR CAUSE

(Item 5 on the Proxy Card)

Our Board of Directors recommends that our shareholders approve our proposal to amend and restate our Current Certificate to lower the threshold for removal of a director for cause from a 66 2⁄3% super-majority of our common stock to a simple majority.

Article VI.C of the Current Certificate allows for the removal of any or all directors for cause and upon the affirmative vote of shareholders holding at least 66 2⁄3% of our common stock (a level that was reached once the holdings of the Blackstone affiliate that was our former principal owner, fell below 40% of our outstanding common stock). As part of its continuing review of the elements of our corporate governance standard and practices, the Nominating Committee concluded that the voting threshold was unnecessarily high and recommended to the Board of Directors that the Current Certificate be amended to allow removal of a director for cause by a simple majority.

If approved, the revised Article V.B would read as follows, with terms omitted from the Current Certificate ~~struck out~~ and new terms in bold double underline (and assuming that the non-substantive changes proposed in Proposal 6 are approved and implemented):

Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time ~~either with or without~~ but only for cause and only by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, ~~voting as a single class; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon,~~ voting together as a single class.

102	CATALENT 2017 PROXY STATEMENT

Set forth in Appendix B to this Proxy Statement is a form of the Second Amended & Restated Certificate of Incorporation that would be adopted should each of Proposals 4, 5, and 6 be approved (though none of them is conditioned on or otherwise requires the approval of any other).

OUR BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE APPROVAL OF

THE AMENDMENT OF OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO ELIMINATE THE

SUPERMAJORITY VOTE REQUIREMENT FOR SHAREHOLDERS TO

REMOVE DIRECTORS FOR CAUSE AS DISCLOSED IN THIS

PROXY STATEMENT.

CATALENT 2017 PROXY STATEMENT	103

PROPOSAL 6 - AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE OBSOLETE PROVISIONS AND MAKE OTHER NON-SUBSTANTIVE AND CONFORMING CHANGES

(Item 6 on the Proxy Card)

Our Board of Directors recommends that our shareholders approve our proposal to amend and restate our Current Certificate to (i) remove provisions that specifically identify our former majority owner, and (ii) make additional non-substantive and conforming changes.

Majority-Owner Provisions

At the time of our IPO, ownership of a majority of our common stock was held by a single holder and its affiliated entities, requiring certain provisions in our certificate of incorporation to accommodate their status as related parties, as well as give effect to the terms of the stockholders agreement that applied at that time. These provisions included, without limitation:

•	Shareholder action by written consent permitted so long as the majority owner’s ownership level of our common stock exceeded 40%;
•	The majority owner had the right to call for special meetings of shareholders so long as its ownership level of our common stock exceeded 40%;
•	Waivers of certain obligations, if any, imposed on non-employee directors with respect to bringing corporate opportunities to or competing with us; and
•	Exclusion of the majority owner and its transferees from being considered as “interested shareholders” when applying the business combination restrictions contained in Article X of the Current Certificate.

Given that that majority owner completely sold its holdings of our common stock in the fall of 2016, the Nominating Committee concluded that the provisions in the Current Certificate specific to that ownership were no longer appropriate and recommended to the Board of Directors that the Current Certificate be amended to remove said provisions, a recommendation that the Board of Directors endorsed.

If this Proposal is approved, provisions specific to our former majority owner would be removed from Articles V.A, V.B, VI.B, VI.C, VIII.A, VIII.B, IX (deleted in its entirety) and X.C, as marked in the proposed form of Second Amended & Restated Certificate of Incorporation that is set forth in Appendix B to this Proxy Statement and that would be adopted if each of Proposals 4, 5, and 6 were approved (though none of them is conditioned on or otherwise requires the approval of any other).

104	CATALENT 2017 PROXY STATEMENT

Additional Changes

In their review of the Current Certificate, the Board of Directors and the Nominating Committee concluded that certain additional changes to the Current Certificate were appropriate at the present time, including without limitation:

•	Revising Article VI.A to eliminate references to our IPO;
•	Providing that the limitation of director liability provided for in Article VII should be as permitted by the laws of the State of Delaware generally and not just the General Corporation Law of the State of Delaware; and
•	That the choice of forum clause in Article XI.B be updated to specifically reference the courts of Delaware as the appropriate forum for the matters listed in that provision, rather than just the Delaware Court of Chancery.

If approved, the additional changes would be as marked in the proposed form of Second Amended & Restated Certificate of Incorporation that is set forth in Appendix B to this Proxy Statement and that would be adopted if each of Proposals 4, 5, and 6 were approved (though none of them is conditioned on or otherwise requires the approval of any other).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AS DISCLOSED IN THIS PROXY STATEMENT.

CATALENT 2017 PROXY STATEMENT	105

INFORMATION ABOUT 2018 ANNUAL MEETING

Shareholder Proposals for the 2018 Annual Meeting of Shareholders

We currently intend to hold our 2018 Annual Meeting of Shareholders on October 31, 2018.

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”), shareholders may present proper proposals for inclusion in our Proxy Statement. To be eligible for inclusion in our 2018 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business on May 25, 2018, and must otherwise comply with Rule 14a-8. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act and its implementing rules, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the shareholders at the 2018 Annual Meeting of Shareholders, you must comply with the advance notice eligibility and procedural requirements specifically described in our bylaws (unless you wish to nominate a director in accordance with the eligibility and procedural requirements set forth in the proxy access provision included in our bylaws, as described below). In addition, assuming the date of the 2018 Annual Meeting of Shareholders is not more than 30 days before and not more than 70 days after the anniversary date of the 2017 Annual Meeting, you must notify us in writing, and such written notice must be delivered to our Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 no earlier than July 5, 2018, and no later than August 4, 2018.

Shareholder Proxy Access. In August 2017, we amended and restated our bylaws to implement proxy access, which allows a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years or more at least 3% of our outstanding common stock to nominate and include in our Proxy Statement for each annual meeting of shareholders at which directors may be elected their own director nominees constituting up to the greater of two or 20% of the number of directors then serving on our Board (subject to certain limitations as set forth in our bylaws), provided that the nominating shareholder(s) and the nominee(s) satisfy the eligibility and procedural requirements set forth in our bylaws. Pursuant to our bylaws, each of the Board of Directors (prior to each annual meeting of shareholders) or the chair of any annual meeting of shareholders shall have the power to determine whether a director nominee has been nominated by a shareholder in accordance with the eligibility and procedural requirements of the proxy access provisions included in our bylaws. Notice of director nominees submitted under the proxy access bylaw provision must include the information required under our bylaws. Such notice must be delivered to our Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 no earlier than the close of business on April 25, 2018 and no later than the close of business on May 25, 2018 unless the date of the fiscal 2018 Annual Meeting is more than thirty (30) days before or after November 2, 2018, in which case such notice must be received by our Corporate Secretary by the close of business on the later of the 180th day prior to the 2018 Annual Meeting or the

106	CATALENT 2017 PROXY STATEMENT

close of business on the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. The foregoing description of the shareholder proxy access provision included in our bylaws does not purport to be complete and is qualified in its entirety by reference to our bylaws.

A copy of our bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained free of charge from our website, http://investor.catalent.com/corporate-governance, or from our Corporate Secretary. We are not required to consider a nomination or proposal that does not comply with the eligibility requirements and procedures set forth in our bylaws and compliance with these procedures does not necessarily require us to include the proposed nominee or proposal in our proxy solicitation material.

Householding of Shareholder Documents

SEC rules permit us to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” reduces the cost of the proxy solicitation process. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request, and we will promptly deliver, a separate copy of the Notice of Internet Availability or the proxy materials by writing our Corporate Secretary at Catalent, Inc., 14 Schoolhouse Road, Somerset, NJ 08873 or CorpSec@catalent.com or by calling (732) 537-6200.

Notice of Amendment to Bylaws

On August 24, 2017, our Board of Directors amended our bylaws to permit proxy access and implement majority voting for the election of directors as described above. The full text of our bylaws, as amended, is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2017. It is also available free of charge from our website, http://investor.catalent.com/corporate-governance, or from our Corporate Secretary.

CATALENT 2017 PROXY STATEMENT	107

APPENDIX A

NON-GAAP FINANCIAL MEASURES

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and this amount is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. We believe this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Under our credit agreement, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on “Adjusted EBITDA,” which is not defined under U.S. GAAP and is subject to important limitations. Set forth below is a calculation showing the adjustments made to EBITDA from continuing operations to obtain Adjusted EBITDA. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable U.S. GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this

CATALENT 2017 PROXY STATEMENT	A-1

appendix is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA.

Use of Constant Currency, Budget-Based Revenue, and Budget-Based EBITDA

Because we are a company with substantial foreign operations, changes in exchange rates, over which we have no control, can be an important factor in understanding period-to-period comparisons. We therefore use results on a constant currency basis, including revenue and EBITDA computed using constant currency exchange rates, as one means to evaluate our performance as we operate our business. We also believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. We calculate constant currency results by calculating current-year results using foreign currency exchange rates from earlier periods. We generally refer to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis.

When we set the financial goals that we use to operate the business, including the goals that our executives must meet to qualify for our fiscal 2017 performance-based incentive compensation, and when we determine whether those goals have been met, we use, among other metrics, revenue and Adjusted EBITDA computed using the currency exchange rates that we use internally in budgeting and in measuring performance against budget, in part because we believe that the compensation of our executives should not be affected, to the extent practicable, by factors beyond those executives’ control. We refer in this Proxy Statement to revenue and Adjusted EBITDA computed on this type of constant-currency basis as “Budget-Based Revenue” and “Budget-Based EBITDA,” respectively.

Results at constant currency, Budget-Based Revenue, and Budget-Based EBITDA should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, Budget-Based Revenue, and Budget-Based EBITDA, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

The reconciliation in this Appendix of Earnings/(Loss) from Continuing Operations to Adjusted EBITDA also includes a reconciliation to Budget-Based EBITDA. The reconciliation of fiscal 2017 consolidated revenue reported in accordance with U.S. GAAP to revenue on a constant-currency basis is as follows (in millions of U.S. dollars):

Revenue	2,075.4
Foreign exchange impact	(29.2)

Budget-Based Revenue	2,104.6

A-2	CATALENT 2017 PROXY STATEMENT

Catalent, Inc.

Reconciliation of Earnings/(Loss) from Continuing Operations

To EBITDA from Continuing Operations, Adjusted EBITDA and Budget-Based EBITDA

	Fiscal Year Ended June 30,
(In millions of U.S. dollars)	2017	2016
Earnings from continuing operations	109.8	111.2
Interest expense, net	90.1	88.5
Income tax provision/(benefit)	25.8	33.7
Depreciation and amortization	146.5	140.6
Non-controlling interest	-	0.3

EBITDA from continuing operations	372.2	374.3

Non-cash stock compensation expense	20.9	10.8
Impairment charges and loss on sale of assets	9.8	2.7
Financing related expenses	4.3	-
U.S. GAAP restructuring amounts	8.0	9.0
Acquisition, integration and other special items	25.6	18.2
Foreign exchange (gain)/loss	9.6	(10.5)
Other (sponsors’ fee, severance, other items)	(0.4)	(3.3)
Total adjustments	77.8	26.9

Estimated cost savings	-	-

Adjusted EBITDA	450.0	401.2

Foreign exchange impact	(18.9)	(20.8)

Adjusted EBITDA at constant currency	468.9	422.0

Adjusted EBITDA	450.0	401.2
Foreign exchange impact at internal budget rates	(5.5)	(8.7)

Budget-Based EBITDA	444.5	409.9

CATALENT 2017 PROXY STATEMENT	A-3

APPENDIX B

PROPOSED SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CATALENT, INC.

Note that the proposed certificate is marked to show changes from our current Amended & Restated Certificate of Incorporation and assumes that Proposals 4, 5, and 6 are all approved. Text that will be added is marked in bold double underline and text to be deleted is marked in ~~strike through~~. If approved and filed, the deleted text will be deleted and the added text will not be specifically highlighted. If only one or two of Proposals 4, 5, and 6 are adopted, corresponding changes to this form will be made before it is filed.

SECOND AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF CATALENT, INC.

The present name of the corporation is Catalent, Inc. (the “Corporation”). The Corporation was incorporated under the name “PTS Holdings Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 14, 2007~~. This~~, which original Certificate of Incorporation was amended and restated on August 5, 2014. This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ~~and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware~~. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Catalent, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

CATALENT 2017 PROXY STATEMENT	B-1

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000, which shall be divided into two classes as follows:

1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

I.          Capital Stock.

A.          Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.          Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.          Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this

B-2	CATALENT 2017 PROXY STATEMENT

Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

D.          Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.          Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.          The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

AND BYLAWS

A.          Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary~~, at any time when Blackstone (as defined below) beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors~~, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 -2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, and Article IX ~~and Article X~~. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial

CATALENT 2017 PROXY STATEMENT	B-3

ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)~~.~~, or any successor provision thereto.

B.          The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation ~~or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when Blackstone (as defined below) beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law~~, the affirmative vote of ~~the holders of at least 66 2/3%~~a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A.           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the ~~first~~2015 annual meeting of stockholders ~~following the date the Common Stock is first publicly traded (the “IPO Date”)~~, Class II directors shall initially serve for a term expiring at the ~~second~~2016 annual meeting of stockholders ~~following the IPO Date~~ and Class III directors shall initially serve for a term expiring at the ~~third~~2017 annual meeting of stockholders ~~following the IPO Date~~. At each ~~succeeding~~ annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an

B-4	CATALENT 2017 PROXY STATEMENT

increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which ~~his or her~~such director’s term expires and until ~~his or her~~such director’s successor shall be elected and qualified, or ~~his or her~~such director’s death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.           Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding ~~or the rights granted pursuant to the Stockholders Agreement, expected to be dated as of August 5, 2014, by and among the Corporation and certain affiliates of The Blackstone Group L.P. (together with its affiliates other than the Corporation and its subsidiaries (including, without limitation, Blackstone Group Management L.L.C.) other than the Corporation and its subsidiaries, subsidiaries, successors and assigns (including, without limitation, any Blackstone Entity as defined in the Stockholders Agreement), collectively, “Blackstone”) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly~~-, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, ~~by a sole remaining director or by the stockholders; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum,~~ or by a sole remaining director ~~(and not by stockholders)~~. Any director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until ~~his or her~~such director’s successor shall be elected and qualified, or until ~~his or her~~such director’s earlier death, resignation, retirement, disqualification or removal.

C.           Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time ~~either with or without~~but only for cause and only by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, ~~voting as a single class; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon,~~ voting together as a single class.

CATALENT 2017 PROXY STATEMENT	B-5

D.           Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.           During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the provisions of such Preferred Stock, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to ~~his or her~~such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such ~~stock~~Preferred Stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A.           To the fullest extent permitted by the DGCL ~~as it now exists or~~or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.          Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.          ~~At any time when Blackstone beneficially owns, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of~~

B-6	CATALENT 2017 PROXY STATEMENT

~~stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any~~Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B.          Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the ~~Chairman~~Chair of the Board of Directors~~; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, at least 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of Blackstone~~.

C.          An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

~~ARTICLE IX~~

~~COMPETITION AND CORPORATE OPPORTUNITIES~~

~~A.          In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of The Blackstone Group L.P. (the “Original Stockholder”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Original Stockholder and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in~~

CATALENT 2017 PROXY STATEMENT	B-7

~~which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Stockholder, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith~~.

~~B.          None of (i) the Original Stockholder or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.~~

~~C.          The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.~~

B-8	CATALENT 2017 PROXY STATEMENT

~~D.          In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.~~

~~E.          For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Original Stockholder, any Person that, directly or indirectly, is controlled by the Original Stockholder, controls the Original Stockholder or is under common control with the Original Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.~~

~~F.          To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.~~

ARTICLE IX~~ARTICLE X~~

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.          Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, or any successor provisions thereto, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) ~~by~~

CATALENT 2017 PROXY STATEMENT	B-9

persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 -2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.          For purposes of this Article ~~X~~IX, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

~~3.~~	~~“Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Blackstone or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.~~

~~4.~~	~~“Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.~~

3.	~~5.~~ “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation ~~(a)~~ with (a) the interested stockholder, or (b) ~~with~~ any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article ~~X~~IX is not applicable to the surviving entity;

B-10	CATALENT 2017 PROXY STATEMENT

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by

CATALENT 2017 PROXY STATEMENT	B-11

or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	~~6.~~ “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation (including the Corporation), partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	~~7.~~ “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include ~~(a) Blackstone, any Blackstone Direct Transferee, any Blackstone Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b)~~ any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation~~,~~; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.	~~8.~~ “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

B-12	CATALENT 2017 PROXY STATEMENT

(ii)	has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

7.	~~9.~~ “person” means any individual, corporation, partnership, unincorporated association or other entity.

8.	~~10.~~ “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9.	~~11.~~ “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors~~.~~ and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE X~~ARTICLE XI~~

MISCELLANEOUS

A.          If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of

CATALENT 2017 PROXY STATEMENT	B-13

Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.          Unless the Corporation consents in writing to the selection of an alternative forum, the ~~Court of Chancery~~courts of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said ~~court~~courts having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if ~~the Court of Chancery~~no court of the State of Delaware ~~dismisses any such action for lack of subject matter~~shall have jurisdiction over such action, such action may be brought in ~~another state~~a federal court sitting in the State of Delaware, or, if not there, in any other court in the United States having jurisdiction over such action. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and ~~consents~~provided consent to the provisions of this Article ~~XI~~X(B).

[Remainder of Page Intentionally Left Blank]

B-14	CATALENT 2017 PROXY STATEMENT

IN WITNESS WHEREOF, Catalent, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ~~17th~~[●] day of ~~July~~[●], 201~~4~~7.

CATALENT, INC.

CATALENT 2017 PROXY STATEMENT	B-15

CATALENT, INC. 14 SCHOOLHOUSE ROAD SOMERSET, NJ 08873

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E32244-P97350 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CATALENT, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:	For	Against	Abstain

	1a. Rolf Classon	☐	☐	☐

	1b. Gregory T. Lucier	☐	☐	☐		For	Against	Abstain

	1c. Uwe Röhrhoff	☐	☐	☐	5. To approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for shareholders to remove directors for cause.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

2.	Ratify the appointment of Ernst & Young LLP as the independent auditor of the Company.	☐	☐	☐

6.     To approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate obsolete provisions and make other non-substantive and conforming changes.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

						☐	☐	☐
3.	To approve, by non-binding vote, the compensation of our named executive officers (say-on-pay).	☐	☐	☐
4.	To approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for shareholders to amend our Bylaws.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2017 Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

E32245-P97350

CATALENT, INC.

Annual Meeting of Shareholders

November 2, 2017 8:30 AM

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Steven L. Fasman and Jose Ibietatorremendia, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Catalent, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM on November 2, 2017, at Catalent, Inc., 14 Schoolhouse Road, Somerset, New Jersey 08873, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1